Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

among

MATTHEWS INTERNATIONAL CORPORATION

and

DURAVANT LLC

Dated as of November 12, 2025

-i-

-ii-

-iii-

List of Exhibits*

Exhibit A	Restructuring Plan
Exhibit B	Transition Services Agreement
Exhibit C	Estimated Purchase Price Calculation

*

Exhibits A–C to this Exhibit 2.1 have been omitted in reliance on Item 601(a)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. The subject matter of the omitted Exhibits are generally identified in the Table of Contents above. The Registrant agrees to furnish supplementally a copy of the omitted Exhibits to the United States Securities and Exchange Commission or its staff upon request.*

-iv-

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of November 12, 2025 (the “Effective Date”), is entered into by Matthews International Corporation, a Pennsylvania corporation (“Parent”) and Duravant LLC (“Buyer”).

RECITALS

WHEREAS, Parent owns all of the Equity Interests of Matthews Automation Solutions, LLC, a Delaware limited liability company (the “Transferred Entity” and such Equity Interests, collectively, the “Purchased Equity”);

WHEREAS, it is contemplated that, in connection with, and prior to, the consummation of the purchase and sale of the Purchased Equity, Parent will, on the terms and subject to the conditions set forth herein, including in Section 5.15, take the steps set forth on Exhibit A (as may be modified, amended, supplemented in accordance with this Agreement, the “Restructuring Plan”) to, among other things, cause the transfer of the applicable Retained Assets by the Transferred Entity to the Parent Group and the assumption from the Transferred Entity of the Retained Liabilities by the Parent Group prior to or as of the Closing and the transfer of the Business Assets to the Transferred Entity and the assumption of the Business Liabilities by the Transferred Entity prior to or as of the Closing (the “Restructuring”).

WHEREAS, Parent desires to sell and transfer, and Buyer desires to purchase, the Purchased Equity for the consideration set forth in Article II, subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” is defined in Section 2.4(a).

“Action” means any claim, demand, dispute, action, suit, arbitration, mediation, litigation, administrative hearing, investigation, application, petition, complaint, enforcement proceeding or other similar proceeding, at law or in equity, in each case, by or before or otherwise involving any Governmental Entity, arbitrator or mediator.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person; provided, that, from and after the Closing, (a) the Parent Group Entities shall not be considered Affiliates of any Buyer Group Entity and (b) the Buyer Group Entities shall not be considered Affiliates of any Parent Group Entity. For the avoidance of doubt, (a) prior to the Closing, the Transferred Entity shall not be an “Affiliate” of Buyer and (b) as of and following the Closing, the Transferred Entity shall not be an “Affiliate” of Parent or any of its Subsidiaries. Notwithstanding the foregoing, in no event shall Buyer be considered an Affiliate of Warburg Pincus LLC (“Warburg Pincus”) or Carlyle Group Inc. (“Carlyle”), any investment fund affiliated with Warburg Pincus or Carlyle or any portfolio company of any investment fund affiliated with Warburg Pincus or Carlyle, nor shall Warburg Pincus or Carlyle, any investment fund affiliated with Warburg Pincus or Carlyle or any portfolio company of any investment fund affiliated with Warburg Pincus or Carlyle be considered an Affiliate of Buyer.

“Allocation” is defined in Section 7.5.

“Alternative Transaction” means any transaction or series of transactions by any Person or group of Persons (a) involving the issuance, sale or disposition of any Equity Interests of the Transferred Entity, (b) involving, directly or indirectly, any sale, lease, exchange, transfer, license, sublicense or disposition of a material portion of the Business Assets or (c) involving any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Business, in each case, other than the transactions contemplated by this Agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Equity Transfer Form and the Restructuring Documents.

“Anticorruption Laws” means any applicable Law relating to anti-money laundering, anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977.

“Assigned Contributors” means Section 5.14(e).

“Atlanta Project” is defined within the definition of Retained Assets.

“Benefit Expiration Date” is defined in Section 6.1.

“Benefit Plan” means (a) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not subject to ERISA), (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, or (c) any other employment, bonus, incentive, severance, retention, consulting, deferred-compensation, change in control, vacation or paid time off policy, pension or retirement plan, health, medical or welfare benefit, insurance or hospitalization program, employee assistance program, disability or sick leave benefit, post-employment pension, retiree health or welfare, savings, or life insurance benefits, flexible benefit plan, cafeteria plan or dependent care plan and any other similar plan, program, policy, agreement, or arrangement, other than any governmental or statutorily mandated program that is maintained by a Governmental Entity.

“Bonus Payments” means, to the extent not satisfied prior to the Closing, any and all sale bonuses, stay bonuses, discretionary transaction bonuses, change-of-control payments, retention or similar amounts payable by the Transferred Entity to any current or former officer, director, employee, independent contractor, consultant or other service provider pursuant to any Contract, Benefit Plan or other arrangement in effect immediately prior to the Closing (other than any agreement providing for such payment entered into on or after the Closing or by or at the express written direction of Buyer), as a result of the execution of this Agreement or in connection with the consummation of the transactions contemplated hereby, together with the employer portion of any applicable FICA, employment, payroll, social security, unemployment or similar Taxes in connection with such obligations.

“Business” means the business of designing, developing, manufacturing, servicing, distributing, marketing and selling warehouse automation systems (including integrated systems involving robotics), including for the tracking and distribution of products with software for warehouse execution systems and warehouse control and handling systems, order fulfillment technologies and picking systems, and controls for material handling systems, as well as designing, developing, manufacturing, servicing, distributing, marketing and selling technologies to automate tracking, picking, conveying, kitting, sorting, assembly, and other material handling tasks, in each case for warehousing and manufacturing; for the avoidance of doubt, the Business shall not include the product identification products and services of Parent and its Subsidiaries (other than the Transferred Entity), including product identification, marking, printing and traceability solutions.

“Business Assets” means, collectively, all right, title and interest in, to and under (i) all assets primarily used or held for use by the Business, and (ii) all right, title and interest in, to and under the following assets:

(a) the Purchased Equity;

(b) all assets, including Tax assets, reflected in Working Capital on the Final Closing Statement;

(c) Cash reflected on the Final Closing Statement and all Restricted Cash primarily related to the Business (the “Transferred Cash”);

(d) all Contracts that are (A) primarily related to the Business, including (i) those Contracts set forth on Schedule 1.1(a)(i), (ii) Split Contracts, (iii) any portion of a Shared Contract elected to be assumed by Buyer in accordance with Section 5.5(b), or (B) the Business IP Licenses (items (A) (i) through (iii) and (B), the “Transferred Contracts”);

(e) the Leased Real Property set forth on Schedule 1.1(b) (the “Transferred Real Property”);

(f) the Business Data;

(g) the Business IP;

(h) the Transferred IT Assets;

(i) all personal property, including inventory, equipment, furniture, fixtures, tools, laptop computers, vehicles and mobile phones, used or held for use primarily in the Business, including all raw materials, work-in-process, supplies, spare parts, unfinished inventory and finished goods whether held at any location or facility owned or leased by Parent or its Affiliates or in transit to Parent or its Affiliates or held on consignment by third parties on behalf of the Business;

(j) all accounts, notes and other receivables of the Business to the extent arising out of the Business or a Transferred Contract, and any security, claim, remedy or other right related to any of the foregoing;

(k) all refunds, credits, prepaid expenses and deposits (including deposits of customers and deposits held by landlords with respect to Leases) primarily related to the Business;

(l) all Business Permits (other than Permits that are not transferrable and that are disclosed on Schedule 1.1(c));

(m) all causes of action, lawsuits, judgments, claims, rights, demands, right of setoff or recoupment and rights arising under Actions against third parties to the extent arising out of the Business, any Business Asset or Business Liability;

(n) other than the Excluded Books and Records, all books, records and data to the extent relating to the Business, the Business Assets, the Business Liabilities or the Transferred Entity, whether in hard copy or computer format, including marketing and advertising materials and customer and subscriber correspondence;

(o) any rights of non-disclosure and confidentiality related to the Business, including other potential acquirors of the Business considered by Parent or any of its Affiliates;

(p) the goodwill to the extent related to the Business;

(q) the assets listed on Schedule 1.1(d);

(r) except as prohibited by applicable Law, all personnel and employment records for employees and former employees of Parent and its Subsidiaries or the Transferred Entity who are Business Employees;

(s) any restrictive covenant agreement to which any Business Employee is a party and that benefits the Transferred Entity;

(t) the Transferred Entity Benefit Plans and any funding related thereto; and

(u) all interests of Buyer or its Affiliates under any Transaction Document.

“Business Data” means all data (including Personal Data) used or held for use in the Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Confidential Information” is defined in Section 5.2(b).

“Business Employee” each (a) Transferred Entity Employee, (b) each individual who performs services primarily dedicated to the Business and who is, immediately prior to the Closing, engaged by the Transferred Entity, Parent or its Subsidiaries pursuant to a Contract for employer of record services or other similar Contract or arrangement and (c) other individuals as mutually agreed between the Parties, not captured in subclauses (a) or (b) and listed on Section 1.1(e) of the Parent Disclosure Schedule.

“Business IP” means (a) the Intellectual Property owned by the Transferred Entity which, for the avoidance of doubt, shall not include the Parent Names or any Intellectual Property with respect thereto (“Company IP”), (b) any Intellectual Property (other than Patents) owned by any Parent Group Entity that is used in the Business, including the Domain Names, registered and unregistered Marks set forth on Section 1.1(f)(i) of the Parent Disclosure Schedule and the Intellectual Property in or to the products set forth on Section 1.1(f)(ii) and (c) any Patents owned by any Parent Group Entity that are (x) used in the Business or (y) not used in any business of any Parent Group Entity (including the Retained Businesses) and related to the Business, including the patents set forth on Schedule 1.1(f)(iii) of the Parent Disclosure Schedule (the Intellectual Property described in clauses (b)-(c), collectively “Transferred IP”).

“Business IP License” means any Contract pursuant to which (i) the Transferred Entity receives a license or covenants not to sue under, or is otherwise permitted by a third party to use, any Intellectual Property or (ii) any Parent Group Entity receives a license or covenants not to sue under, or is otherwise permitted by a third party to use, any Intellectual Property used in the Business.

“Business IP License Consent” is defined in Section 5.5(a).

“Business Liabilities” means, collectively, the following Liabilities, whether arising before, at, or after the Closing, but excluding the Retained Liabilities:

(a) all Liabilities (other than for Taxes, which are addressed in clause (d), below) of Parent and its Subsidiaries, in each case to the extent arising from or related to the Business or the Business Assets;

(b) all Liabilities reflected in Working Capital on the Final Closing Statement;

(c) all Liabilities arising under any of the Transferred Contracts;

(d) all Liabilities for Taxes, other than Excluded Taxes, imposed on or in respect of any Business Assets, the Business or imposed on the Transferred Entity for any Post-Closing Tax Period;

(e) all Environmental Liabilities to the extent arising from or related to the Business, the Business Assets or the Business Liabilities to the extent related to the Business, other than the Retained Environmental Liabilities;

(f) all Liabilities relating to the use, application, malfunction, defect, design, operation, performance or suitability of any product sold or distributed or service rendered by the Business; and

(g) all Liabilities, (i) expressly assumed by Buyer pursuant to Article VI of this Agreement (the “Transferred Employee Liabilities”) or (ii) with respect to each Transferred Entity Benefit Plan.

“Business Permits” is defined in Section 3.9.

“Buyer” is defined in the introductory paragraph.

“Buyer 401(k) Plan” is defined in Section 6.4.

“Buyer Disclosure Schedule” means the series of schedules corresponding to the sections contained in Article IV and containing the information disclosed pursuant to, and certain exceptions to, the representations and warranties in such Article, which are delivered by the Buyer concurrently with the execution and delivery of this Agreement and incorporated herein.

“Buyer-Prepared Tax Return” is defined in Section 7.1(a).

“Buyer Group” means Buyer and its Affiliates (including after Closing, the Transferred Entity).

“Buyer Group Entity” means any entity within the Buyer Group.

“Buyer Indemnitees” is defined in Section 9.1.

“Buyer MAE” means any event, change, development or effect that is or would reasonably be expected to be materially adverse to, or materially delay, the ability of Buyer to perform its obligations under any Transaction Document or to consummate the Closing.

“Buyer Releasees” is defined in Section 11.16(a).

“Carlyle” is defined within the definition of Affiliate.

“Cash” means the aggregate of all cash, cash equivalents (including cash on hand, marketable securities, short-term investments and other liquid investments), bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items, in each case, to the extent convertible into cash within ninety (90) days, of the Transferred Entity as of the Measurement Time. Cash shall (a) include third party checks, wires, drafts and electronic funds transfers issued, deposited or held for the account of the Transferred Entity that have not yet “cashed” or cleared as of the Measurement Time and calculated in accordance with the Accounting Principles (but excluding, solely for purposes of avoiding duplication, any such checks or electronic funds transfers otherwise included or taken into account as current assets in the calculation of Working Capital), (b) be net of outstanding checks, wires, drafts and electronic funds transfers issued by the Transferred Entity to third parties as of the Measurement Time that have not yet “cashed” or cleared (but excluding, solely for purposes of avoiding duplication, any such checks or electronic funds transfers otherwise included or taken into account as current liabilities in the calculation of Working Capital) and (c) exclude (i) Restricted Cash and (ii) cash held in respect of the Atlanta Project and the QLICI Contracts.

“Cash Incentive Compensation” is defined in Section 6.6.

“Claim” is defined in Section 9.4.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any combined, consolidated or unitary Tax Return that includes any Parent Group Entity, on the one hand, and the Transferred Entity, on the other hand.

“Competition and Foreign Investment Expenses” means any filing fees with respect to the notifications required under the HSR Act and any other Competition and Foreign Investment Laws incurred by a Party or any of their respective Affiliates in connection with the Transactions.

“Competition and Foreign Investment Laws” means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade and all Laws with respect to foreign investment.

“Confidential Information” is defined in Section 5.2(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 30, 2025, between the Parties.

“Contract” means any contract, subcontract, lease, sublease, instrument, note, mortgage, indenture, license, commitment, arrangement, option or other agreement (including any purchase order, sales order, task order, work order or delivery order), in each case, whether written or oral; provided, however, that for the avoidance of doubt, no Order, Permit or Parent Group Benefit Plan shall be considered a Contract.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Covered Staffing Agency” means Section 5.14(e).

“Current Representation” is defined in Section 11.14(a).

“Debt Financing” means the debt financing arrangements obtained or to be obtained by the Buyer or its designated acquisition entities to fund the transactions contemplated by the Agreement, including any loans, credit facilities, notes, or other indebtedness and related commitments.

“Designated Person” is defined in Section 11.14(a).

“Debt Financing Sources” means each financial institution that has committed to provide, or otherwise entered into agreements in connection with, the Debt Financing, including the lenders and any commitment parties under any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their respective Representatives.

“Definitive Agreements” means the definitive agreements related to the Debt Financing, and encompasses documents relating to the provision of guarantees supporting the Debt Financing and the pledging of collateral, as well as related perfection certificates and other customary documents.

“Direct Claim” is defined in Section 9.4(a).

“D&O Indemnified Persons” is defined in Section 5.10(d).

“D&O Tail” is defined in Section 5.10(d).

“Domain Names” is defined within the definition of Intellectual Property.

“Effective Date” is defined in the introductory paragraph.

“Employee Representative” means any union, works council, information and consultation body, employee forum, staff association, or similar labor organization.

“Enforceability Exceptions” means the effect of any applicable Laws relating to bankruptcy, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

“Environmental Laws” means any Law (including common law) relating to the pollution, cleanup, preservation or protection of the environment, human health and safety (solely as related to exposure to Regulated Substances), and natural resources, including the use, management, handling, manufacture, transportation, treatment, storage, disposal, Release or discharge of or exposure to Regulated Substances.

“Environmental Liabilities” means any Liabilities arising under any Environmental Law or related to or arising out of any presence, Release or threatened Release of or exposure to any Regulated Substance. “Environmental Liabilities” does not include any Liabilities related to or arising out of (i) the sale, distribution, use or misuse of products manufactured, serviced or distributed by the Business; or (ii) the presence, Release, or threatened Release of or exposure to any Regulated Substance in building materials at the Real Property or properties formerly owned or leased by the Business.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“Equity Interest” means any share, unit, capital stock, partnership, limited liability company, membership or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, unit, capital stock, partnership, limited liability company, membership or similar equity interest or that have voting rights.

“Equity Transfer Form” means the equity transfer form, in form and substance reasonably acceptable to the Parties, pursuant to which the transfer of the Purchased Equity shall be effected.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414(b) or Section 414(c) of the Code.

“Estimated Cash” is defined in Section 2.4(a).

“Estimated Closing Statement” is defined in Section 2.4(a).

“Estimated Indebtedness” is defined in Section 2.4(a).

“Estimated Purchase Price” is defined in Section 2.2.

“Estimated Transaction Expenses” is defined in Section 2.4(a).

“Estimated Working Capital” is defined in Section 2.4(a).

“Excluded Entity” means Matthews Integration and Automation, LLC, a Delaware limited liability company and indirect Subsidiary of Parent.

“Excluded Interests” is defined within the definition of Retained Assets.

“Excluded IP” is defined within the definition of Retained Assets.

“Excluded Taxes” means (a) any Taxes imposed on or with respect to the Business or the Business Assets to the extent allocable to any Pre-Closing Period pursuant to Section 7.1(b), (b) any Taxes imposed on the Transferred Entity for any Pre-Closing Period, (c) any Taxes of any Parent Group Entity or any affiliates thereof (other than the Transferred Entity) for any Tax period (including any Taxes required to be withheld from the consideration payable by Buyer to Parent pursuant to this Agreement), including under Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law; (d) any Taxes of a Parent Group Entity for which the Transferred Entity is held liable as successor to any member of any Parent Affiliated Group, by assumption, or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing and (e) Parent’s share of Transfer Taxes determined in accordance with Section 7.3.

“Financial Statements” is defined in Section 3.5(a).

“Final Closing Statement” is defined in Section 2.4(c).

“Final Purchase Price” is defined in Section 2.4(d).

“Financial Advisor” means J.P. Morgan Securities LLC.

“Fraud” means intentional common law fraud under the Law of the State of Delaware with respect to the making of any representation or warranty set forth in Article III or Article IV of this Agreement or in any certificate delivered hereunder. For the avoidance of doubt, “Fraud” does not include constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Freespace Follow-On Investment Agreement” is defined within the definition of Retained Assets.

“Freespace Purchase Agreement” is defined within the definition of Retained Assets.

“Freespace Robotics Shares” means 250,463 shares of Series A1 Common Stock of Freespace Robotics, Inc. issued to Matthews Automation Solutions, LLC pursuant to an in-kind investment made in January 2025.

“Fundamental Representations” means the representations and warranties made pursuant to Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.3, and Section 3.4(b).

“FY2024” means the fiscal year ended September 30, 2024 for the Business.

“GAAP” means generally accepted accounting principles in the United States in effect (a) with respect to financial information for periods ending on or after the Effective Date, as of the Effective Date, and (b) with respect to financial information for periods ending prior to the Effective Date, as of the dates of the relevant financial statements.

“General Information Schedule” means the series of schedules corresponding to certain Sections contained in this Agreement and containing the information described in the applicable corresponding Section of this Agreement, which are delivered by the Parties concurrently with the execution and delivery of this Agreement and incorporated herein.

“Governmental Entity” means any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Guarantee” means any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax Liability Accrual” means the amount, which shall not be less than zero (0) in any jurisdiction, equal to any accrued and unpaid Income Taxes of (or required to be paid by) the Transferred Entity with respect to any Pre-Closing Period that are first due to be paid after the Closing Date. Such accrued and unpaid Income Taxes of the Transferred Entity for a Pre-Closing Tax Period shall be calculated by: (a) including any amount included in Transaction Tax Deductions as a deduction in a Pre-Closing Period to the extent such amount is at least “more likely than not” properly deductible in such period under applicable Law; (b) if applicable, applying the safe harbor election under Rev. Proc. 2011-29 to any “success based fees” included in Transaction Tax Deductions and deducting at least 70% of any such success based fees; (c) with respect to any Straddle Period, by including the portion of Taxes of the Transferred Entity for the portion of the Straddle Period that runs through the end of the Closing Date by applying the principles of Section 7.1(b); (d) by excluding any Income Taxes attributable to or resulting from Buyer’s breach of Section 7.4 and Income Taxes to the extent reported or required to be reported on Tax Returns of a Parent Affiliated Group; and (e) in accordance with past practice (including reporting positions, jurisdictions, elections, and accounting and valuation methods) of the Transferred Entity, in preparing Income Tax Returns, unless otherwise required by applicable Law or a change in applicable business operations or transactions of the Transferred Entity.

“Income Taxes” means any Tax based upon or measured by net or gross income or receipts (including franchise taxes measured by net or gross income or receipts).

“Indebtedness” means, without duplication, in each case as of the Measurement Time: (a) all obligations of the Transferred Entity for borrowed money or in respect of loans or advances, (b) all obligations of the Transferred Entity evidenced by notes, debentures, drawn letters of credit, performance bonds, appeal bonds, bank guarantees, surety bonds or other similar instruments or debt securities, (c) all obligations to pay the deferred or unpaid purchase price of goods, businesses, assets, properties or services, whether or not contingent (except trade payables arising in the ordinary course of business to the extent included as a current liability in the calculation of Working Capital), contingency payments, earn-outs, post-closing true-up obligations, seller notes, “stay” bonuses associated with historic acquisitions (and related payroll Taxes), or other similar deferred purchase price obligations calculated as the maximum amount payable under or pursuant to such obligation; (d) all obligations of the Transferred Entity secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than a Permitted Lien) on property owned or acquired by the Transferred Entity, (e) all obligations of the Transferred Entity as lessee under leases that have been recorded as finance leases in the Financial Statements or which are required to be recognized as finance leases in accordance with the Accounting Principles, (f) all derivatives, hedges, swaps, collars and similar obligations, valued at the terminal value thereof, in each case, determined after offsetting any asset positions against any liability positions and which amount shall not be less than $0, (g) all accrued but unpaid Cash Incentive Compensation (excluding any amounts associated with the short-term incentive plan related to the 2026 fiscal year) for any fiscal year completed as of the Closing (including the employer portion of any applicable FICA, employment, payroll, social security, or similar taxes related to such payments); (h) all liabilities in respect of unfunded or underfunded defined benefit pension plans, including any termination indemnities, non-qualified deferred compensation and/or post-termination or retiree health, welfare or life insurance benefits, in each case to the extent assumed as a Business Liability (for the avoidance of doubt, any 401(k) funding or employer 401(k) match shall be excluded to the extent included as a current liability in Working Capital); (i) the Income Tax Liability Accrual, (j) the long-term portion of deferred revenue calculated in accordance with the Accounting Principles, (k) any accrued and unpaid Taxes of the Transferred Entity arising from or incurred as a result of the Restructuring, which amount shall not be less than zero (0); (l) declared and unpaid dividends or distributions or amounts owed to Parent or any Affiliate of Parent, (m) the amount of any Cash distributed, transferred or paid by the Transferred Entity between the Measurement Time and the Closing, (n) the debt-like items in the amounts set forth on Schedule 1.1(g), (o) all fees, costs and expenses associated with repayment, accrued or unpaid interest, premiums, Taxes or penalties related to any of the foregoing clauses (a) through (l), (p) any unpaid amount resulting from under any Guarantee by the Transferred Entity of any Indebtedness described in clauses (a) through (n), but excluding (i) operating or facility lease obligations; (ii) any of the foregoing to the extent included in (x) Retained Liabilities (other than Excluded Taxes that are properly included in the Income Tax Liability Accrual), (y) Working Capital or (y) Transaction Expenses, (iii) letters of credit, performance bonds, bankers’ acceptances or similar obligations, unless drawn or (iv) any intercompany indebtedness owing by one Transferred Entity to another Transferred Entity to the extent reconciled and eliminated prior to the Measurement Time.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Independent Accounting Firm” is defined in Section 2.4(c).

“Initial Closing Statement” is defined in Section 2.4(b).

“Insurance Policies” is defined in Section 3.22.

“Intellectual Property” means any and all statutory and/or common law intellectual property rights and similar proprietary rights, in any jurisdiction throughout the world, in each case whether registered or unregistered including all rights in or to the following: (a) all issued or pending United States and foreign patents or patent applications (including provisionals, continuations, divisionals, continuations-in-part, reissues, extensions or reexaminations thereof, and all patents that may issue on such applications, including any foreign counterparts thereof), inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, utility models, and all rights in any of the foregoing provided by applicable Law (“Patents”); (b) trademarks, service marks, trade dress, trade names, service names, brand names, slogans, logos and corporate names, other similar designations of source or origin and registrations and applications for registration thereof and all extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing (“Marks”); (c) World Wide Web addresses and domain names and applications and registrations therefor (“Domain Names”) and social media accounts; (d) copyrights, copyrightable works and works of authorship, registrations and applications for registration thereof, moral rights and rights equivalent thereto and all equivalent rights in any of the foregoing provided by applicable Law; (e) Software; (f) trade secrets, know-how, proprietary information, methods, methodologies, discoveries, formulae, practices, processes, procedures, ideas, specifications, business or financial information (including customer and supplier lists), research and development information, drawings, technical or engineering data and other non-public or confidential information (“Trade Secrets”); (g) designs, industrial designs and all registrations and applications thereof; (h) databases and data compilations (or other collections of information, data, works or other materials); and (i) analogous rights to the foregoing.

“Intercompany Arrangements” is defined in Section 5.8.

“Intercompany Contract” is defined in Section 3.19(a).

“Interim Date” means September 30, 2025.

“Interim Period” means the period beginning October 1, 2024 and ending on the Interim Date.

“Key Employees” means each of the Persons listed on Schedule 1.1(h).

“IT Systems” means all information technology systems, including related software, hardware, networks, servers, interfaces, platforms, equipment and other systems owned, leased, managed, licensed, or used in or necessary for the operation of the Business as conducted as of the Closing Date.

“Knowledge of Buyer” means the actual knowledge of Guy Keller and Michael LaBelle.

“Knowledge of Parent” means the actual knowledge after due inquiry of Joe Bartolacci, Dan Stopar, Lee Lane, Gary Cash, Mark Slaven and Ron Awenowicz.

“Labor Agreement” means any collective bargaining agreement, works agreement, reconciliation of interests, social plan, or other agreement with a labor union, works council or like organization to which any member of the Parent Group or the Transferred Entity is a party or by which it or they are bound (including any national or industry labor agreement) and that governs any terms and conditions of employment of any Business Employee.

“Law” means any federal, state, local, foreign or supranational law, statute, regulation, ordinance, rule, Order or decree by any Governmental Entity.

“Lease” defined in Section 3.12(h).

“Leased Real Property” is defined in Section 3.12(h).

“Legal Advisor” means K&L Gates LLP.

“Legal Restraints” is defined in Section 8.1(b).

“Liability” means all Indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” means all liens, charges, pledges, mortgages, easements, judgments, claims, security interests, conditional sale or other title retention agreements, purchase agreements, title exceptions, defects in title, right of first offer or refusal or other restriction on voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Lookback Date” means January 1, 2022.

“Losses” means any loss, Liability, Action, demand, claim, action, cause of action, charge, cost, damage, interest, deficiency, Tax, penalty, fine or documented out-of-pocket expenses (including costs of investigation and costs of enforcement, reasonable attorneys’, accountants’ and other professionals’ fees, disbursements and expenses), and including as related to enforcing rights to indemnification hereunder, in each case whether or not arising out of any claims by or on behalf of any Third Party; provided, however, that “Losses” shall not include any punitive or other similar damages or any consequential or incidental damages unless (x) awarded to a third party or (y) in the case of consequential or incidental damages, to the extent reasonably foreseeable.

“MAE” means any state of facts, circumstance, condition, event, change, development, result or effect (“Effect”) that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, tangible and intangible assets, financial condition or results of operations of the Business, taken as a whole, or the Transferred Entity; provided, that no such Effect to the extent resulting or arising from any of the following matters shall be deemed to constitute or contribute to, or be taken into account in determining whether there has been, an MAE: (a) changes in general political, economic, financial or capital markets conditions (including changes in interest rates, exchange rates, commodity prices, costs of goods, tariffs, trade wars and credit markets), (b) any act of civil unrest, war, sabotage, terrorism or military actions, or the escalation thereof, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, (c) any changes in conditions resulting from natural or manmade disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19 and any mutation thereof) or public health emergencies (as declared by the World Health Organization, the Health and Human Services Secretary of the United States, Public Health England or the European Centre for Disease Prevention and Control), (d) the failure, in and of itself, of the financial or operating performance of the Transferred Entity to meet internal or published, Parent’s or analyst projections, forecasts, estimates, predictions or budgets for any period (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to an MAE; provided, further, that this clause (d) shall not be construed as implying that Parent is making any representation or warranty hereunder with respect to any internal or published Parent or analyst projections, forecasts or budgets), (e) any action expressly required by this

Agreement (other than compliance with Section 5.4), (f) any changes following the announcement of the transactions contemplated by this Agreement with respect to the relationships, contractual or otherwise, of the Business with employees, labor unions, works councils, financing sources, customers, suppliers, partners or other business relationships, in each case, solely attributable to the execution, announcement or pendency of any Transaction Document or the terms thereof (including the identity of Buyer) (provided that the exceptions in this clause (f) will not apply with respect to the representations and warranties contained in Section 3.4 or to Section 8.2(a) to the extent related to such portions of such representations and warranties) (as qualified by matters disclosed in the Parent Disclosure Schedule), or (g) any Change in Law or GAAP or the official interpretation of GAAP; provided, however, that any Effect arising out of relating to any of the matters described in clauses (a), (b), (c), (d) or (g) immediately above shall be taken into account in determining whether an MAE has occurred or would reasonably be expected to occur to the extent (and only to the extent) that such event, change, development or effect has a disproportionate effect on the Business or the Transferred Entity, compared to any other company or business in the industries in which the Business or the Transferred Entity conduct its businesses. For purposes of Section 8.2(a) and Section 8.2(c), the results, findings, conclusions or similar information revealed by or described in the Report shall not be considered in determining whether (x) the failure of any representation or warranty to be true and correct would reasonably be expected to have an MAE or (y) there has occurred an MAE.

“Marks” is defined within the definition of Intellectual Property.

“Material Contracts” is defined in Section 3.16(a).

“Material Customer” is defined in Section 3.16(c).

“Material Supplier” is defined in Section 3.16(c).

“Measurement Time” means 12:01 a.m. Eastern Standard Time on the Closing Date and, for the avoidance of doubt, after giving effect to the Restructuring.

“Non-Transferable Asset” is defined in Section 5.15(h).

“Notice of Disagreement” is defined in Section 2.4(c).

“Novated Contracts” is defined in Section 5.15(c).

“Omitted Purchase Order” is defined in Section 3.16(a)(i).

“Omitted Services” is defined in Section 5.20.

“Open Source Software” means any Software that is licensed, distributed or conveyed under a license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, Academic Free License, BSD license and Apache license) or under any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software” or “open source software” or under license terms that require as a condition for use, modification or distribution that such Software, or other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed, licensed or distributed in source code form, be licensed for the purpose of making derivative works or be subject to any restriction on the consideration to be charged for the distribution thereof.

“Order” means any outstanding order, judgment, writ, injunction, stipulation, award or decree, in each case of any court of competent jurisdiction.

“Organizational Documents” means (a) any certificate or articles of incorporation, organization or formation and bylaws or partnership, limited liability company or operating agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law; and (c) any amendment or modification to any of the foregoing.

“Outside Date” is defined in Section 10.1(b)(i).

“Owned Real Property” is defined in Section 3.12(a).

“Parent” is defined in the introductory paragraph.

“Parent 401(k) Plan” is defined in Section 6.4.

“Parent Affiliated Group” means any consolidated or affiliated Tax group of which a Parent Group Entity is (or was) the parent or a member.

“Parent Disclosure Schedule” means the series of schedules corresponding to the sections contained in Article III and containing the information disclosed pursuant to, and certain exceptions to, the representations and warranties in such Article, which are delivered by the Parent concurrently with the execution and delivery of this Agreement and incorporated herein.

“Parent Group Benefit Plan” means each Benefit Plan sponsored or maintained by a Parent Group Entity for the benefit of Business Employees and/or former employees of the Transferred Entity that is not a Transferred Entity Benefit Plan.

“Parent Group” means, collectively, Parent and its Subsidiaries but excluding the Transferred Entity.

“Parent Group Entity” means any entity within the Parent Group.

“Parent Guarantees” is defined in Section 5.9(a).

“Parent Indemnitees” is defined in Section 9.2.

“Parent Names” means any trademarks, names, service marks, or logos of Parent or any of its Affiliates that are listed on Schedule 1.1(i) of the Parent Disclosure Schedule, or any name, trademark, service mark or logo that is confusingly similar to any of the foregoing, but excluding any of the same that constitute Business IP.

“Parent Releasees” is defined Section 11.16(c).

“Party” means Parent or Buyer.

“Patents” is defined within the definition of Intellectual Property.

“Performance Guarantees” is defined in Section 5.9(a).

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” means (a) statutory or common law Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that (i) are related to obligations that are not yet delinquent or that are being contested in good faith or (ii) for which adequate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges or levies that are not due or payable as of the Closing Date or that are being contested in good faith by appropriate Actions, (d) Liens specifically disclosed on the Financial Statements, (e) encumbrances, restrictions on real property and other matters of title (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property) and other title defects or imperfections of title that do not detract from the value in any material respect of or impair in any material respect the use, occupancy or marketability of title of the property affected by such defect or imperfection, (f) any matters or conditions that would be shown by a current, accurate survey or physical inspection of any Real Property and would not reasonably be expected to detract in any material respect from the value, or impair in any material respect the use, occupancy or marketability of title of the affected Real Property, (g) zoning, building, land use and other similar restrictions which are imposed by any Governmental Entity with relevant jurisdiction and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Transferred Entity, (h) Liens that have been placed by any developer, landlord or other Third Party on property owned by third parties or Liens in favor of the landlords and licensors under leases and licenses, not materially interfering with the ordinary conduct of the Business as a whole, (i) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, and (j) Liens not created by Parent or any of its Subsidiaries that affect the underlying fee interest of any Leased Real Property, (k) Liens created under federal, state or foreign securities Laws, (l) non-exclusive licenses of Intellectual Property to customers or service providers for the use by such customers of the Business’ products or services or the provision by such service providers of services to the Business, in each case granted in the ordinary course of business, and (m) all Encumbrances for Indebtedness that will be terminated at or prior to the Closing in accordance with this Agreement.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Data” means any information (a) that alone, or in combination with other information, identifies, describes, relates to or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable person, device, or household or (b) defined as “personal information,” “personal data,” “personally identifiable information,” “protected health information” or any analogous term under any applicable Law.

“Post-Closing Adjustment” is defined in Section 2.4(d).

“Pre-Closing Occurrences” is defined in Section 5.10.

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Post-Closing Representation” is defined in Section 11.14(a).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of a taxable period through the end of the Closing Date for any taxable period that includes, but does not end on, the Closing Date.

“Privacy Laws” means applicable Laws relating to data privacy, data security or the Processing of Personal Data, including, but not limited to, the General Data Protection Regulation (Regulation (EU) 2016/679) and any national implementing legislation thereof, the California Consumer Privacy Act of 2018, as amended, Section 5 of the Federal Trade Commission Act, and any other U.S. state data security or data breach notification Laws.

“Process” means any operation (or set of operations) which is performed upon Personal Data, by any means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment, combination, blocking, erasure or destruction.

“Proposed Allocation Statement” is defined in Section 7.5.

“PTO Transition Date” is defined in Section 6.5.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Recovery Costs” is defined in Section 5.10(c).

“Registered Business IP” means all issued patents, published and unpublished patent applications, registered trademarks, registered copyrights, internet domain names and applications for any of the foregoing, in each case, that constitutes Business IP.

“Regulated Substance” means any (a) pollutant, contaminant, chemical, or any toxic or hazardous substance, agent, material or waste for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to any applicable Environmental Law, (b) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other similar petroleum product, (c) asbestos and asbestos containing material, (d) polychlorinated biphenyls, methane or radon, and (e) those per- and polyfluoroalkyl substances.

“Related Party Contract” is defined in Section 3.19(b).

“Release” means actual or threatened release, depositing, discharging, dispersing, disposing, dumping, emitting, emptying, escaping, injecting, leaching, leaking, pumping, pouring, spilling, or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Release Documentation” is defined in Section 5.9.

“Remedial Action” means any and all actions to (a) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Regulated Substance in the environment, (b) prevent the Release or threat of release or minimize the further Release of a Regulated Substance, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors, managers, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Approval” is defined in Section 8.1(a).

“Resolution Period” is defined in Section 2.4(c).

“Restricted Cash” means (a) all cash held in escrow or as a security or other deposit, and which is deposited with any Person and (b) cash or cash equivalents securing letters of credit or other payment obligations.

“Restructuring” is defined in the Recitals.

“Restructuring Document” is defined in Section 5.15(e).

“Restructuring Plan” is defined in the Recitals.

“Retained Assets” means, collectively:

(a) all of the Equity Interests of the Excluded Entity (the “Excluded Interests”);

(b) all cash and cash equivalents of Parent and its Subsidiaries (other than the Transferred Cash);

(c) except for the Transferred Real Property, all of Parent’s and its Subsidiaries’ right, title and interest in owned real property and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(d) except for the Transferred Contracts, all Contracts;

(e) all causes of action (including counterclaims) and defenses against third parties to the extent relating to any of the Retained Assets or the Retained Liabilities as well as any books, records and privileged information relating thereto;

(f) except for the Business IP, all Intellectual Property (including rights to the Parent Names) (the “Excluded IP”);

(g) all Permits that are not primarily related to the Business and the Permits that are not transferrable in accordance with their terms and that are set forth on Schedule 1.1(j);

(h) all refunds of, credits, or other Tax assets relating to any Tax of Parent and its Subsidiaries or any of their Affiliates (other than the Transferred Entity);

(i) subject to, and without limiting Buyer’s rights expressly provided under Section 5.10, the Insurance Policies;

(j) all interests of Parent and its Subsidiaries under any Transaction Document;

(k) all personnel and employment records for employees and former employees of Parent and its Subsidiaries or the Transferred Entity who are not Business Employees;

(l) all Parent Group Benefit Plans;

(m) (i) all corporate minute books (and other similar corporate records) and stock records of Parent and its Subsidiaries (other than the Transferred Entity), (ii) any books and records to the extent relating to the Retained Assets or the Retained Liabilities, (iii) all Tax Returns, including any Combined Tax Return relating to any Tax of Parent and its Subsidiaries or any of their Affiliates (other than the Transferred Entity) and excluding any such Tax Returns (other than Income Tax Returns) to the extent relating exclusively to the Business or the Business Assets, (iv) any books and records or other materials of or in the possession of Parent and its Subsidiaries or the Transferred Entity that (A) any of Parent and its Subsidiaries are required by Law to retain or (B) any of Parent and its Subsidiaries reasonably believes are necessary to enable Parent and its Subsidiaries to prepare and/or file Tax Returns and (v) any copies of any books and records that Parent and its Affiliates retain pursuant to Section 5.1(d) (in each case of clause (ii) through (v), copies of which will be made available to Buyer at no cost to Buyer upon request, to the extent permitted by Law and to the extent related to the Business or the Transferred Entity) (the “Excluded Books and Records”);

(n) (i) all records and reports prepared or received by Parent or any of its Affiliates in connection with the sale of the Business or the Transactions, including all analyses relating to the Business or Buyer so prepared or received, and (ii) all privileged communications described in Section 11.14;

(o) the lease related to the Business’ proposed facility in Atlanta, Georgia (the “Atlanta Project”), as well as any Contracts related to capital expenditures to be made in connection therewith;

(p) the Freespace Robotics Shares;

(q) (i) that certain Private Placement Subscription Agreement, effective as of July 28, 2025, by and between Matthews International Corporation and Freespace Robotics, Inc. (the “Freespace Follow-On Investment Agreement”) and (ii) the Purchase, Investment and Preferred Systems Integrator Agreement, dated July 28, 2025, by and between Freespace Robotics, Inc. and the Transferred Entity (the “Freespace Purchase Agreement”);

(r) The fees, expenses, costs or charges of any Parent Group Entity as a result of the contemplation, negotiation, efforts to consummate or consummation of the Transactions.

(s) the assets listed on Schedule 1.1(k); and

(t) except for the assets falling under the definition of “Business Assets” herein (whether or not primarily related to the Business), any other assets, properties, rights, agreements, Contracts, instruments and claims of Parent and its Subsidiaries or the Transferred Entity not primarily related to the Business, wherever located, whether tangible or intangible, real, personal or mixed.

“Retained Business” means the businesses of the Parent Group (other than the Business).

“Retained Business Confidential Information” is defined in Section 5.2(b).

“Retained Liabilities” means, collectively, all Liabilities that are not Business Liabilities, including the following Liabilities, whether arising prior to, on or after the Closing Date:

(i) (A) any Indebtedness of Parent and its Subsidiaries or (B) any Liabilities under any guaranty by the Transferred Entity in effect as of the Closing of any Indebtedness of any Third Party except, in the case of this clause (B), except to the extent reflected in the Final Purchase Price;

(ii) all Excluded Taxes;

(iii) all Liabilities, including any Taxes for any Tax period arising from, or incurred directly as a result of the Restructuring;

(iv) all Transaction Expenses except to the extent reflected in the Final Purchase Price;

(v) all Liabilities arising from or related to (A) any Retained Asset, including (x) Liabilities under Shared Contracts to the extent not related to the Business or to the extent not elected to be assumed by Buyer pursuant to Section 5.5(b) and (y) all Liabilities related to Contracts that are not Transferred Contracts, or (B) the Retained Business;

(vi) all Liabilities for which Parent or any of its Affiliates are responsible pursuant to the terms of this Agreement or any Ancillary Agreement;

(vii) (A) all Liabilities arising from litigation, arbitration, administrative, workers’ compensation or other Actions, pending or threatened against Parent or any of its Subsidiaries to the extent relating to the Retained Assets or the Retained Businesses and all performance obligations under any non-financial settlement obligation to the extent relating to the Retained Assets or Retained Businesses, (B) any Actions brought against Parent or its Subsidiaries by any stockholder, member or partner of Parent or any of its Subsidiaries in their capacity as such stockholder, member or partner;

(viii) all Liabilities relating to, arising out of or resulting from the Atlanta Project, including Liabilities relating to or arising out of (a) the QLICI Loan and Security Agreement, dated as of September 4, 2025, by and among the Excluded Entity and AMCREF Fund 74, LLC (the “QLICI Loan Agreement”) and (b) any other Contract entered into or contemplated to be into in connection with the QLICI Loan Agreement by Parent, the Transferred Entity, the Excluded Entity or any other Parent Group Entity, including the QALICB Indemnification Agreement, dated September 4, 2025, by and among the Excluded Entity, Saueressig North America, Inc., Parent, the Transferred Entity and Capital One (the Contracts in clauses (A) and (B), “QLICI Contracts”);

(ix) any Liability of Parent or its Subsidiaries with respect to any Parent Group Benefit Plan;

(x) all Liabilities relating to, arising out of, or resulting from the employment or services, or termination of employment or services of any current or former employee of any Parent Group Entity or, prior to the Closing, the Transferred Entity (including, for the avoidance of doubt, any Business Employee) other than the Transferred Employee Liabilities. For the avoidance of doubt, “Retained Liabilities” shall include Liabilities relating to, arising out of, or resulting from Parent’s termination of services of Business Employees who are employed pursuant to a Contract for employer of record services or other similar Contract or arrangement; and

(xi) all Environmental Liabilities to the extent arising from or related to the Retained Assets or the Retained Business, whether arising prior to, on or after the Closing Date (the Liabilities in clauses (A) and (B), collectively, the “Retained Environmental Liabilities”);

(xii) all costs of delivering all Business Assets to Buyer or the Transferred Entity (including segregated Business Data), except to the extent otherwise set forth in this Agreement or the Transition Services Agreement;

(xiii) all Liabilities arising or relating to the Freespace Robotics Shares, the Freespace Follow-On Investment Agreement and Freespace Purchase Agreement; and

(xiv) the Liabilities set forth on Schedule 1.1(l).

“RWI Policy” is defined in Section 5.10(e).

“Sale” is defined in Section 2.1.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced by a Governmental Entity, including but not limited to those imposed, administered or enforced from time to time by the United States (including through the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or any other relevant jurisdiction.

“Sanctioned Person” means a Person with whom or which transactions or dealings are restricted or prohibited under Sanctions, including as a result of the Person being (i) named on a Sanctions-related list of designated Persons, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, (ii) located in, a resident of, or incorporated under the laws of, any country or territory that is the target of comprehensive country- or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk, Kherson, Luhansk and Zaporizhzhia regions of Ukraine, (each, a “Sanctioned Territory”)), (iii) a Governmental Entity that is the subject of comprehensive/blocking-type Sanctions (including Venezuela), or (iv) directly or indirectly owned or controlled by, or acting on behalf of, any of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Breach” means any (a) breach of security or other incident (including cyberattacks and ransomware attacks) relating to, violations or outages of, or unauthorized intrusion or access to, or uses of, any IT System or (b) breach, loss, theft, or misuse, or the rendering unavailable of, or unauthorized or unlawful Processing of or access to, any Trade Secrets included in the Business IP or Business Data.

“Shared Contract” is defined in Section 5.5(b).

“Shared Location” is defined in Section 5.5(c).

“Software” means all computer programs, applications and software, including any and all software implementations of algorithms, models and methodologies (whether in source code, object code or other form, and in any format or programming language), data, databases and collections of data, and related documentation and materials.

“Specified Business IP Licenses” has the meaning set forth in Section 5.5(a).

“Specified Insurance Policies” means, collectively, (a) (i) the Automobile Physical Damage policy provided by Travelers Insurance (TC2J-BAP-9P529757), (ii) Automobile Liability policy provided by Travelers Insurance (TC2JCAP-475M2963-TIL), (iii) Workers Compensation policy provided by Travelers (UB-8P548381-24-51-K) and (iv) General Liability policy provided by ACE American Insurance Company (TC2J-GLSA-474M9798-TIL) and (b) the “Umbrella/Excess Liability Policy” and “Excess Liability” Insurance Policies set forth on Section 5.10 of the Parent Disclosure Schedule (the Insurance Policies in this clause (b), the “Excess Insurance Policies”).

“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

“Sublease” is defined in Section 5.5(c).

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or Controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or others performing similar functions or (b) such first Person is a general partner or managing member with Control over decision-making.

“Surviving Covenants” is defined in Section 11.1(a).

“Tax” means any tax imposed by a Governmental Entity, including any U.S. federal, state, local or non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, escheat, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other duty, assessment or governmental charge in the nature of a tax, together with all interest, penalties and fines or addition imposed with respect to such amounts.

“Tax Claim” is defined in Section 7.1(c).

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Tax Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Tax Authority relating to Taxes, including any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract entered into with any other Person, excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

“Third Party” means any Person other than Parent, Buyer or their respective Affiliates.

“Third-Party Claim” is defined in Section 9.4(a).

“Third-Party Payments” is defined in Section 9.3(a).

“Trade Control Laws” means all applicable export, import, customs, anti-boycott, and other trade programs and similar Laws administered, enacted or enforced by any Governmental Entity, including the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the U.S. Export Administration Regulations (15 C.F.R. Parts 730-774), the Arms Export Control Act (22 U.S.C. §§ 2751 et seq.), the U.S. International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Foreign Trade Regulations (15 C.F.R. Part 30), the import Laws administered by U.S. Customs and Border Protection (codified at Title 19 of the Code of Federal Regulations and Title 19 of the U.S. Code), the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury, and all similar and related Laws of all relevant jurisdictions.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means, without duplication, all liabilities incurred or to be incurred or subject to reimbursement, whether accrued for or not, and unpaid as of the Measurement Time by the Transferred Entity for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the Transactions, including (i) the Bonus Payments, (ii) all Liabilities in respect of severance payable to any Transferred Employee (including “double-trigger” severance payments) as a result of a termination of employment or notice of termination by Parent that occurs on or prior to the Closing Date, including the employer portion of any applicable FICA, employment, payroll, social security, unemployment, or similar Taxes payable with respect thereto and any fees and expenses of consultants, investment bankers, brokers, financial advisors, attorneys, accountants or other advisors, and any fees payable by such parties to any Governmental Entity or other third parties, in each case, in connection with the consummation of the Transactions, provided, that, Transaction Expenses shall not include Liabilities related to the D&O Tail or Competition and Foreign Investment Expenses.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” is defined in Section 7.3.

“Transferred Cash” is defined within the definition of Business Assets.

“Transaction Tax Deductions” means any deductions to which the Transferred Entity would be entitled at a “more likely than not” or higher level of confidence for applicable Income Tax purposes with respect to a Pre-Closing Period, to the extent resulting from or otherwise attributable to the payment or accrual of amounts that are included in Working Capital, Indebtedness or Transaction Expenses (including, for purposes of clarity, any item paid before the Closing that, if unpaid as of the Closing, would have been included in the calculation of Working Capital, Indebtedness, or Transaction Expenses). The Parties agree to apply the seventy percent safe-harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any “success-based fees” within the scope of such Revenue Procedure.

“Transferred Employee” is defined in Section 6.1(a).

“Transferred Employee Liabilities” is defined within the definition of Business Liabilities.

“Transferred Entity” is defined in the Recitals.

“Transferred Entity Benefit Plan” means each Benefit Plan that is sponsored, maintained or contributed to solely by the Transferred Entity exclusively for the benefit of Business Employees.

“Transferred Entity Credit Support” is defined in Section 5.9.

“Transferred Entity Employee” means each employee (including any employee on an approved leave of absence) of the Transferred Entity as of immediately prior to the Closing.

“Transferred IT Assets” means the IT Systems that are identified on Schedule 1.1(m) or that otherwise relate primarily to the Business.

“Transition Services Agreement” means the Transition Services Agreement, including schedules thereto, to be entered into at the Closing substantially in the form of Exhibit B.

“Warburg” is defined within the definition of Affiliate.

“Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by a Party that knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

“Working Capital” means (a) the aggregate amount of consolidated current assets of the Business (excluding any Retained Assets) minus (b) the aggregate amount of consolidated current liabilities of the Business (excluding any Retained Liabilities), in each case, as of the Measurement Time and calculated in accordance with the Accounting Principles; provided that Working Capital shall exclude any deferred or Income Taxes, Cash, Restricted Cash or Indebtedness or any assets or contra-liabilities in respect of Indebtedness, Transaction Expenses, and any receivables or other amounts due from Parent or any of its Affiliates. An illustrative calculation of Working Capital as of the Interim Date has been included in Part II of Section 2.4(a) of the Parent Information Schedule for illustrative purposes only.

“Working Capital Target” means $857,000.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Sale and Purchase of Purchased Equity. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the Transactions (the “Closing”), Parent shall transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Parent, all of Parent’s right, title and interest in and to the Purchased Equity (the “Sale”) free and clear of any Liens.

Section 2.2 Closing.

(a) The Closing shall take place (i) electronically and remotely by email (in .pdf format) transmission to the Parties and their advisors of the requisite documents, duly executed where required, delivered upon actual confirmed receipt at a mutually agreed time on the date that is three (3) Business Days after the satisfaction or waiver of all conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) or at such date and time as otherwise agreed by the Parties; provided, that (A) the Closing shall at all times be subject to the continued satisfaction or waiver of the conditions set forth in Article VIII as of the applicable Closing Date; (B) the Closing shall not take place prior to December 18, 2025 (the “Inside Date”) without

Buyer’s consent, and (C) notwithstanding the foregoing, unless the Parties otherwise agree in writing, so long as the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived after the Inside Date but before December 31, 2025, then regardless of the day on which the conditions set forth in Article VIII are actually satisfied or waived (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions), the Parties agree that the Closing shall take place, subject to clause (A), on the earlier of (1) December 31, 2025 and (2) three (3) Business Days after the satisfaction or waiver of all conditions set forth in Article VIII. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. Solely for accounting purposes, the effective time of the Closing will be the Measurement Time. The date on which the Closing occurs is referred to as the “Closing Date.”

(b) At the Closing:

(i) Parent shall:

(A) convey to Buyer all of Parent’s right, title and interest in the Purchased Equity free and clear of all Liens (other than the Permitted Liens), together with duly executed Equity Transfer Forms therefor;

(B) deliver to Buyer the certificate required to be delivered pursuant to Section 8.2(e);

(C) deliver to Buyer a properly completed and duly executed IRS Form W-9;

(D) deliver to Buyer a duly executed counterpart to each of the Ancillary Agreements to which any Parent Group Entity or the Transferred Entity is a party, which was not executed and delivered on the Effective Date;

(E) deliver to Buyer the Transition Services Agreement, duly executed on behalf of Parent;

(F) deliver to Buyer the duly executed Release Documentation;

(G) deliver to Buyer evidence reasonably acceptable to Buyer of the completion of Restructuring in accordance with Section 5.15, including (x) the transfer of the Excluded Shares to the Parent Group and (y) the termination of the Intercompany Arrangements and Related Party Contracts in accordance with Section 5.8;

(H) evidence of the consummation of the transactions contemplated by Section 5.15; and

(I) deliver to Buyer (x) the resignations contemplated by Section 5.16 and (y) evidence of the termination of the Intercompany Arrangements and Intercompany Contracts contemplated by Section 5.8.

(ii) Buyer shall:

(A) deliver to Parent by wire transfer, to an account or accounts designated by Parent prior to the Closing, immediately available funds in an aggregate amount equal to the Estimated Purchase Price;

(B) deliver to Parent the certificate required to be delivered pursuant to Section 8.3(c);

(C) deliver to Parent a duly executed counterpart to each of the Ancillary Agreements to which Buyer or any of its Subsidiaries is a party, which was not executed and delivered on the Effective Date; and

(D) deliver to Parent the Transition Services Agreement, duly executed on behalf of Buyer.

Section 2.3 Estimated Purchase Price(a) . In consideration for the Purchased Equity, at the Closing, Buyer shall deliver to Parent, in cash, an aggregate amount (the “Estimated Purchase Price”) equal to:

(a) $230,000,000;

(b) plus, Estimated Cash;

(c) minus, Estimated Indebtedness;

(d) minus, Estimated Transaction Expenses;

(e) plus, the amount of Estimated Working Capital; and

(f) minus, the amount of the Working Capital Target.

A sample Estimated Purchase Price calculation is attached to this Agreement as Exhibit C, which calculation is prepared solely for illustrative purposes and based on the information in the Business’ Interim Date balance sheet.

Section 2.4 Purchase Price Adjustments.

(a) Estimated Closing Statement. Not less than five (5) Business Days prior to the anticipated Closing Date, Parent shall provide Buyer with a reasonably detailed statement (the “Estimated Closing Statement”) setting forth Parent’s good faith estimate as of the Measurement Time of each of (i) Cash (“Estimated Cash”), (ii) Indebtedness (“Estimated Indebtedness”), (iii) Transaction Expenses (“Estimated Transaction Expenses”), (iv) Working Capital (“Estimated Working Capital”), and (v) the resulting Estimated Purchase Price, which shall be accompanied by a notice that sets forth the account or accounts to which Buyer shall transfer the Estimated Purchase Price pursuant to Section 2.3. The Estimated Closing Statement shall be prepared in good faith in accordance with the applicable provisions of the Agreement and the accounting principles, policies, practices, methodologies and procedures set forth in Section 2.4(a) of the Parent Disclosure Schedule (the “Accounting Principles”). If, in the three (3) Business Days following the delivery of the Estimated Closing Statement, Buyer provides notice to Parent that Buyer disagrees with any portion of the Estimated Closing Statement, which notice shall describe the basis for such disagreement, then Parent shall consider in good faith any of Buyer’s reasonable comments to the Estimated Closing Statement set forth in such notice, after such consideration, and the Estimated Closing Statement shall be revised by Parent to take into account those Buyer comments Parent determines, in good faith, to be reasonable (and such updated Estimated Closing Statement shall be deemed to be the Estimated Closing Statement regardless of when delivered); provided, however, that, if Parent and Buyer fail to mutually agree upon revisions to the Estimated Closing Statement on or prior to the Business Day immediately prior to the Closing Date, then: (A) neither Parent nor Buyer shall delay the Closing because of such failure; and (B) the amounts set forth in the Estimated Closing Statement as proposed by the Parent, without any adjustment, shall be the amounts used in the determination of the Estimated Purchase Price.

(b) Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall deliver to Parent a reasonably detailed statement (the “Initial Closing Statement”) setting forth Parent’s good faith calculation as of the Measurement Time of each of (i) Cash, (ii) Indebtedness, (iii) Transaction Expenses, (iv) Working Capital, and (v) the resulting Final Purchase Price. The Initial Closing Statement shall be prepared in good faith in accordance with the applicable provisions of this Agreement and the Accounting Principles.

(c) Dispute; Reconciliation of Closing Statement. Parent shall notify Buyer in writing no later than sixty (60) days after Parent’s receipt of the Initial Closing Statement if Parent disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Buyer within such period, then the Initial Closing Statement shall become final and binding upon the Parties in accordance with this Section 2.4(c). If a Notice of Disagreement is delivered to Buyer within such period, then only such portions of the Initial Closing Statement that Parent does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the Parties in accordance with this Section 2.4(c). During the thirty (30) days immediately following the delivery of a Notice of Disagreement, or such longer period as the Parties may agree in writing (the “Resolution Period”), the Parties shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement. If, at the end of the Resolution Period, the Parties have been unable to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement, either Party shall be entitled to submit all matters that remain in dispute with respect to the Notice of Disagreement to an internationally-recognized independent certified public accounting or valuation firm with significant experience related to purchase price adjustment disputes relating to transactions of a similar nature, which is mutually acceptable to the Parties (in either case, the “Independent Accounting Firm”). The Parties shall use commercially reasonable efforts to have the Independent Accounting Firm make a final determination, in an expeditious manner and in any event within sixty (60) days after its engagement, in accordance with the Accounting Principles and based solely on the definitions and other applicable provisions of this Agreement, and the written submissions of the Parties (which written submissions shall be promptly distributed by the Independent Accounting Firm to each Party), of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement. The Independent Accounting Firm shall act as an expert and not as an arbitrator. With respect to each disputed matter, such determination, if not in accordance with the position of either Party, shall not be outside the band of the amount in dispute established by the Initial Closing Statement as compared to the Notice of Disagreement with respect to such disputed matter, and such determinations shall be set forth in a written statement setting forth in reasonable detail the basis for the Independent Accounting Firm’s determination with respect to each disputed matter. None of the Parties nor their Representatives shall have ex parte communications with the Independent Accounting Firm relating to this Section 2.4(c) or this Agreement, and the Independent Accounting Firm shall not conduct an independent investigation in respect of its determination or conduct a hearing. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement. Absent manifest error or fraud, the Initial Closing Statement as finally determined either through agreement of the Parties or through the action of the Independent Accounting Firm pursuant to this Section 2.4(c), shall be the “Final Closing Statement.” The fees and expenses of the Independent Accounting Firm shall be borne by the Parties in an inverse proportion as is appropriate to reflect their relative success in the resolution of the dispute; provided that each Party shall otherwise bear its own costs and expenses related to the process contemplated by this Section 2.4, including costs and expenses of legal counsel. For example, if Parent challenges the calculation of the Final Purchase Price by an amount of $100,000 and the Independent Accounting Firm determines that Parent has a valid claim for $70,000, then Parent shall bear 30% of such fees and expenses of the Independent Accounting Firm and Buyer shall bear the other 70%. During the review by the Independent Accounting Firm, each Party shall, and shall cause its respective Subsidiaries (including, in the case of Buyer, the Transferred Entity) and its and their respective Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under this Section 2.4(c); provided, that the accountants of the Parties shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such Independent Accounting Firm has signed a customary agreement relating to such access to work papers; provided, further, that that neither Party shall be obliged to disclose any information subject to attorney-client or other privilege (provided that such Party shall use its reasonable best efforts to allow for such disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege).

(d) Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to the Final Purchase Price set forth in the Final Closing Statement, as finally determined, minus the Estimated Purchase Price set forth in the Estimated Closing Statement. If the Post-Closing Adjustment is a positive amount, then Buyer shall pay in cash to Parent (or one or more Affiliates designated by Parent) the absolute value of the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Parent shall cause Parent (or an Affiliate designated by Parent) to pay in cash to Buyer or its designee the absolute value of the amount of the Post-Closing Adjustment. The Estimated Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Any such payment pursuant to this Section 2.4(d) shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the Party entitled to the payment, which such account shall be designated within three (3) Business Days after the determination of the Final Closing Statement.

(e) Access. Following the Closing through the date that the Initial Closing Statement has become final and binding in accordance with Section 2.4(c), each Party and its Representatives shall be permitted to access and review the books, records and work papers, and shall be permitted access to the Representatives of the other Party that are reasonably related to the calculations of Cash, Working Capital, Transaction Expenses and Indebtedness, and each Party shall, and shall cause its Subsidiaries (including the Transferred Entity) and its and their respective Representatives to, cooperate with and assist the other Party and its Representatives in connection with such review, including by providing access to such books, records, work papers, assets and premises and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours; provided, that neither Party shall be obliged to (x) make any work papers available to the other Party except in accordance with such accountants’ normal disclosure procedures and then only after such other Party has signed a customary agreement relating to such access to work papers and (y) disclose any information subject to attorney-client or other privilege (provided that each Party shall use its reasonable best efforts to allow for such disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege).

(f) Sole Remedy. The process set forth in this Section 2.4 shall be the sole and exclusive remedy of each of the Parties and their respective Affiliates for any disputes related to the Estimated Closing Statement, the Initial Closing Statement, the Post-Closing Adjustment, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement; provided, however, that this Section 2.4(f) shall not prohibit any Party from instituting an Action to (i) enforce any final determination of the Final Purchase Price by the Independent Accounting Firm pursuant to Section 2.4(c) or (ii) to compel the other Party to submit any dispute arising in connection with Section 2.4(c), to the Independent Accounting Firm in each case of clauses (i) and (ii), in any court of competent jurisdiction in accordance with Section 11.5. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of manifest error or fraud.

Section 2.5 Withholding. Buyer and other applicable withholding agents shall be entitled to deduct and withhold (or cause to be deducted or withheld) from amounts payable pursuant to this Agreement such amounts as may be required by Law and remit such amounts to the applicable Governmental Entity. To the extent such amounts are so deducted or withheld and remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. If Buyer intends to deduct or withhold Tax (other than in respect of failure to provide a properly completed and duly executed IRS Form W-9 or with respect to any compensatory payments required to be made pursuant to this Agreement), it shall use commercially reasonable efforts to provide written notice to Parent no later than five (5) days prior to such deduction or withholding, and cooperate with Parent to minimize or obtain refunds of such deduction and withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Schedule, Parent hereby represents and warrants to Buyer as follows as of the Effective Date and as of the Closing:

Section 3.1 Organization and Qualification.

(a) Each of Parent and the Transferred Entity is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b) The Transferred Entity and (with respect to the Business) each Parent Group Entity has all requisite corporate or other organizational power and authority to carry on its businesses as it has been, and presently is, conducted and is duly authorized, licensed and qualified to own, lease or operate its assets, rights or properties and do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to be material to the Transferred Entity or the Business or materially delay or impair the ability of Parent and its Affiliates to perform their respective obligations under the Transaction Documents or consummate the Transactions.

(c) Section 3.1(c) of the Parent Disclosure Schedule sets forth (a) forth a list of all Subsidiaries of the Transferred Entity and (b) each jurisdiction in which the Transferred Entity, its Subsidiaries and the Business is authorized, licensed or qualified to do business or has employees or facilities.

(d) Section 3.1(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the officers and managers of the Transferred Entity. Parent has made available to Buyer true, correct and complete copies of the Organizational Documents of the Transferred Entity. Such Organizational Documents are in full force and effect (other than to the extent amended after the date hereof in a manner in accordance with this Agreement) and the Transferred Entity is not in breach of its any provisions of its respective Organizational Documents, except for any failure to be in full force and effect or breach of any provisions thereof, in each case, as would not reasonably be expected to be material to the Business or the Transferred Entity.

Section 3.2 Capitalization of the Transferred Entity.

(a) All of the Equity Interests of the Transferred Entity are owned by Parent in the amounts set forth on Section 3.2(a) of the of the Parent Disclosure Schedule, free and clear of all Liens, except for Liens arising under applicable securities laws. None of the Equity Interests of the Transferred Entity were issued in violation of any Law or any preemptive or similar right, purchase option, call or right of first refusal or similar right, except as would not reasonably be expected to be material to the Transferred Entity or the Business. At the Closing, Parent will have, and Buyer will acquire, good, valid and marketable title to all of the Purchased Equity, free and clear of all Liens, except for Liens arising under applicable securities laws. The Equity Interests of the Transferred Entity held by Parent constitute all the issued and outstanding Equity Interests in the Transferred Entity. The Equity Interests are not certificated.

(b) There are no outstanding subscriptions, options, warrants, phantom equity, equity appreciation, profits interests, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which the Transferred Entity is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of the Transferred Entity. There are no voting trusts, stockholder agreements, proxies or other agreements with respect to the voting or transfer of the Equity Interests or other equity securities of the Transferred Entity to which any Parent Group Entity is a party.

Section 3.3 Authority Relative to this Agreement. Parent has all necessary corporate or similar power and authority to execute, deliver and perform this Agreement and to consummate the Transactions in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid, legal and binding agreement of Parent, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Each Parent Group Entity has all necessary corporate or similar power and authority to execute, deliver and perform each Ancillary Agreement to which it is to be a party in accordance with the terms thereof. At the Closing, each Ancillary Agreement executed and delivered by such Parent Group Entity shall be duly and validly executed and delivered by such Person, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by Buyer, shall constitute, a valid, legal and binding agreement of such Parent Group Entity, enforceable against it in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 3.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement do not, and the consummation of the Transactions in accordance with the terms hereof, will not, (a) violate, conflict with, breach or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or modification of any provisions of, or require any notice or approval under, or result in the loss of any right or benefit under, create in any Person the right to accelerate performance or a liability under, or trigger any “change in control” or similar provision of, any Material Contract, (b) conflict with, or result in any violation of, any provision of the Organizational Documents of the Transferred Entity or Parent Group Entity, (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Business Permit, Law or Order of, or any restriction imposed by, any Governmental Entity applicable to the Transferred Entity or any Parent Group Entity, (d) result in the creation of any Lien upon any of the Transferred Entity’s or, solely with respect to the Business and the Purchased Equity any Parent Group Entity’s respective properties or give to others any interest or right in any of their respective properties, including, a right to purchase any of such properties, or (e) require from the Transferred Entity or Parent Group Entity any notice to, declaration or filing with, or consent or approval of any Governmental Entity or other Third Party, except for any filings required under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, except, in the case of clauses (c) and (d) of this Section 3.4, for any such conflicts, defaults or violations that would not reasonably be expected to (x) to be material to the Business or the Transferred Entity or have a material effect on the ability of any Parent Group Entity or the Transferred Entity to consummate the Transactions or (y) subject the Transferred Entity, taken as a whole, to any material Liability. No stockholder vote on the part of Parent is necessary to authorize the execution and delivery of this Agreement and, at the Closing, to authorize consummation of the Transactions.

Section 3.5 Financial Statements; Liabilities.

(a) Section 3.5(a) of the Parent Disclosure Schedule sets forth, and Parent has made available to Buyer, copies of the unaudited combined statement of operations of the Business for the fiscal year ended September 30, 2023, FY2024 and the Interim Period and the unaudited combined balance sheet of the Business as of September 30, 2023 and 2024 and the Interim Date (the “Financial Statements”). The Financial Statements (A) have been prepared in good faith and in accordance with Parent and its Subsidiaries’ regular accounting policies, practices and methodologies applied on a consistent basis for all periods; (B) were derived from the financial statements of Parent, (C) present fairly, in all material respects, the combined financial position and the combined results of operations of the Business, as of the respective dates thereof or the periods then ended, and (D) were prepared in accordance with GAAP, in each case except as set forth in the notes thereto. The books, records and other financial reports of the Parent Group relating to the operations of the Business used by the Parent Group as source documentation for the Financial Statements are correct in all material respects and have been maintained in accordance with sound business practices.

(b) Except as would not reasonably be expected to be material to the Business or the Transferred Entity, the Parent maintains, with respect to the Business, adequate and effective internal accounting controls which have been designed to provide reasonable assurance that (i) the control objectives have minimized the risk of material financial misstatement, (ii) all information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (iii) unauthorized acquisition, use or disposition of the properties or assets of the Business that could have a material effect on the Financial Statements is prevented or timely detected, and (iv) all transactions are accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in conformity with the Accounting Principles, and receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent. Since the Lookback Date, except as would not be material to the Business, there has not been any significant deficiency or material weakness identified in Parent’s or its Subsidiaries’ internal accounting controls with respect to the Business.

(c) Except as would not reasonably be expected to be material to the Business or the Transferred Entity, since the Lookback Date, (i) neither Parent or any of its Subsidiaries (with respect to the Business) nor their external auditor has (A) identified any fraud that involves management or other employees who have a significant role in Parent’s or any of its Subsidiaries’ (with respect to the Business) financial reporting or (B) received any written, or to the Knowledge of Parent, oral, material complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or their respective internal accounting controls and (ii) there have been no internal investigations by Parent or its board of directors regarding financial reporting.

(d) The Financial Statements and the foregoing representations and warranties are qualified by the fact that (i) the Business has not operated on a standalone basis and has historically been reported within Parent’s consolidated financial statements, and (ii) the Financial Statements assume certain allocated charges and credits which may not reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(e) There are no material Liabilities of the Transferred Entity, of any nature, whether or not accrued, contingent or otherwise, to be reflected on a combined balance sheet of the Business, other than those that (i) are specifically reflected and adequately reserved against on the Financial Statements or reflected in the determination of Working Capital or Indebtedness; (ii) have been incurred in the ordinary course of business or as otherwise permitted hereunder since the Interim Date (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit); (iii) are incurred in connection with the Transactions or the announcement, negotiation, execution or performance of the Transaction Documents or the Closing; (iv) have been discharged or paid off; (v) constitute Retained Liabilities; or (vi) would not reasonably be material, individually or in the aggregate, to the Business.

(f) All accounts receivable reflected on the Financial Statements represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The allowance for collection losses on the balance sheet of the Financial Statements was established in the ordinary course of business.

Section 3.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement (including the reorganizations and transactions undertaken to facilitate the Sale, including the Restructuring), during the period from the Interim Date through the Effective Date (a) the Business has been operated in the ordinary course in all material respects, (b) there has not been any MAE and (c) there has not been any action or event that would have required Buyer’s consent pursuant to Section 5.4.

Section 3.7 Litigation. There is no, and since the Lookback Date there has not been any, Action pending or, to the Knowledge of Parent, threatened, against the Transferred Entity or, with respect to the Business, any Parent Group Entity that would, individually or in the aggregate, reasonably be expected to be material to the Business. Neither the Transferred Entity nor (with respect to the Business) any Parent Group Entity is subject to any outstanding Order that would reasonably be expected to be material to the Business, taken as a whole. Neither the Transferred Entity nor any Parent Group Entity is subject to any outstanding Order that would materially delay or impair the ability of ability of the Parent Group Entities to perform their respective obligations under the Transaction Documents or consummate the Transactions.

Section 3.8 Compliance with Laws.

(a) Except as would not be material to the Business, taken as a whole, or the Transferred Entity or would materially delay or impair the ability of the Parent Group Entities to perform their respective obligations under the Transaction Documents or consummate the Transactions, since the Lookback Date, neither the Transferred Entity nor (solely with respect to the Business) any Parent Group Entity has (i) violated any Laws or Order or (ii) received any written notice from any Governmental Entity alleging any such violation.

(b) In the last eight (8) years, (i) none of the Transferred Entity or the Parent Group Entities (solely with respect to the Business) has violated, conspired to violate, or aided and abetted the violation of any Anticorruption Laws, (ii) no director, officer, or employee of the Transferred Entity or (solely with respect to the Business) any Parent Group Entity has violated, conspired to violate, or aided and abetted the violation of any Anticorruption Law, and (iii) neither the Transferred Entity nor (solely with respect to the Business) any Parent Group Entity has received any written notice alleging any such violation of any Anticorruption Law.

(c) The Transferred Entity is and, since April 24, 2019, has been, in compliance in all material respects with all applicable Sanctions and Trade Control Laws. The Transferred Entity and the Business have and have implemented policies and controls reasonably designed to ensure compliance with Sanctions and Trade Control Laws.

(d) Since April 24, 2019, the Transferred Entity and its respective directors, officers, employees, agents and other Persons acting for or on behalf of the Transferred Entity or otherwise on behalf of the Business, have not: (i) been a Sanctioned Person; (ii) engaged, directly or indirectly, in any dealings or transactions with any Sanctioned Person, in any Sanctioned Territory, or otherwise in violation of Trade Control Laws or Sanctions; or (iii) received any notices, inquiries, or requests from, or submitted any notices or disclosures to, any Governmental Entity regarding any actual, alleged, or potential issues or violations of any applicable Trade Control Laws or Sanctions by the Transferred Entity or relating to the Business.

(e) Since the Lookback Date, the Transferred Entity and the Business have complied with, and are currently in compliance with, the Outbound Investment Security Program, as codified at 31 C.F.R. Part 850. Neither the Transferred Entity, nor any of its subsidiaries, is a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209.

(f) The Transferred Entity and the Business do not (a) produce, design, test, manufacture, fabricate, or develop “critical technologies,” as that term is defined at 31 C.F.R. § 800.215; (b) perform the functions set forth in column 2 of Appendix A to 31 C.F.R. § 800 with respect to covered investment critical infrastructure; or (c) collect or maintain, directly or indirectly, “sensitive personal data,” as that term is defined at 31 C.F.R. § 800.241; and therefore is not a “TID U.S. business,” as that term is defined at 31 C.F.R. § 800.248.

Section 3.9 Permits. The Parent Group Entities (solely with respect to the Business) and the Transferred Entity hold all Permits that are necessary for the ownership, leasing, operation and use of properties and assets to conduct the Business as conducted on the Effective Date (the “Business Permits”), except for failures to hold such Business Permits that would not reasonably be expected to be material to the Business, taken as a whole. Section 3.9 of the Parent Disclosure Schedule sets forth a true, correct and complete list of the Business Permits, excluding, in all cases, (a) qualifications to do business in any state, (b) state and local Tax identification numbers and similar qualifications and (c) general business licenses for any locality. Except where the failure to so comply would not reasonably be expected to be material to the Business, taken as a whole, (i) the Parent Group Entities (solely with respect to the Business) and the Transferred Entity, are, and since the Lookback Date have been, in compliance with the terms of the Business Permits and (ii) each such Business Permit is valid, subsisting and in full force and effect and (iii) no event, condition or circumstance exists which, with or without notice or lapse of time or both, would constitute a breach of, or default under, the terms and conditions of any Business Permit. Since the Lookback Date, none of the Parent Group Entities or the Transferred Entity has received any written, or to the Knowledge of Parent, oral, notice or communication from any Governmental Entity with respect to the Business regarding any cancellation, revocation, suspension, modification, default or violation in any material respect of any Business Permit. No material payment is owed to the issuing authority under any Business Permit.

Section 3.10 Benefit Plans.

(a) Section 3.10(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the Effective Date, of each material Parent Group Benefit Plan and, separately, each material Transferred Entity Benefit Plan. With respect to each such Transferred Entity Benefit Plan, Parent has made available to Buyer a true, correct and complete copies of each of the following: (i) the plan document and summary plan description (or a written summary thereof with respect to any such Transferred Entity Benefit Plan which has not been documented in writing), together with all amendments thereto, (ii) all related trust or funding agreements or insurance policies, (iii) the most recent financial statements, (iv) copies of material correspondence from any Governmental Entity since the Lookback Date, (v) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500 (including all schedules and attachments thereto), (vi) a copy of the most recent favorable determination letter or opinion letter for each such Transferred Entity Benefit Plan that is a defined contribution plan and is intended to be qualified under Section 401(a) of the Code, and (vii) all current employee handbooks or employee policy manuals. With respect to each such material Parent Group Benefit Plan that is not filed with the U.S. Securities and Exchange Commission, Parent has made available a summary of each such Benefit Plan and the item listed in (vi) above.

(b) Each Transferred Entity Benefit Plan has been maintained, funded, and administered in compliance in all material respects with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws. No transaction or omission has occurred with respect to any Parent Group Benefit Plan or related trust that would reasonably be expected to subject the Transferred Entity or Buyer to any Tax, penalty or other liability under ERISA, the Code, or other applicable Law. Each Transferred Entity Benefit Plan and Parent Group Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Benefit Plan and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code, and all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter or opinion letter. To the Knowledge of Parent, nothing has occurred since the date of such determination that could be expected to result in such determination letter (or opinion letter) being revoked or not reissued or would otherwise adversely affect the qualification of such Benefit Plan.

(c) No Transferred Entity, nor any of their respective ERISA Affiliates (1) has, or has within the past six (6) years maintained, established, sponsored, participated in, contributed to or had any obligation to contribute to any (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA (other than any Parent Group Benefit Plan due to a change in control of businesses that is temporary in nature such that Form M-1 reporting is not required), (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) any multiemployer plan as defined in Section 3(37) of ERISA, and (2) has, or has had within the past six (6) years, any Liability with respect to a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or a plan that is subject to Title IV of ERISA, and no Liability under Title IV of ERISA is, to the Knowledge of Parent, reasonably expected to be incurred by the Transferred Entity.

(d) There is no investigation, audit, or proceeding (other than routine claims for benefits) pending or threatened in writing or, to the Knowledge of Parent, otherwise, against or involving any Transferred Entity Benefit Plan or Parent Group Benefit Plan, that would reasonably be expected to result in material liability to the Transferred Entity or Buyer or any of its Affiliates. To the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to give rise to any such investigation, audit or proceeding.

(e) To the extent applicable, the Transferred Entity and the Parent Group have complied, and are in compliance, with, in all material respects, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“ACA”). The Transferred Entity has not incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or other material penalty under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code.

(f) Except as expressly contemplated by this Agreement or as set forth on Section 3.10(f) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or together with any other event, including a subsequent termination of employment or service) would reasonably be expected to (i) entitle any Business Employees or former employees of the Transferred Entity to severance pay, any change in control payment, retention or stay bonus or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits in respect of any Business Employee, officer, director, or individual service provider of the Transferred Entity, (iii) increase the amount of compensation or benefits payable to any Business Employee or (iv) limit the right of the Transferred Entity or Parent Group, if any, to merge, amend, or terminate any Transferred Entity Benefit Plan (except any limitations imposed by applicable law, if any). Neither the Transferred Entity nor any Parent Group Entity maintains actual or potential obligations to gross up or reimburse any individual for any tax or related interest or penalties incurred by any current or former employee, officer, director, or individual service provider of the Transferred Entity or any Business Employee, including Section 4999 of the Code or otherwise.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or together with any other event, including a subsequent termination of employment or service) will be subject to Section 280G of the Code or otherwise give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(h) Other than liabilities incurred in the ordinary course of business prior to Closing, the Transferred Entity does not, will not, and is not reasonably expected to, have any liability with respect to any Parent Group Benefit Plan and all such liabilities (including, for the avoidance of doubt, those liabilities incurred in the ordinary course of business prior to Closing) will be retained by Parent.

(i) Each Transferred Entity Benefit Plan and Parent Group Benefit Plan subject to Code Section 409A has been operated and administered in material compliance with and is in material documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no amount under any such Benefit Plan has been subject to any additional Tax, interest, or penalties under Section 409A of the Code. No Business Employee is entitled to any gross-up or otherwise entitled to indemnification by the Transferred Entity for the interest or additional Tax set forth under Section 409A of the Code.

Section 3.11 Employees; Labor Matters.

(a) The Transferred Entity, and the Parent Group as applicable to the Business Employees, are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws relating to employment and labor, including, without limitation, employment and employment practices, terms and conditions of employment, employee safety and health and wages and hours, hours of work and overtime, employment discrimination, human and civil rights, freedom of association, right to organize and collective bargaining, workers’ compensation, meal and rest breaks, holidays, on call time, medical leave or condition and the collection and payment of withholding and social security Taxes. There are no actions, suits, claims, labor disputes or grievances pending against the Transferred Entity or the Parent Group or, to the Knowledge of Parent, threatened against the Transferred Entity or the Parent Group involving any Business Employee, including, without limitation, charges of unfair labor practices or discrimination complaints that, in each case, would reasonably be expected to result in material liability to the Transferred Entity.

(b) Section 3.11(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the Effective Date, of each collective bargaining Contract and material works council Contract, in each case in a Material Jurisdiction and to which the Transferred Entity is a party or to which any current Business Employee identified as of the Effective Date is subject. No such Labor Agreement or Contract is presently being negotiated, nor, to the Knowledge of Parent, are there any organizational efforts currently being made or threatened by, or on behalf of, any Employee Representative to organize any Business Employees identified as of the Effective Date, nor has such organizing been made or threatened since the Lookback Date. There is no Employee Representative that, pursuant to applicable Law or contract, must be notified, consulted, negotiated with or from which consent must be given in connection with the Transactions. No demand for recognition of any Business Employees identified as of the Effective Date is currently being made by, or on behalf of, any Employee Representative. As of the date of this Agreement, there is no, and there have not been since the Lookback Date any, labor strike, slowdown, work stoppage, labor dispute, or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against the Transferred Entity or involving any Business Employee. No event has occurred, and, to the Knowledge of Parent, no condition or circumstance exists, that may directly or indirectly give rise to the commencement of any such labor strike, slowdown, work stoppage, labor dispute, labor arbitration proceeding, or union organizing activity or any similar activity or dispute.

(c) Section 3.11 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all current Business Employees, including with respect to each current Business Employee (including those who are on a leave of absence): (i) date of hire, (ii) job title or position, (iii) current annual base salary or wage rate, (iv) any other compensation payable (including bonuses, deferred compensation arrangements, and the like), (v) location of employment or service and country of engagement (and whether such employee works remotely), (vi) employer or employing entity, (vii) the annual vacation or paid time off entitlement in days and any accrued and unpaid vacation pay, if applicable, or paid time off entitlements, (viii) leave of absence status, if any, reason for leave, and expected date of return to active employment, (ix) status as full-time, part-time, temporary, or seasonal employee, (x) whether such employee is classified as exempt or non-exempt under the Fair Labor Standards Act, and (xi) type and duration of work visa (if applicable). To the Knowledge of Parent and after taking into account the services contemplated by the Transition Services Agreement, the Business Employees constitute a materially sufficient workforce for the conduct of the Business immediately following the Closing in substantially the same manner as conducted as of the date hereof. All Business Employees perform services primarily dedicated to the Business.

(d) Section 3.11(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all current individual service providers materially dedicated to servicing the Business, including with respect to each current service provider: (i) initial engagement date, (ii) entity that such individual is providing services to, (iii) expected end date, (iv) physical location, (v) the nature of the services provided by such individual, and (vi) the compensation of such individual.

(e) The employment of each Business Employee is terminable at will. To the Knowledge of Parent, as of the date hereof, no director, officer, executive, or member of senior management has provided written notice to any Parent Group Entity or the Transferred Entity of his or her intent to terminate his or her employment prior to or following the Closing Date. The Transferred Entity, and the Parent Group Entity as applicable to the Business Employees, are in compliance in all material respects with, and do not have any material liability arising from, the proper classification of their individual service providers and any other non-employee categories. Since the Lookback Date, each of the current or former Business Employees who has been designated as exempt from the Fair Labor Standards Act or similar state or local law is properly classified by the applicable Parent Group Entity or Transferred Entity as exempt thereunder.

(f) All current Business Employees have the legal right to perform services for the Business in accordance with local immigration, work permit and similar Laws and regulations and the Transferred Entity is, and since the Lookback Date has been, in material compliance with all Laws governing the employment eligibility of U.S. employees in accordance with: the U.S. Immigration Reform and Control Act of 1986, as amended; the U.S. Immigration and Nationality Act, as amended; the U.S. Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended; any successor statutes, laws, rules and regulations; the U.S. federal government’s employment eligibility verification system known as E-Verify; U.S. state and local laws, ordinances, statutes, rules, and regulations regarding the use of E-Verify; and the wage and hour regulations related to employment under any applicable visa program.

(g) Since the Lookback Date, no allegation, complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar unlawful behavior has been made against any Person who is or was a director, officer, executive, manager or supervisory-level employee of the Transferred Entity or who is a Business Employee, that, in each case, would reasonably be expected to result in material liability or material reputational harm to the Transferred Entity.

(h) Since the Lookback Date, the Transferred Entity has not implemented any “plant closing,” “mass layoff,” “relocation,” or “termination” of employees requiring notice under the Workers Adjustment and Retraining Notification Act or any other similar U.S. state or local law, or applicable foreign country law.

Section 3.12 Real Property.

(a) Section 3.12(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the real property owned by the Parent Group Entities or the Transferred Entity used or held for use by the Business (the “Owned Real Property”) and the street address, city, state, country, use of such real property and owner thereof as of the date hereof.

(b) To the Knowledge of Parent, there is no default by any Parent Group Entity or the Transferred Entity under any restrictive covenants affecting the Owned Real Property. No Person other than the applicable fee owner of each Owned Real Property has any possessory or leasehold interest in the Owned Real Property or right to occupy the same. There are no pending or threatened (whether in writing or, to the Knowledge of Parent, otherwise) condemnation proceedings or similar actions relating to any part of the Owned Real Property.

(c) (i) There are no material violations of any zoning ordinances, building codes or other governmental or regulatory laws affecting the Owned Real Property or, to the Knowledge of Parent, planned material changes in any zoning ordinances or building codes or other governmental or regulatory laws that would affect the Owned Real Property and (ii) to the Knowledge of Parent, there are no planned or commenced public improvements related to the Owned Real Property that may result in special assessments against any part of the Owned Real Property.

(d) The Transferred Entity and (solely with respect to the Business) the applicable Parent Group Entities have obtained all Permits necessary for the present or contemplated future use and operation of each part of the Owned Real Property that is used by the Business and the uses being made of such Owned Real Property are in conformity in all material respects with the certificate of occupancy and/or Permits for such property, and any other restrictions, covenants or conditions affecting such Owned Real Property. No such Permit requires the consent of any Governmental Entity or other party in connection with consummation of the Transactions.

(e) The buildings and improvements on the portion of Owned Real Property used by the Business are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted. There are no physical conditions or defects on any part of the Owned Real Property that is used by the Business that would materially impair or would be reasonably expected to reasonably impair the continued operation of the Business as presently conducted at each such Owned Real Property. There have been no (i) recent material casualties affecting the Owned Real Property and/or (ii) open insurance claims or settlements, in each case, solely with respect to the Business and the portion of the Owned Real Property used by the Business. There are no planned or required material capital expenditure in relation to the portion of the Owned Real Property used by the Business.

(f) Each part of the Owned Real Property used by the Business has adequate rights of access to dedicated public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities, in each case to the extent reasonably necessary for the operation, use and occupancy of such Owned Real Property by the Business as currently operated and used by the Business.

(g) There are no rights of first refusal, options to purchase, purchase agreements, contracts for deed or installment sale agreements in effect with respect to all or any part of the Owned Real Property.

(h) Section 3.12(h)(i) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the real property leased or subleased to the Transferred Entity or any Parent Group Entity, in each case, used or held for use by the Business (the “Leased Real Property”) and the street address, city, state, country, use of such real property. Section 3.12(h)(ii) of the Parent Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease, license or occupancy agreement for the Leased Real Property (collectively, the “Leases”). Except as would not reasonably be expected to be material to the Business, taken as a whole, Parent has, and at the Closing the Transferred Entity shall have, a leasehold or subleasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens.

(i) All Leases are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a material impact on the Transferred Entity or the Business. With respect to each Lease, (i) the possession and quiet enjoyment of the Leased Real Property by Parent or its applicable Subsidiary under such Lease has not been materially disturbed, and there are no material disputes with respect to such Lease; (ii) since the Lookback Date, neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral, notice of any breach or default in any material respect under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) neither Parent nor any of its Subsidiaries is subleasing or licensing and has not otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof now or in the future; (iv) neither Parent nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein which remains in effect as of the date hereof; (v) such Leased Real Property is free from material defects for which either Parent or any of its Subsidiaries is responsible under the terms of the applicable Lease and is in good operating condition and repair, normal wear, tear and maintenance excepted; (vi) there is no pending or threatened (whether in writing or, to the Knowledge of Parent, otherwise) condemnation or eminent domain proceedings or any sale or other disposition of any Leased Real Property in lieu of condemnation with respect to all or any material portion of such Leased Real Property and (vii) to the Knowledge of Parent, each parcel of Leased Real Property is adequately served by utilities and other building services as necessary or appropriate for its current use in connection with the Business as conducted as of the date hereof. As of the date hereof, the rental amounts set forth in each Lease represent the actual rent being paid, and there are not separate written agreements or understandings adversely amending or modifying such rental amounts.

Section 3.13 Title to Property. Parent and its Subsidiaries have and, at the Closing, the Transferred Entity shall have, good and valid title to, a valid leasehold interest in, or other right to use, each material asset, property and right leased, used or owned (or purported to be owned) by the Business (including the Business Assets), free and clear of all Liens, except for Permitted Liens and except for dispositions of assets after the date of the Financial Statements in the ordinary course of business or not prohibited by this Agreement. The Business Assets and other assets, properties and rights of the Business are in good general operating condition (ordinary wear and tear excepted) and are adequate for the uses to which they are currently being put, and none of such property requires maintenance or repairs, except for ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.14 Taxes.

(a) All income and other material Tax Returns required to be filed by, or with respect to, the Transferred Entity, the Business or the Business Assets have been timely filed, taking into account extensions, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid by the Transferred Entity or with respect to the Business or Business Assets (whether or not shown as due on the Tax Returns referred to in Section 3.14(a)) have been timely paid to the proper Governmental Entity in full.

(c) Other than Permitted Liens, there are no material Liens for Taxes on the Business Assets or with respect to the Transferred Entity.

(d) No material Tax Proceeding with respect to any Taxes of or with respect to the Business, Business Assets or the Transferred Entity is currently ongoing or has been threatened in writing by any Tax Authority.

(e) No material extension or waiver of any statute of limitations on the assessment of any Taxes has been granted or agreed to by or with respect to the Business Assets or the Transferred Entity, which is currently in effect.

(f) All applicable Laws relating to the collection and withholding of Taxes (including information reporting requirements) have been complied with by or with respect to the Business and the Transferred Entity in all material respects.

(g) The Transferred Entity has collected all material sales and use taxes required to be collected by it and have remitted such collected Taxes to the appropriate Tax Authority.

(h) No claim has been made by any Tax Authority in a written statement delivered to Parent or any of its Affiliates or the Transferred Entity in a jurisdiction where any of the Transferred Entity, Parent or any of its Affiliates do not file Tax Returns that (i) the Transferred Entity or (ii), with respect to the Business or the Business Assets, Parent or any of its Affiliates is or may be subject to taxation by that jurisdiction, which claim has not been resolved with the relevant Tax Authority.

(i) The Transferred Entity is not a party to or bound by any Tax Sharing Agreement and does not have any Liability or potential Liability to another party under any such Tax Sharing Agreement.

(j) Transferred Entity has no liability for the Taxes of any other Person (other than Parent or any of its Subsidiaries) under any Contract (other than under agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes), under Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law), as a transferee or successor or by assumption or otherwise.

(k) The Transferred Entity is properly characterized and treated as disregarded as an entity separate from its owner (within the meaning of Treasury Regulations Section 301.7701-3) for U.S. federal income tax purposes and has been so treated since its date of formation.

(l) The Transferred Entity has not “participated” in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4.

Section 3.15 Environmental Matters.

(a) Except as would not reasonably be expected to have a materially adverse impact on the Transferred Entity or the Business, individually or in the aggregate:

(i) The Transferred Entity and, solely with respect to the Business, the Parent Group Entities, are, and since the Lookback Date have been, in compliance with applicable Environmental Laws.

(ii) (A) the Transferred Entity and, solely with respect to the Business, the Parent Group Entities, possess, and since the Lookback Date have possessed, all Environmental Permits required for the conduct of the Business, (B) the Transferred Entity and, solely with respect to the Business, the Parent Group Entities are, and since the Lookback Date have been, in compliance with each such Environmental Permit, (C) each such Environmental Permit is valid, subsisting and in full force and effect, (D) no appeals or other proceedings are pending or, to the Knowledge of Parent, threatened with respect to the issuance, terms or conditions of any such Environmental Permit and (E) neither the Transferred Entity nor any Parent Group Entity has received any written notice from any Governmental Entity regarding any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Environmental Permit.

(iii) Neither the Transferred Entity nor, solely with respect to the Business, Parent Group Entity has received any notice (whether in writing or, to the Knowledge of Parent, otherwise) since the Lookback Date alleging any material violation of or noncompliance with any Environmental Law with respect to (A) any Release of or exposure to any Regulated Substance, (B) the Real Property or (C) the operations of the Business.

(iv) No Action or formal information request is pending or, to the Knowledge of Parent, threatened (whether in writing or, to the Knowledge of Parent, otherwise) relating to the Business or any Real Property either pursuant to Environmental Law or arising from the Release or presence of or exposure to any Regulated Substance.

(v) There has been no Release of any Regulated Substance, whether on, off or migrating from the Real Property, or to the Knowledge of Parent, any property formerly owned or operated by the Transferred Entity, in each case that would reasonably be expected to result in liability or a requirement for notification, investigation or Remedial Action by the Transferred Entity.

(b) Parent has delivered to, or otherwise made available for inspection by the Buyer, all material written assessments, audits, investigation reports, studies, test results or similar documents in the possession, control or custody of Parent or any of its Affiliates related to environmental, health or safety matters or Regulated Substances related to the Business or the Business Assets.

Section 3.16 Material Contracts; Material Customers and Material Suppliers.

(a) Section 3.16(a) of the Parent Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of each of the following Contracts (other than Contracts with no remaining executory obligations thereunder other than obligations with a de minimis impact on the Business thereunder, and other than invoices, and Transferred Entity Benefit Plans) (the Contracts required to be set forth on Section 3.16(a), the “Material Contracts”) to which the Transferred Entity or, to the extent related to the Business, any Parent Group Entity, is a party:

(i) any Contract with any Material Customer or Material Supplier, provided, that, with respect to any purchase order between a Material Customer or Material Supplier (an “Omitted Purchase Order”), Parent shall be deemed to have satisfied its obligations under this Section 3.16(a)(i) with respect to such purchase order if Section 3.16(a) of the Parent Seller Disclosure sets forth a non-identical but representative purchase order with such Material Customer or Material Supplier that contains all material terms and conditions generally applicable to transactions between the Business and such Material Customer or Material Supplier pursuant to the Omitted Purchase Order;

(ii) any Lease or Contract related to the acquisition or disposition or right to access Owned Real Property;

(iii) any partnership agreement, limited liability agreement and affiliation agreement, and any other Contract that creates a strategic alliance, joint venture, joint development or similar arrangement between the Business and a Third Party;

(iv) any Contract relating to the acquisition or disposition of any business, Person, assets or equity interests (whether by merger, sale of stock, sale of assets or otherwise);

(v) any Contract related to the Business that imposes on the Business exclusivity requirements, fixed pricing, fixed volume or spend, material minimum payment, most favored nation or most favored customer status, preferential pricing, rights of first offer or last offer or that restricts or impacts the Business or requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(vi) any Contract with any put, call, rights of first refusal, rights of first negotiation, right of first offer, redemption, repurchase or other similar rights pursuant to which the Business or the Transferred Entity could be required to purchase or sell, as applicable, any equity interests or assets (including any Business Assets) of any Parent Group Entity or Third Party;

(vii) any master Contract with any broker, distributor, dealer, manufacturer’s representative, franchise, reseller, or agency, or any sales promotion, market research, marketing consulting or advertising Contract;

(viii) any Contract containing covenants that restrict or limit the ability of the Business or the Transferred Entity to compete in any business or with any Person or in any geographic area, in each case that restricts or impacts the Business in any material respect;

(ix) any Labor Agreement;

(x) (A) any Contract pursuant to which the Transferred Entity receives a license or covenants not to sue under, or is otherwise permitted by a third party to use, any Intellectual Property or pursuant to which any other Parent Group Entity receives a license or covenant not to sue under, or is otherwise permitted by a third party to use any Intellectual Property used in the Business (in each case, other than any off-the-shelf commercially available “shrink wrap”, “click through” or similar non-exclusive license for Software in object code form with a replacement cost of less than $100,000 or licenses involving payments of less than $100,000 in any calendar year) or (B) any Contract pursuant to which a third party receives a license or covenant not to sue under or any other rights to use any Business IP (other than (i) non-exclusive licenses granted in the ordinary course of business to end users of products manufactured, or services provided, by the Business or (ii) non-exclusive licenses granted in the ordinary course of business to service providers solely to provide services to the Transferred Entity with respect to the operations of the Business);

(xi) any Contract involving the resolution or settlement of any actual, pending or threatened legal Action (or series of related Actions) that provides for any injunctive or other non-monetary relief or any restriction on use, licensing or registration of any Intellectual Property (including co-existence agreements);

(xii) any Contract relating to the development of any Intellectual Property by, with or for the Business (excluding (i) employee confidentiality agreements containing customary language assigning the developed Intellectual Property to the Transferred Entity and that are entered into in the ordinary course of business and (ii) Contracts entered into with customers of the Business that provide for development of Intellectual Property for such customers);

(xiii) (i) any Contract relating to or evidencing indebtedness for borrowed money of the Business or the Transferred Entity in excess of $500,000 individually or (ii) outstanding letter of credit, surety bond, guarantee, advance payment guarantee and other similar Contract entered into by or on behalf of or for the benefit of the Business or the Transferred Entity, or for which either Transferred Entity is the account party;

(xiv) each Contract involving a remaining commitment by the Transferred Entity or any Parent Group Entity solely in respect of the Business to pay any single capital expenditure that is material to the Business;

(xv) any Contract to which a Governmental Entity is a party;

(xvi) any hedging, swap, derivative or similar Contract;

(xvii) any Related Party Contract;

(xviii) any Intercompany Contract;

(xix) any Contract with a customer of the Business that is a Shared Contract; or

(xx) any Contract involving any resolution or settlement of any actual or threatened Actions or disputes or that provides for any injunctive or other non-monetary obligations (other than customary confidentiality, release and non-disparagement obligations);

(b) Parent has made available to Buyer correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). (i) Each Material Contract is a legal, valid and binding obligation of the applicable Transferred Entity and, to the Knowledge of Parent, each counterparty thereto, and is in full force and effect and (ii) there is no breach or violation of, or default under, any such Material Contract by the Transferred Entity or, to the Knowledge of Parent, any counterparty thereto, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Transferred Entity or the counterparty thereto or would permit or cause the termination, acceleration, modification, except as would not be material to the Business or other changes to any right or obligation or the loss of any benefit for any party thereof. The Transferred Entity has not received any written claim, or to the Knowledge of the Parent, oral claim, during the last 12 months from any other party to any Material Contract that the Transferred Entity has breached any obligations to be performed by it thereunder in any material respect. The Transferred Entity has not received any written (or to the Knowledge of Parent, oral) notice from any party to a Material Contract that such party intends to cancel or terminate such Material Contract.

(c) Section 3.16(c) of the Parent Disclosure Schedule sets forth a list of the (i) largest 10 system integrator partners of the Business, measured by aggregate revenue, in connection with products and services provided by the Business during FY 2023, FY2024 and the Interim Period, (ii) the top 10 largest customers of the business (other than system integrator partners), measured by aggregate revenue, in connection with products and services provided by the Business during FY 2023, FY2024 and the Interim Period (each of the Persons in clauses (i) and (ii), a “Material Customer”), and (iii) the 10 largest suppliers of the Business, measured by aggregate spend, in connection with products and services purchased by the Business during FY2024 and the Interim Period (each a “Material Supplier”). To the Knowledge of Parent, no Material Customer or Material Supplier has terminated, or given written notice that it intends to terminate, reduce or seek to renegotiate its relationship with the Business.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of each item of (i) Registered Business IP that constitutes (A) Company IP (such Intellectual Property to be set forth on Section 3.17(a)(i)(A) of the Parent Disclosure Schedule) or (B) Transferred IP (such Intellectual Property to be set forth on Section 3.17(a)(i)(B) of the Parent Disclosure Schedule), including (1) the application and registration or grant number (if applicable); (2) the application, registration or grant date; (3) the relevant jurisdiction and (4) the current record owner and, if different, the current legal and beneficial owner or registrant and (ii) material unregistered Marks used in the Business.

(b) The Transferred Entity (i) is (or at the Closing will be) the sole and exclusive owner of, with good and valid title to, all right, title and interest in all Business IP (including each item of Registered Business IP) free and clear of any Lien (other than Permitted Liens) and (ii) has the right to use, pursuant to a valid and enforceable license, all other Intellectual Property used in or necessary for the operation of the Business as currently conducted, in each case, except as would not reasonably be expected to be material to Transferred Entity or the Business. To the Knowledge of Parent, no third party that has licensed or provided Intellectual Property to the Business has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by the Transferred Entity or any Parent Group Entity solely on behalf of the Business.

(c) Neither the Transferred Entity nor, to the extent solely related to the Business, any Parent Group Entity has assigned or exclusively licensed to any Person (including any customer) any Intellectual Property developed (whether solely or jointly with others) by such Transferred Entity or Parent Group Entity (including Intellectual Property developed pursuant to any customer agreement), except for assignment of Intellectual Property by a Parent Group Entity to a Transferred Entity pursuant to Section 5.15(a).

(d) The Transferred Entity or one of its Affiliates has taken all actions (including making all filings, and paying all necessary registration, maintenance and renewal fees, and executing, delivering, and filing all necessary documents and certificates (as applicable) with the relevant authority or registrar anywhere in the world, as the case may be) necessary for maintaining each item of Registered Business IP set forth on Section 3.17(a) of the Parent Disclosure Schedule and recording it in the name of a Transferred Entity. All Registered Business IP is valid, subsisting, and enforceable.

(e) (i) None of the Business IP is subject to any Order adversely affecting the use thereof or rights thereto by or on behalf of the Transferred Entity; (ii) there is no opposition, cancellation, challenge or any Action pending, or, to the Knowledge of Parent, threatened against the Transferred Entity or any other Parent Group Entity, and no Person has made since the Lookback Date a claim (including by means of a cease & desist letter, invitation to license or indemnity claim), (A) challenging the ownership, registration, validity or enforceability of any Business IP; or (B) alleging that the Transferred Entity or the conduct of the Business, including its operations, products or services, infringe, misappropriate, dilute, violate or otherwise conflict with the Intellectual Property of any other Person; and (iii) the conduct of the Transferred Entity and the Business as conducted for the past six (6) years and as currently conducted has not infringed, misappropriated, diluted violated or otherwise conflicted with the Intellectual Property of another Person and, immediately following the Closing will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property of any Person.

(f) To the Knowledge of Parent, no Person is infringing, misappropriating, diluting, violating or otherwise conflicting with any Business IP. Since the Lookback Date, no Parent Group Entity or Transferred Entity has filed any Action or sent any written notice or claim (including any cease and desist letter, invitation to license or indemnity claim) of any such infringement, misappropriation, dilution, violation, or other conflict by another Person of the Business IP.

(g) Each current and former employee, contractor and consultant involved in, or who has contributed to (whether solely or jointly with others), the creation, invention or development of any Intellectual Property for or on behalf of the Business or the Transferred Entity (or otherwise within the scope of such person’s employment with or engagement by a Transferred Entity or, in connection with the Business, any other Parent Group Entity) (each, a “Contributor”) has validly and irrevocably assigned in writing (pursuant to present-tense assignment language) all of such person’s right, title and interest in, to and under all such Intellectual Property to a Transferred Entity (except for any such Intellectual Property that has been assigned by such person to another Parent Group Entity and that has been subsequently assigned, or will be assigned prior to the Closing, to a Transferred Entity). No such person owns or has any right, claim, interest or option, including any right to further remuneration or consideration, with respect to any such Intellectual Property, nor has any such person made or, to the Knowledge of Parent, threatened any assertions with respect to any alleged ownership or any such right, claim, interest or option.

(h) The Transferred Entity and each Parent Group Entity has taken all reasonable steps to protect and maintain the confidentiality of all material Trade Secrets included in the Business IP or provided to the Transferred Entity or, solely with respect to the Business, any Parent Group Entity subject to confidentiality obligations (and any information that would have been a Trade Secret but for any failure to take such steps), including requiring each Person with access to such Trade Secrets to execute a binding confidentiality agreement, and there has, to the Knowledge of Parent, been no breach of such confidentiality agreement or, any unauthorized access, use or disclosure of such Trade Secrets.

(i) None of the Transferred Entity or the Parent Group Entities is a party to any source code escrow agreement or any agreement requiring the deposit, licensing or other provision of source code of any Software, the rights to which are included in the Business IP (“Business Software”) for the benefit of or to any other Person, and no source code of any Business Software has been released to any third Person from any such escrow or deposit, and neither the execution of this Agreement nor the consummation of the Transactions will trigger or provide any Person with the right to seek any such release. Neither the Transferred Entity nor any Parent Group Entity has delivered, licensed or made available, or are under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Business Software to any Person who is not a Contributor acting on behalf of the Transferred Entity who is subject to binding confidentiality obligations with respect to such source code.

(j) Neither the Transferred Entity nor any Parent Group Entity has used Open Source Software in any manner that would or could, with respect to any Business Software or portion thereof: (A) require its disclosure, licensing or distribution in source code form, (B) require the licensing thereof for the purpose of making derivative works, or (C) impose any restriction on the consideration to be charged for the distribution thereof. With respect to any Open Source Software that is or has been used by the Business, the Transferred Entity and the other Parent Group Entities since the Lookback Date have been and are in material compliance with all applicable licenses with respect thereto.

Section 3.18 Privacy and Security.

(a) The Transferred Entity materially complies, and has since the Lookback Date been in compliance in all material respects, with all applicable Privacy Laws.

(b) The Transferred Entity has implemented and maintained commercially reasonable security procedures and practices and appropriate organizational, administrative, technical and physical safeguards, in all material respects, to protect the Personal Data in its custody or control against damage or loss, and to prevent the unauthorized access, use, modification, or disclosure thereof.

(c) The Transferred IT Assets (i) are in good working condition, (ii) do not contain any material contaminants, malware, spyware, viruses, worms, Trojan horses, or other potentially malicious or harmful code or files, and (iii) are adequate to fulfil the requirements of the operations of the Business and the Transferred Entity in the same manner, and to the same extent, as such Transferred IT Assets supported the operations of the Business as conducted immediately prior to the Closing Date. The Transferred Entity and the Parent Group Entities have taken commercially reasonable steps to protect the integrity, physical and electronic security, and continuous operation of the IT Systems and to ensure that Business Data stored on the IT Systems or Processed thereby is protected against any Security Breach. Since the Lookback Date, the Transferred IT Assets have not suffered any material defects, malfunctions, nonconformities, errors, breakdowns or failures that have caused material disruption or damage to the Business. Since the Lookback Date, there has been no material Security Breach.

(d) Except as would not be reasonably expected to have a materially adverse impact on the Transferred Entity or the Business, (i) the Transferred Entity posts all policies required by Privacy Laws on its websites and such policies comply in all material respects with Privacy Laws and (ii) the Transferred Entity’s Processing of Personal Data materially complies with, and has not, since the Lookback Date, violated any Privacy Laws. Since the Lookback Date, the Transferred Entity has not received any written notice from any Governmental Entity that it is under investigation for any material violation of any Privacy Law.

(e) Except as would not reasonably be expected to have a materially adverse impact on the Transferred Entity or the Business, to the extent required by Privacy Laws or Contracts, since the Lookback Date, the Transferred Entity has required all Third Parties to which it provided or provides access to Personal Data to maintain the privacy and security of such Personal Data, including by contractually obliging such Third Parties to protect such Personal Data from unauthorized access by, or disclosure to, any unauthorized Third Parties.

(f) The Transferred Entity is not subject to any written contractual requirements that, following the Closing, would prohibit, in any material respect, Buyer from receiving and using any Personal Data in the same manner in which that Personal Data was used by the Business immediately prior to the Closing Date.

Section 3.19 Intercompany Arrangements.

(a) Section 3.19(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all Contracts to provide goods, services or other benefits by and between or among the Transferred Entity, on the one hand, and any Parent Group Entity, on the other hand (the “Intercompany Contracts”).

(b) Section 3.19(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all Contracts as of the date hereof by and between the Transferred Entity, on the one hand, and any directors or officers of any Parent Group Entity, on the other hand, other than any employment, bonus, indemnity and similar arrangements with respect to directors or officers of the Transferred Entity (the “Related Party Contracts”).

(c) No director or officer of a Parent Group Entity or Transferred Entity has (i) initiated or, to the Knowledge of Parent, threatened to bring any Action against the Business or a Transferred Entity since the Lookback Date, (ii) owes any Indebtedness to, or is owed any Indebtedness by, a Transferred Entity, (iii) has engaged in any non-ordinary course transaction with a Group Company or the Business since the Lookback Date or, to the Knowledge of Parent, has a significant ownership interest or receives compensation from any Material Customer or Material Supplier.

Section 3.20 Sufficiency of Assets. At the Closing, taking into account and giving effect to the Restructuring and assuming provision of the services set forth on the schedules to the Transition Services Agreement as of the date hereof, and assuming all consents, authorizations, assignments, amendments and Business Permits set forth on Section 5.5 of the Parent Disclosure Schedule have been obtained, the properties, assets, rights and interests of the Transferred Entity will constitute all of the properties, assets, rights and interests that are necessary, sufficient, used or held for use to operate the Business in all material respects immediately following the Closing in the same manner as conducted as of the date hereof and as of the Closing by Parent and its Subsidiaries.

Section 3.21 Brokers. No broker, finder or investment banker, other than the Financial Advisor, is entitled to any brokerage, finder’s or other fee or commission from the Transferred Entity in connection with the Transactions. The Transferred Entity is not party to any Contract with the Financial Advisor.

Section 3.22 Insurance. Section 3.22 of the Parent Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all material insurance policies and coverage (including self-insurance programs but excluding any such policies underlying a Parent Group Benefit Plan or Transferred Entity Benefit Plan) maintained by any Parent Group Entity relating to the Business, the Business Assets, the Business Liabilities and the Transferred Entity and their properties and assets (the “Insurance Policies”), including, for each, the amount and type of coverage, carrier, term and annual premiums. Section 3.22 of the Parent Disclosure Schedule also sets forth a correct and complete list, as of the date hereof, of all material claims made by any Parent Group Entity in connection with the Business, the Business Assets, the Business Liabilities and the Transferred Entity and their properties and assets under any Insurance Policy since the Lookback Date. Each Insurance Policy is in full force and effect, and all premiums due with respect to all Insurance Policies have been paid, and no Parent Group Entity is in default with respect to the obligations under any Insurance Policy or has otherwise failed to comply in all respects with the terms and conditions of any Insurance Policy, in each case, except to the extent such failure or default, individually or in the aggregate, reasonably be expected have a material impact on the Transferred Entity or the Business. No Parent Group Entity has received any notice of cancellation or non-renewal with respect to any Insurance Policy and, other than receipt of customary reservation of rights letters, no insurer under any Insurance Policy has questioned, disputed or denied or, to the Knowledge of Parent, threatened to question, dispute or deny any material claim thereunder that relates to the Business, the Business Assets, Business Liabilities or the Transferred Entity.

Section 3.23 No Other Representations or Warranties; No Reliance. Parent acknowledges and agrees that except for the representations and warranties contained in Article IV and in any Ancillary Agreement or certificate delivered in connection with the Transactions, neither Buyer nor any other Person or entity on behalf of Buyer has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied at law or equity, with respect to Buyer, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or any of its Representatives by or on behalf of Buyer. Parent acknowledges and agrees that except for the representations and warranties contained in Article IV and in any Ancillary Agreement or certificate delivered in connection with the Transactions, neither Buyer nor any other Person or entity on behalf of Buyer has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Buyer or its Subsidiaries, and Parent expressly disclaims reliance on any such other representation or warranty.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Parent as follows as of the Effective Date and as of the Closing:

Section 4.1 Organization and Qualification. Buyer and each Affiliate of Buyer that is a party to any Transaction Document is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer and each Affiliate of Buyer that is a party to any Transaction Document has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have a Buyer MAE.

Section 4.2 Authority Relative to this Agreement. Buyer and each Buyer Group Entity that is a party to any Transaction Document has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform the Transaction Documents and to consummate the Transactions and the Ancillary Agreements in accordance with the terms hereof and thereof and no other action is necessary or required in connection with the Buyer’s and/or other Buyer Group Entity’s execution, delivery or performance of the Transaction Documents or to consummate the Transactions and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the organizational documents of Buyer, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Buyer. Assuming the due authorization, execution and delivery of each Transaction Document by each applicable Parent Group Entity, this Agreement by Parent shall constitute, and each Ancillary Agreement when executed and delivered by Buyer or other Buyer Group Entity, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by the applicable Parent Group Entity, shall constitute, a valid, legal and binding agreement of Buyer and/or each other applicable Buyer Group Entity, enforceable against Buyer and/or such Buyer Group Entity in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Consents and Approvals; No Violations. No filing with or notice to, and no Permit, consent or approval of, any Governmental Entity is required on the part of any Buyer Group Entity for the execution, delivery and performance by such Buyer Group Entity, as applicable, of the Transaction Documents or the consummation by such Buyer Group Entity of the Transactions, except (a) compliance with any applicable requirements of any Competition and Foreign Investment Laws; (b) compliance with any Permits; or (c) any such filings, notices, Permits, consents or approvals, the failure to make or obtain would not reasonably be expected to have a Buyer MAE. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of the Transaction Documents by the Buyer or other Buyer Group Entities, as applicable, nor the consummation by

Buyer or other Buyer Group Entities, as applicable, of the transactions contemplated hereby or thereby shall (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of any Buyer Group Entity, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which any Buyer Group Entity or any of their respective properties or assets are bound, or (iii) violate any Law applicable to any Buyer Group Entity or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have a Buyer MAE.

Section 4.4 Litigation. As of the Effective Date, (a) there is no Action pending or, to the Knowledge of Buyer, threatened in writing, against any Buyer Group Entity except as would not reasonably be expected to have a Buyer MAE or prevent the consummation of the Transactions and (b) no Buyer Group Entity is subject to any outstanding Order, except as would not reasonably be expected to have a Buyer MAE or prevent the consummation of the Transactions.

Section 4.5 U.S. Person. Buyer is a U.S. Person as defined in 22 C.F.R. § 120.62 and 32 C.F.R. § 117.3 and is an eligible party under 22 C.F.R. § 120.16.

Section 4.6 Sufficiency of Funds. Buyer will have at the Closing sufficient funds and available lines of credit presently available, and no other third party debt or equity financing is required, for Buyer to deliver the Final Purchase Price in full, to consummate the Transactions and to pay all related fees and expenses in connection with the Transaction Documents and the Transactions. As of the Effective Date, Buyer has no reason to believe that Buyer will not be able to pay the Final Purchase Price as required pursuant to this Agreement. Buyer acknowledges and agrees that its obligation to consummate the Transactions is not subject to any financing contingency or condition.

Section 4.7 Solvency. Assuming the satisfaction or waiver of all conditions to the Buyer’s obligation to consummate the Transactions (including the accuracy of the representations and warranties set forth in Article III pursuant to Section 8.2(a)), immediately after the Closing, Buyer and its Subsidiaries (including the Transferred Entity) will, on a consolidated basis, be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, Buyer and its Subsidiaries (including the Transferred Entity) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including the Transferred Entity). In connection with the Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of its Subsidiaries in connection with the Transactions and the Transaction Documents.

Section 4.9 Investment Decision. Buyer is acquiring the Purchased Equity for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchased Equity. Buyer acknowledges that the Purchased Equity has not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Purchased Equity may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.10 Independent Investigation. Buyer acknowledges and agrees that it (a) has completed its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entity and the Business as it deemed appropriate, and based thereon, has formed an independent judgment concerning the Transferred Entity, the Business Assets, the Business Liabilities and the Business and (b) has been furnished with, or given access to, projections, forecasts, estimates, appraisals, statements, data or information about the Transferred Entity, the Business Assets, the Business Liabilities and the Business, adequate for such purposes. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Parent Group Entities, Transferred Entity or their respective Representatives (except the representations and warranties of Parent expressly set forth in Article III). Buyer hereby acknowledges and agrees that none of the Parent Group Entities, the Transferred Entity or their respective Representatives or any other Person shall have or be subject to any Liability to Buyer, or any of its Representatives or any other Person resulting from the distribution to Buyer, or its Representatives of, or Buyer’s, or its Representatives’ use of, any information relating to the Parent Group Entities, the Transferred Entity or the Business, including any information, documents or material made available to Buyer, its Affiliates or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Representatives or in any other form in connection with the Transactions. Buyer further acknowledges that no Representative of the Parent Group Entities or the Transferred Entity has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the remedies herein provided. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Purchased Equity without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

Section 4.11 No Other Representations or Warranties; No Reliance. Buyer acknowledges and agrees that the only representations and warranties made by Parent or any of its Affiliates, or any other Person or entity on behalf of Parent or any of its Affiliates are the ones expressly set forth in Article III (as qualified by the Parent Disclosure Schedules) and in any Ancillary Agreement or certificate delivered in connection with the Transactions, and Buyer and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, Parent, the Transferred Entity or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Buyer or its Representatives by or on behalf of Parent or any Representative thereof. Buyer acknowledges and agrees that, excluding the representations and warranties in Article III (as qualified by the Parent Disclosure Schedules) and in any Ancillary Agreement or certificate delivered in connection with the Transactions, none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Buyer has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Buyer or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, the Transferred Entity or any Affiliates thereof or the Business. Buyer acknowledges and agrees that, excluding the representations and warranties in Article III (as qualified by the Parent Disclosure Schedules) and in any Ancillary Agreement or certificate delivered in connection with the Transactions, none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Buyer has not relied upon, any representation or warranty, whether express or implied, with respect to the Retained Assets or the Retained Liabilities, and Buyer expressly disclaims reliance any such other representation or warranty.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Access to Books and Records.

(a) After the Effective Date until the Closing, and subject to the requirements of applicable Laws, to the extent reasonably practicable Parent shall cause the Parent Group Entities and the Transferred Entity to, afford to Representatives of Buyer reasonable access, upon reasonable request and notice, to the books, and records of the Business (other than with respect to any Retained Assets or Retained Liabilities), during normal business hours, consistent with applicable Law and in accordance with the procedures established by Parent; provided, that none of the Parent Group Entities or the Transferred Entity shall be required to make available (i) Business Employee personnel files until after the Closing Date (it being understood that any Business Employee personnel files that constitute Retained Assets shall not be transferred to the Transferred Entity) or (ii) medical records, workers’ compensation records, the results of any drug testing or other sensitive or personal information if doing so could reasonably be expected to result in a violation of applicable Law. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Buyer and its Representatives shall not conduct any Phase II Environmental Site Assessment or conduct any sampling or testing of soil, sediment, surface water, ground water or building material at, on, under or within any facility or property of Parent or any of its Affiliates, including the Real Property, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Buyer agrees that any access granted under Section 5.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates. Buyer and its Representatives may communicate with the Key Employees and, regarding the matters contemplated by this Agreement (including integration planning, transition services, and 401(k) plan migration), may only communicate with any other employees of Parent or its Affiliates after first contacting the Key Employees, providing the Key Employees reasonable detail regarding the matters to be discussed with such other employees and obtaining the Key Employees’ prior written consent to discuss such matters, which such consent shall not be unreasonably withheld. For the avoidance of doubt, nothing in this Agreement shall restrict Buyer’s ability to communicate with employees of Parent or its Affiliates in the ordinary course of business unrelated to the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to provide access to or disclose information if, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws.

(c) At and after the Closing, Buyer shall, and shall cause the Buyer Group to, afford Parent and its Representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of the Transferred Entity and the Business to the extent that such access may be reasonably requested in connection with the preparation of financial statements, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 5.11) and SEC or other Governmental Entity reporting obligations; provided, that (x) Buyer shall not be obligated to provide access pursuant to this Section 5.1(c) in an Action between the Parties or their Affiliates and (y) nothing in this Agreement shall limit any rights of discovery of Parent or its Affiliates in connection with such an Action. Notwithstanding anything to the contrary in this Section 5.1(c), this Section 5.1(c) shall not apply to Tax matters, which are addressed in Section 7.2(c).

(d) Except as contemplated by the Transition Services Agreement or as reasonably necessary for transitional matters, Parent agrees that, following the Closing, the Parent Group Entities and their respective Representatives shall not knowingly communicate with any of the employees of Buyer or its Affiliates with respect to the Transactions without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(e) Except for Tax Returns and other documents governed by Section 7.2, each Party shall hold, and shall cause its Subsidiaries to hold, all the books and records of the Transferred Entity or that are related to the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of 3 years from the Closing Date, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Parent.

Section 5.2 Confidentiality.

(a) Notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, and that all information provided by or on behalf of Parent to Buyer or any of its Representatives pursuant to this Agreement, including Section 5.1 and Section 5.3 shall be treated as “Confidential Information” under the Confidentiality Agreement. Notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing is not consummated, the Confidentiality Agreement shall continue in full force and effect for a period of 2 years following termination of this Agreement and otherwise in accordance with its terms. The Confidentiality Agreement shall terminate at the Closing.

(b) From and after the Closing, until the 4th anniversary thereof (except with respect to information that, as of the Closing, constitutes a trade secret, with respect to which the obligations described in this Section 5.2(b) shall continue for so long as such information remains a trade secret), Parent shall, and shall cause its controlled Affiliates and their respective Representatives to, maintain in confidence any confidential information to the extent relating to (i) Buyer, its Affiliates (including the Transferred Entity), the Business, the Business Assets and Business Liabilities (such information, “Business Confidential Information”). In the event that Parent or any of its Affiliates are required by any applicable Law or judicial process to disclose any Business Confidential Information, Parent or such Affiliate shall, (1) to the extent permissible by such applicable Law, prior to such disclosure, provide Buyer with prompt written notice of such requirement, (2) disclose only that information that Parent or such Affiliate determines (with the advice of counsel) is required by such applicable Law to be disclosed and (3) use reasonable efforts to preserve the confidentiality of such Business Confidential Information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Business Confidential Information. Parent agrees that it will be responsible for any breach or violation of the provisions of this Section 5.2(b) by any of its Affiliates or Representatives. Notwithstanding the foregoing, (i) nothing shall prohibit the disclosure by Parent of Business Confidential Information to its Affiliates or Representatives who (x) are subject to confidentiality obligations to Parent that no less protective than those set forth in the Confidentiality Agreement and (y) who need to know such information in connection with the preparation of financial statements or Tax Returns and (ii) Business Confidential Information shall not include such non-public information that: (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Parent or any of its Affiliates in breach of this Section 5.2(b); (B) becomes available to Parent or such Affiliate after the Closing from a source other than Buyer and its Affiliates (including the Transferred Entity) or their respective Representatives if the source of such information is not known by Parent or such Affiliate or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information; or (C) Parent or such Affiliate demonstrates such information was independently developed after the Closing by Parent or such Affiliate or their respective Representatives without any use of or reliance on any non-public information of the Transferred Entity. Parent agrees that it will be responsible for any breach or violation of the provisions of this Section 5.2(b) by any of its Affiliates or Representatives.

(c) From and after the Closing, until the 4th anniversary thereof (except with respect to information that, as of the Closing, constitutes a trade secrets, with respect to which the obligations described in this Section 5.2(b) shall continue for so long as such information remains a trade secret), Buyer shall, and shall cause its Affiliates and their respective Representatives to, maintain in confidence any confidential information to the extent relating to Parent, its Affiliates, the Retained Business, the Retained Assets and Retained Liabilities (such information, “Retained Business Confidential Information”). Notwithstanding the foregoing, the foregoing shall not restrict the disclosure of any such information to the extent such disclosure (i) is determined by Buyer or such Affiliate (with the advice of counsel) to be required by any applicable Law or judicial process or (ii) is made to Representatives of Buyer or such Affiliate who need to know in connection with the preparation of financial statements or Tax Returns. In the event that Buyer or any of its Affiliates are required by any applicable Law or judicial process to disclose any Retained Business Confidential Information, Buyer or such Affiliate shall, (1) to the extent permissible by such applicable Law, prior to such disclosure, provide Parent with prompt written notice of such requirement, (2) disclose only that information that Buyer or such Affiliate determines (with the advice of counsel) is required by such applicable Law to be disclosed and (3) use reasonable efforts to preserve the confidentiality of such Retained Business Confidential Information, including by, at Parent’s request, reasonably cooperating with Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Retained Business Confidential Information. Notwithstanding the foregoing, Retained Business Confidential Information shall not include such non-public information that: (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Buyer or any of its Affiliates in breach of this Section 5.2(c); (B) becomes available to Buyer or such Affiliate after the Closing from a source other than the Transferred Entity or Parent and its Affiliates or their respective Representatives if the source of such information is not known by Buyer or such Affiliate or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Parent or its Affiliates with respect to such information; or (C) Buyer or such Affiliate demonstrates such information was independently developed after the Closing by Buyer or such Affiliate or their respective Representatives.

Section 5.3 Regulatory Efforts.

(a) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, each of the Parties shall use reasonable best efforts to, as promptly as possible, take or cause to be taken all actions reasonably necessary or advisable on its part under this Agreement to consummate the Transactions, and obtain the Required Approvals, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions, (ii) taking all actions reasonably necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under any Competition and Foreign Investment Laws or with respect to any other Required Approval) required to be obtained or made by any Party or any of their respective Subsidiaries in connection with the Sale and the other Transactions, and (iii) the execution and delivery of any additional instruments necessary to consummate the Closing and the other Transactions and to fully carry out the purposes of this Agreement.

(b) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, to the extent not prohibited by applicable Law, each Party shall keep the other Party apprised of the status of matters relating to the completion of the Sale and the other Transactions and work cooperatively with the other Party in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. To the extent not prohibited by applicable Law, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Parties of) any communication from any Governmental Entity regarding the

Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity. If either Party or any of its Affiliates or any of its or their Representatives receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party shall make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Neither Party nor any of its Affiliates shall participate in any meeting with any Governmental Entity in connection with the Transactions, or with any other Person in connection with any proceeding or Action by a private party relating to any Competition and Foreign Investment Laws or Required Approvals in connection with the Transactions, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other Party in advance (to the extent reasonably practical) and, to the extent not prohibited by such Governmental Entity, give the other Party the opportunity to attend and participate thereat.

(c) To the extent not prohibited by applicable Law, each Party shall furnish the other Parties with copies of all correspondence, filings, submissions and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity or other such Person with respect to this Agreement or the Transactions, and furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity or other such Person. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Agreement as “outside counsel/corporate in-house antitrust counsel only.” Such designated materials and any materials provided by Buyer to Parent or by Parent to Buyer pursuant to this Section 5.3, and the information contained therein, shall be given only to the outside legal counsel and corporate in-house counsel of the recipient and shall not be disclosed by such outside counsel and corporate in-house counsel to employees (other than corporate in-house counsel), officers or directors of the recipient unless express permission is obtained in advance from the Party that is the source of the materials or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(d) The Parties shall file or cause to be filed, as promptly as practicable, any filings and/or notifications necessary to obtain the Required Approvals set forth in Section 8.1(a) (and if a filing is required under the HSR Act, on or before November 24, 2025). If the Parties receive a request for additional information or documentary materials after an initial notification pursuant to any Competition and Foreign Investment Laws, the Parties shall use their respective best efforts to comply with such requests, as applicable, as promptly as possible and produce documents, responses to interrogatories, or other information on a rolling basis, and, to the extent not prohibited by applicable Law, counsel for all Parties shall closely cooperate during the entirety of any such investigatory or review process.

(e) The Parties shall use their respective best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Restructuring, the Sale and the other Transactions under any Competition and Foreign Investment Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the consummation of the Sale and the other Transactions as violative of any Competition and Foreign Investment Laws, the Parties shall jointly (to the extent practicable) use their best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any Action by any Governmental Entity to prevent or enjoin the consummation of the Restructuring, the Sale or the other Transactions, including by defending any such Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Restructuring, the Sale or the other Transactions resulting from any such Action.

(f) In furtherance of the undertakings in Section 5.3(a), (b), (c), (d) and (e), each of the Parties shall use reasonable best efforts to take any and all steps to eliminate each and every impediment under any Competition and Foreign Investment Laws so as to obtain the Required Approvals. Notwithstanding anything to the contrary in this Agreement, (i) no Party shall be required to take or agree or commit to take any action that is not conditioned upon the Closing, (ii) Parent shall not be obligated to take or agree or commit to take any action that relates to the Retained Business or Retained Assets and (iii) Buyer shall not be obligated to take or agree or commit to take any action that would have more than a material adverse impact on the Business, taken as a whole.

Section 5.4 Conduct of Business.

(a) From the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (A) as otherwise expressly required by this Agreement, including by this Section 5.4(a), Section 5.7, Section 5.8, Section 5.15 or Article VI, (B) as required by Law, (C) to the extent unrelated to the Business and the Transferred Entity, (D) as disclosed in Section 5.4 of the Parent Disclosure Schedule or (E) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause its Subsidiaries (including the Transferred Entity) to, (i) conduct the Business in all material respects in the ordinary course of business and consistent with past practice; (ii) use commercially reasonable efforts to (a) preserve the goodwill of the material suppliers, contractors, licensors, customers, subscribers and others having material business relations with the Business, (b) maintain and preserve the business organizations, assets and technology of the Business, including the Business Assets, (c) make capital expenditures in the ordinary course of business and to preserve the Business’s assets and goodwill and (d) keep available the services of the employees of the Business; and (iii) shall not, and shall cause each of its Subsidiaries (including the Transferred Entity) not to:

(i) (A) amend any Organizational Document of the Transferred Entity, (B) split, combine or reclassify the outstanding capital stock of the Transferred Entity or (C) with respect to the Transferred Entity, declare, set aside or pay any non-cash dividend or non-cash distribution to any Person other than a Transferred Entity (except as required to facilitate the actions contemplated by Section 5.7 and Section 5.8);

(ii) issue, sell, pledge or dispose of, any equity securities of the Transferred Entity (or securities exchangeable, convertible or exercisable for equity securities of the Transferred Entity);

(iii) sell, lease, sublease, license, pledge, abandon, assign, dispose, subject to a Lien (other than a Permitted Lien) any Real Property or tangible non-cash assets of the Business (including the Business Assets), except for dispositions of obsolete or unnecessary tangible property in the ordinary course of business;

(iv) cause the Transferred Entity to: (A) incur, assume or become liable for any Indebtedness or guarantee any Indebtedness of another Person, in each case, other than (i) Indebtedness for borrowed money not in excess of $500,000 that is prepayable, and (ii) Indebtedness for which the Transferred Entity shall not have any liability at and after the Closing, or (B) make any loans, advances, guarantees or capital contributions to or investments in any Person, in each case, in excess of $25,000;

(v) forgive, compromise, satisfy, pay, discharge, settle or cancel any third-party borrowed indebtedness owed to the Business or the Transferred Entity or waive any material claim of rights of material value in favor of the Business or the Transferred Entity;

(vi) (A) terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, sell, assign, transfer, encumber, license (including through covenants not to sue), or otherwise dispose of any Business IP, except for non-exclusive licenses granted in the ordinary course of business to end users of products manufactured, or services provided, by the Transferred Entity; (B) fail to continue to maintain the confidentiality of any Trade Secrets included in the Business IP; or (C) make any material modifications to the Business Software, including architecture (other than modifications made in response to a written request from a customer or for purposes of maintaining uptime in the ordinary course of business);

(vii) except (A) as may be required by applicable Law or (B) as required by the terms of any Contract, Parent Group Benefit Plan, Transferred Entity Benefit Plan, or Labor Agreement as in effect on the date hereof (or those entered into prior to Closing in compliance with this Section 5.4), (i) make, grant, pay, or commit to make, grant, or pay any (1) severance payment, change in control, stay, transaction, or similar bonus or (2) increase in any compensation payable to any Business Employee, (ii) take any action to increase or accelerate the accrual rate, vesting, or timing of payment or funding of, any compensation, benefits, or other rights of any Business Employee, (iii) with regards to the Transferred Entity Benefit Plan or Parent Group Benefit Plan to the extent applicable to Business Employees, (1) increase the coverage or benefits available thereunder or (2) terminate or amend, or commit to terminate or amend the Transferred Entity Benefit Plan or Parent Group Benefit Plan to the extent applicable to Business Employees to the extent such termination or amendment could result in any increased Liability or obligation of the Transferred Entity or Buyer following the Closing; (iv) establish or adopt any new plan, program, policy, agreement, or arrangement for the current or future benefit or welfare of any Business Employee that would be a Benefit Plan if it were in existence as of the date hereof; or (v) (1) negotiate, modify, extend, terminate or enter into any Labor Agreement or (2) recognize or certify any Employee Representative as the bargaining representative for any Business Employees;

(viii) (i) hire or promote any Business Employee or person who would become a Business Employee by virtue of such hiring or promotion; provided, however, that the hiring or promotion of any individual on terms consistent with ordinary course for the operation of the Business to fill a vacancy left by the departure of a Business Employee shall be permitted, (ii) terminate any Business Employee (other than for cause as determined by the Transferred Entity or member of the Parent Group, as applicable, in good faith); (iii) transfer the employment or services of any employee, officer, director or individual service provider from the Parent Group or its Affiliates to the Transferred Entity, other than as contemplated for Business Employees in connection with the Restructuring under Section 5.15(d), or (iv) transfer the employment or services of any employee, officer, director or individual service provider of the Transferred Entity to the Parent Group or its Affiliates;

(ix) enter into, renew, terminate, modify, amend or fail to renew or grant a waiver under any Contract that, if into entered into prior to the date hereof, would constitute a Material Contract, other than automatic renewals, expirations or terminations occurring as a result of the terms thereof or in connection with Parent carrying out its obligations under Section 5.5;

(x) make any change to its methods of financial accounting, except as required by a change in GAAP (or any official interpretation thereof) or applicable Law;

(xi) materially delay the payment of accounts payable or accrued expenses from the date such payment would have otherwise been made in the ordinary course of business or accelerate the generation or collection of accounts receivable or other current assets in advance of or beyond the date when the same would have otherwise been crystalized or collected in the ordinary course of business, including by issuing invoices outside of the ordinary course of business;

(xii) accelerate the generation of deferred revenue outside of the ordinary course of business;

(xiii) except as set forth in the capital budget of the Business made available to Buyer prior to the Effective Date, not commit or authorize any commitment to make any capital expenditures in excess of $100,000 in the aggregate that is unsatisfied as of the Closing;

(xiv) enter into any new line of business or abandon or discontinue any existing line of business;

(xv) dissolve, merge or consolidate the Transferred Entity with any other Person or adopt any plan of restructuring, reorganization, dissolution, liquidation or plan of merger, amalgamation or consolidation with respect to the Transferred Entity;

(xvi) form a new Subsidiary of the Transferred Entity;

(xvii) (A) make, change or revoke any election with respect to the entity classification of the Transferred Entity for U.S. federal income tax purposes or make, change or revoke any other material Tax election, (B) change any annual accounting period, (C) change any material method of accounting for Tax purposes, (D) settle any claim or assessment in respect of a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or (F) request any material ruling from any Governmental Entity with respect to Taxes, in each case if such actions relate or would relate to the Business Assets, the Transferred Entity, any Business Liability or the Business;

(xviii) settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business (it being agreed and understood that this clause (xviii) shall not apply with respect to Tax matters, which shall be governed by clause Section 5.4(a)(xvi));

(xix) permit any Business Permits to lapse or be cancelled;

(xx) permit any insurance policy relating to the Transferred Entity, the Business Assets, the Business Assets or the Business Liabilities to lapse or be cancelled;

(xxi) take any action that increases Indebtedness or Transaction Expenses or reduces Cash between the Measurement Time and the Closing; and

(xxii) agree or commit to do or take any action described in this Section 5.4(a).

(b) Buyer covenants and agrees that, from the Effective Date through the earlier of the Closing or the termination of this Agreement, except (A) as otherwise contemplated by this Agreement, (B) as required by Law, (C) as disclosed in Section 5.4(b) of the Buyer Disclosure Schedule, or (D) as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Subsidiaries not to, directly or indirectly, acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or dissolve, merge or consolidate with any other Person, if such transaction would reasonably be expected to, directly or indirectly, prevent, delay or impede the consummation of the Closing.

(c) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to Control or direct Parent’s or any of its Affiliates’ (including the Transferred Entity) businesses or operations prior to the Closing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to Control or direct Buyer’s or any of its Affiliates’ businesses or operations.

Section 5.5 Consents; Shared Contracts.

(a) During the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, subject to Section 5.5(e) and Section 5.15(h), Parent and its Subsidiaries shall use commercially reasonable efforts to obtain any consents from Third Parties with respect to any Business Permit and under any Contract required to be obtained in connection with the consummation of the Transactions. Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement, Parent or the applicable Subsidiary shall deliver notices and requests for consent to counterparties to the Transferred Contracts to which notice or a consent is required in connection with the Transactions, which notice or request for consent shall be in a form reasonably acceptable to Buyer. Additionally, notwithstanding anything to the contrary herein or any Transaction Document, (i) Parent and its Subsidiaries shall use commercially reasonable efforts to obtain any consents, or a replacement license on substantially the same terms, from Third Parties in connection with the Business IP Licenses set forth on Section 5.5(a) of the Parent Seller Disclosure Schedule (the “Specified Business IP Licenses”) required to be obtained in connection with the consummation of the Transactions (the “Business IP License Consents”) and (ii) Parent shall bear the costs of obtaining the Business IP License Consents and/or replacement Specified Business IP Licenses, including any consent fees or, for the period beginning on the Closing Date until the date that is six (6) months thereafter, increases in ongoing costs charged under any such new license entered into to obtain such consent or replacement under any Specified Business IP Licenses, but Parent shall not be otherwise be responsible for the post-Closing operational costs under Specified Business IP Licenses or any replacements thereof; provided, however, that Parent shall obtain Buyer’s written consent prior to entering into any replacement Specified Business IP License that increases ongoing costs charged under such new license beyond such six (6)-month period.

(b) Excluding (i) any Lease with respect to a Shared Location, the treatment of which shall be governed by Section 5.5(c) and (ii) any Contract the benefits of which Parent shall be required to provide, directly or indirectly, wholly or in part, to the Buyer (or the Transferred Entity) after Closing pursuant to the Transition Services Agreement, with respect to each Contract between Parent or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which Parent or any of its Affiliates receives any goods or services or any other rights or benefits from such Third Party that inure to the benefit or burden of, or otherwise relate to, the Business or Business IP, on the one hand, and the Retained Business or the Excluded IP, on the other hand (each, a “Shared Contract”), at the election of Buyer (to be made in writing within thirty (30) days after the date hereof) with respect to any such Shared Contract identified by Parent to Buyer prior to the date hereof (or with respect to any Shared Contract identified following the date hereof, thirty (30) days following the date of its disclosure to Buyer), Parent shall, and shall cause its Affiliates to, use reasonable best efforts to, before or effective as of the Closing, cause the applicable Transferred Entity to enter into a standalone Contract related solely to the Business and having substantially similar commercial terms to each Shared Contract (a “Split Contract”). With respect to any Shared Contract for which no Split Contract has been entered into as of the Closing, at the written election of Buyer, until the expiration of such Contract under its terms, Parent and the Buyer shall reasonably cooperate and use commercially reasonable efforts to establish an agency type or similar arrangement intended to both (x) provide the Transferred Entity, to the fullest extent practicable under such Shared Contract, the rights and obligations of those parts of the Shared Contract to the extent related to the Business (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) provide Parent and its Affiliates (other than the Transferred Entity), to the fullest extent practicable under such Shared Contract, the rights and obligations of those parts of the Shared Contract to the extent related to the Retained Business (including by means of any subcontracting, sublicensing or subleasing arrangement), provided, that, if such rights and obligations related to the Business are addressed by the Transition Services Agreement or the services thereunder, the Transition Services Agreement shall control. From and after the Closing, (A) the Buyer and Transferred Entity shall indemnify and hold harmless the Parent and its Affiliates for all Liabilities arising after the Closing from or relating to the portion of any Shared Contract apportioned to the Buyer and Transferred Entity and (B) Parent shall indemnify and hold harmless Buyer and the Transferred Entity for all Liabilities arising after the Closing from or relating to the portion of any Shared Contract apportioned to Parent and its Affiliates (other than the Transferred Entity).

(c) At or prior to the Closing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to enter into a lease, sublease or other occupancy agreement governing each piece of Leased Real Property set forth on Section 5.5(c) of the Parent Disclosure Schedule (each such piece of Leased Real Property, a “Shared Location”, and each such lease, sublease or occupancy agreement, a “Sublease”), upon mutually acceptable terms. If such a Sublease has not been entered into with respect to any Shared Location as of the Closing, then promptly following the Closing, the Parties and their respective applicable Subsidiaries shall (to the extent (x) permitted pursuant to the underlying lease on such Shared Location or (y) the applicable landlord’s consent has been obtained) enter into a Sublease for such Shared Location at then-prevailing market rates and terms.

(d) Notwithstanding anything to the contrary contained herein, including Section 5.3, to the extent that transfers of Business Permits issued by any Governmental Entity are required to be made to or from a Transferred Entity in connection with the consummation of the Transactions, the Parties shall use reasonable best efforts to effect such transfers at or prior to the Closing.

(e) Unless otherwise expressly set forth herein, neither Party nor any of its respective Affiliates shall have any obligation to make any payments or incur any Liability (including any arrangement to remain secondarily liable or provide other credit support), commence an Action or offer or grant any accommodation (financial or otherwise) to any other Person in order to obtain any consents of third parties or effect the transfers or arrangements contemplated by this Section 5.5 (other than reasonable internal costs and any consent payment or accommodation which the terms of any applicable Contract expressly require, in which case Parent shall make such payment or accommodation), and neither the failure to receive any such consents or to effect any such transfers or arrangements, nor the initiation of any Action whether commenced or threatened by or on behalf of any Person arising out of or relating to the failure to receive such consent, shall be taken into account with respect to whether any condition to the Closing set forth in Article VIII shall have been satisfied, except to the extent of a breach of Section 3.4 or this Section 5.5.

Section 5.6 Public Announcements. No Party nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or relevant securities exchange rules, in which case the Party required to publish such press release or public announcement shall provide the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication and shall consider such comments in good faith, or (b) to the extent the contents of such release or announcement have previously been released publicly by a Party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 5.6. Notwithstanding anything herein to the contrary, Parent and its Affiliates may, at any time, respond to questions or provide a summary or update relating to, or discuss the benefits of, the Transactions in calls or meetings with Parent or its Affiliates’ analysts, investors or attendees of any industry conference. Notwithstanding anything herein to the contrary, Buyer and its affiliates that are investment funds may, at any time, provide information related to the Transactions to their actual and prospective investors and limited partners that are bound by an obligation of confidentiality with respect to such information. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by the Parties.

Section 5.7 Intercompany Accounts; Cash. (a) At or prior to the Closing, Parent shall, and shall cause its Subsidiaries to, effective at the Closing, (i) release, cancel, terminate or otherwise settle all intercompany accounts owed by the Transferred Entity to the Parent Group, as of the Closing Date and (ii) cause the Transferred Entity to release, cancel, terminate or otherwise settle all intercompany accounts owed by the Parent Group to the Transferred Entity as of the Closing Date, except, in each case, for those accounts listed on Section 5.7 of the Parent Disclosure Schedule and (b) any and all cash or cash equivalents of the Transferred Entity may, prior to the Measurement Time, be extracted from the Transferred Entity by any Parent Group Entity (including through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations, and the settling of intercompany loans accounts), in the case of each of clause (a) and (b), in such a manner as Parent shall determine in its sole discretion.

Section 5.8 Termination of Intercompany Arrangements and Related Party Contracts. At or prior to the Closing, Parent shall, and shall cause its Subsidiaries to, effective at the Closing, (i) terminate all arrangements, understandings or Contracts, including all Intercompany Contracts, licenses to Intellectual Property and all obligations to provide goods, services or other benefits, by any Parent Group Entity, on the one hand, and the Transferred Entity on the other hand, (except for (x) the Transaction Documents, (y) any intercompany accounts which survive pursuant to Section 5.7 and (z) the other arrangements, understandings or Contracts listed in Section 5.8 of the Parent Disclosure Schedule) (the “Intercompany Arrangements”) and (ii) terminate the Related Party Contracts, in each case of clauses (i) and (ii), without any party having any continuing obligations or Liability to the other. All releases, cancellations, terminations and settlements of intercompany accounts or Contracts pursuant to Section 5.7 or this Section 5.8 shall be effected with no Liabilities or obligations of the Transferred Entity, Buyer or any of its Affiliates as of the Closing.

Section 5.9 Guarantees; Commitments and Lien Releases.

(a) On or prior to the Closing, Parent shall use its reasonable best efforts, and Buyer shall reasonably cooperate with Parent, to cause the Transferred Entity to replace any Guarantee issued by or under which any Parent Group Entity has any Liability relating to the Business or the Transferred Entity (including, for the avoidance of doubt, those set forth on Section 5.9(a)(i) of the Parent Disclosure Schedule, and, collectively, the “Parent Guarantees”); provided, however, that Parent shall not be required to take any such action prior to the Closing with respect to the Parent Guarantees set forth on Section 5.9(a)(ii) of the Parent Disclosure Schedule (the “Performance Guarantees”); and provided, further, that neither Party shall be required to compensate or incur any Liability to any Third Party or offer or grant any accommodation (financially or otherwise, including any arrangement to remain secondarily liable or provide any other credit support) to any Third Party in order to obtain such replacement. If any Parent Guarantee is not replaced effective as of the Closing, (i) Buyer shall, and shall cause the Buyer

Group to, use commercially reasonable efforts, at its sole expense, cause each applicable Parent Group Entity to be released from such Parent Guarantee, (ii) Parent shall not be obligated to renew any Parent Guarantee or Performance Guarantee beyond the expiration date in effect as of the Closing Date with respect to such Parent Guarantee or Performance Guarantee, and (iii) in furtherance of, and without limiting the other obligations in this Section 5.9, Buyer shall, and shall cause the Transferred Entity to, indemnify and hold harmless the Parent Group against any Losses that any Parent Group Entity suffers, incurs or is liable for by reason of or arising out of or in consequence of, any Parent Guarantee, including any claim or demand for payment made on any Parent Group Entity with respect to any Parent Guarantee, and any Action by any Person who is or claims to be entitled to the benefit of, or claims to be entitled to payment, reimbursement or indemnity with respect to any Parent Guarantee.

(b) At least five (5) Business Days prior to the Closing Date, Parent shall deliver (or cause to be delivered) to the Buyer drafts of customary lien releases, guarantee releases and other documentation (including UCC-3 termination statements) (such documentation, the “Release Documentation”) to evidence the release of (i) any Guarantee issued by the Transferred Entity, or under which the Transferred Entity has any Liability, in each case in favor of Parent or any of its Subsidiaries or relating to the Retained Business (including, any Guarantee of the Indebtedness listed on Section 5.9 of the Parent Disclosure Schedule) and (ii) any Liens on the assets of the Transferred Entity (including any Business Assets transferred to the Transferred Entity) to the extent such Liens secure any Liability relating to the Retained Business (including any Liens securing the Indebtedness listed on Section 5.9 of the Parent Disclosure Schedule) (collectively, the “Transferred Entity Credit Support”). On the Closing Date, Parent shall deliver to Buyer executed counterparts of the Release Documentation, in each case in form for filing where applicable, and such instruments shall be effective to release the Transferred Entity Credit Support upon the consummation of the Closing.

Section 5.10 Insurance.

(a) From and after the Closing, the Transferred Entity shall cease to be insured by the Insurance Policies, and except as expressly set forth in this Agreement, neither the Transferred Entity nor Buyer or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any Business Assets or any Business Liability or any other Liability of the Transferred Entity or arising from the operation of the Business, in each case including with respect to all known and incurred but not reported claims. Any Parent Group Entity may, to be effective at the Closing, amend any Insurance Policies in the manner they deem appropriate to give effect to this Section 5.10(a) provided that the Parent Group will not take any action the primary purposes of which is to cause the Business or the Transferred Entity, the Business, the Business Assets or the Business Liabilities to no longer be eligible for coverage under the Specified Insurance Policies with respect to Pre-Closing Occurrences.

(b) Notwithstanding anything to the contrary herein, the Parties acknowledge that the Business, Business Assets, Business Liabilities and the Transferred Entity may be entitled to the benefit of coverage under the Specified Insurance Policies with respect to acts, facts, circumstances or omissions occurring prior to the Closing (to the extent the same relate to matters generally covered by the Specified Insurance Policies, “Pre-Closing Occurrences”). For any

Pre-Closing Occurrences, the Parent Group Entities will reasonably cooperate with Buyer and the Transferred Entity to provide support with respect to, such claims to which the Specified Insurance Policies may provide coverage and timely submit to carriers claims in respect of Pre-Closing Occurrences. Without limiting the generality of the foregoing, Parent hereby agrees, upon receipt of a written request by Buyer, to make claims with respect to Pre-Closing Occurrences on Buyer’s behalf, provided, that except as required under a Specified Insurance Policy to preserve a right of recovery thereunder, Parent shall not be required to submit any claims in respect of Pre-Closing Occurrences to the extent (i) the claims or any damages or Losses related thereto were taken into account in determining the Final Purchase Price and (ii) with respect to the Excess Insurance Policies, to the extent that Buyer’s aggregate claims exceed $20,000,000. To the extent that it is reasonably likely that coverage is available for a Pre-Closing Occurrence under the RWI Policy, Buyer shall use commercially reasonable efforts to obtain recovery for such Pre-Closing Occurrence, and to the extent that Buyer recovers under the RWI Policy with respect to such Pre-Closing Occurrence, the amount of such recovery (net of costs of collection) shall reduce Buyer’s entitlement to recovery under this Section 5.10. Buyer and Parent will reasonably cooperate to maximize insurance recoveries under the Specified Insurance Policies for the benefit of all Parties, including by identifying, submitting and pursuing all claims that could be utilized to satisfy any applicable aggregate deductible. To the extent that the Parties have aggregate claims that exceed any aggregate deductible, coverage caps or coverage sublimits under any Specified Insurance Policies, such deductibles, coverage caps and coverage sublimits will be allocated between Buyer and the Parent Group Entities proportionally based upon the relative dollar values of the respective claims submitted by Buyer and the Parent Group Entities under the applicable Specified Insurance Policy during the relevant period. To the extent that either Buyer, on the one hand or Parent or its Subsidiaries on the other hand, receive a recovery under a Specified Insurance Policy that does not align with the allocation set forth in the prior sentence, such Party shall make a payment to the other Party to the extent necessary to give effect to such allocation.

(c) With respect to claims for Pre-Closing Occurrences made pursuant to this Section 5.10 (or pending as of the date hereof), (i) each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect under the Specified Insurance Policies with respect to a Pre-Closing Occurrence and remit any such amount to Buyer; provided that (x) Buyer shall be fully responsible (without limiting any rights under any other provision of this Agreement) for the portion of any deductible, uninsured or self-insured amounts in respect of any Insurance Policy proportionally based on the relative aggregate dollar value of the respective claims submitted under the applicable Specified Insurance Policy by Buyer and the Parent Group Entities during the relevant period and (y) Buyer agrees to reimburse Parent promptly upon request for all reasonable, documented, out-of-pocket expenses incurred by Parent or any Affiliate of Parent in connection with making or pursuing any claim pursuant to this Section 5.10, including the costs of filing a claim and any out-of-pocket amounts that are or become payable by Parent or any Affiliate of Parent as a result of claims made pursuant to this Section 5.10 (such costs and expenses referred to in this clause (y), “Recovery Costs”). The Parties agree that any recoveries under the Specified Insurance Policies in respect of Pre-Closing Occurrences shall inure first to the Parent Group to reimburse any and all Recovery Costs, without duplication of any amounts reimbursed pursuant to clause (y) above, and Parent shall promptly remit the remaining portion of any such recovery to Buyer or its designee.

(d) At or prior to the Closing, Parent shall secure, at the sole cost and expense of Buyer, a tail insurance policy (the “D&O Tail”) covering all current and former directors and officers of the Transferred Entity with respect to matters occurring at or before the Closing (whether known or unknown as of the effective time of the D&O Tail by Parent, Buyer, the Transferred Entity or any of their respective Affiliates, directors or officers), which policy shall not provide for coverage in excess of $5,000,000 and Parent shall maintain such policy in effect, without any lapse or gaps in coverage, until the earlier of (A) 6 years following the Closing Date and (B) the consummation following the Closing Date of a change in Control or sale of all or substantially all of the assets of the Transferred Entity. Notwithstanding anything to the contrary herein, the aggregate amount payable by Buyer in respect of the D&O Tail shall in no event exceed the lesser of $50,000 or 300% of the annual premium payable for the Transferred Entity’s current directors’ and officers’ liability insurance policies set forth on Section 3.22 of the Parent Disclosure Schedule (and if the price of the tail policy exceeds such amount, Parent shall obtain the best insurance coverage reasonably available whose cost is less than such amount). Neither Buyer nor any of the Transferred Entity shall take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the directors and officers referred to in this Section 5.10(d). If Buyer or the Transferred Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, proper provisions shall be made so that the successors and/or assigns of Buyer or the Transferred Entity, as the case may be, shall assume all of the obligations set forth in this Section 5.10(d). This Section 5.10(d) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Buyer and the Transferred Entity. Without limiting the foregoing, during the period commencing at the Closing and ending on the 6th anniversary of the Closing, all rights to indemnification, exculpation from liabilities, and/or advancements, in each case, in respect of acts or omissions occurring prior to the Closing existing in favor of present and former directors and officers of the Transferred Entity (the “D&O Indemnified Persons”), as provided in the organizational documents of the Transferred Entity, as applicable, shall continue to be binding on the Transferred Entity, and the Transferred Entity shall indemnify and hold harmless each D&O Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing, including this Agreement and the Transactions), arising out of or pertaining to the fact that the D&O Indemnified Person is or was a director or officer of the Transferred Entity or is or was serving at the request of the Transferred Entity as a director or officer of another Person, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. If any such Action occurs, (x) each D&O Indemnified Person shall be entitled to advancement of expenses incurred in the defense of any such Action from the Transferred Entity and (y) the Transferred Entity, as applicable, shall reasonably cooperate in the defense of any such matter.

(e) Prior to the Closing, Parent and its Affiliates shall reasonably cooperate with Buyer and its Affiliates, and take such actions as Buyer may reasonably request, in order to enable Buyer or an Affiliate thereof to obtain and bind a representations and warranties insurance policy (the “RWI Policy”), effective as of the Closing, including to access to reasonable amounts of additional diligence information to remove or limit any exclusions thereunder. Without limiting the generality of the foregoing, Parent shall deliver to Buyer or its designee four (4) electronic copies of the virtual data room maintained in connection with the Transactions no later than five (5) Business Days prior to the Closing Date. If Buyer or any of its Affiliates purchases an RWI Policy, such RWI Policy shall provide that, other than with respect to the Transferred Entity’s or Parent’s Fraud, the insurer to the RWI Policy shall have no indemnification, contribution, subrogation or other rights to pursue any claim in connection with this Agreement or the Transactions against Parent and that Parent shall be intended third-party beneficiaries of the foregoing waiver. Following Buyer’s or any of its Affiliates’ purchase of any RWI Policy, Buyer shall not, and shall cause its Affiliates not to, agree to any amendment, variation, or waiver of the subrogation provisions in such RWI Policy benefitting Parent (or do anything which has a similar effect) that would adversely impact Parent, without Parent’s prior written consent.

(f) Prior to the Closing, Parent and its Affiliates shall reasonably cooperate with Buyer and its Affiliates, and take such actions as Buyer may reasonably request, in order to enable Buyer (at its expense) to obtain coverage under its existing cyber liability insurance policy respect to acts, facts, circumstances or omissions occurring prior to the Closing covered by such policy.

Section 5.11 Litigation Support. If and for so long as (a) Parent or any of its Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a Third Party (other than an action brought against or by the other Party or any Affiliate of such Party) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss in connection with (i) any Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Transferred Entity (including, for the avoidance of doubt, any Retained Liabilities or Retained Business that were historically part of the Business or a Transferred Entity), or (b) Buyer or the Transferred Entity is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a Third Party (other than an action brought against or by Parent or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss in connection with (i) any Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Business or any Retained Liabilities, the other Parties shall, and shall cause its other Subsidiaries (including, in the case of Buyer, the Transferred Entity) and Affiliates (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, cooperate with the prosecuting, contesting or defending Party and its Affiliates and its and their counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to and preservation of their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense, at the sole cost and expense of the prosecuting, contesting or defending Party; provided, however, that if the such costs and expenses are incurred by an Indemnified Party in connection with a matter subject to indemnification pursuant to Article IX, such costs and expenses shall be deemed Losses subject to Article IX.

Section 5.12 Misallocated Assets and Misdirected Payments; Further Assurances.

(a) If, following the Closing, Buyer or any of its Affiliates becomes aware that a Retained Asset or Retained Liability has been transferred to or retained by the Transferred Entity, Buyer shall promptly inform Parent of that fact in writing. At Parent’s request, Buyer shall or shall cause the applicable Transferred Entity to transfer all right, title and interest in such Retained Asset and, at Buyer’s request, Parent shall cause the applicable Parent Group Entity to accept and assume such Retained Liability, in each case, as soon as practicable for no consideration. If, following the Closing, Parent or any of its Affiliates becomes aware that any Business Asset or Business Liability has not been transferred to or retained by, as applicable, the Transferred Entity, Parent shall promptly inform Buyer of that fact. At Buyer’s request, Parent shall, or shall cause the applicable Parent Group Entity to transfer, all right, title and interest in such Business Asset to the Transferred Entity (or other Subsidiary designated by Buyer) and, at Parent’s request, Buyer shall cause applicable Transferred Entity (or other Subsidiary of Buyer) to accept and assume such Business Liability, in each case, as soon as practicable for no consideration.

(b) Until the transfer of all Retained Assets and Business Assets, as applicable, held by any Party or its Affiliates in error, the applicable Party shall hold, or cause its applicable Affiliates to hold, such Retained Assets or Business Assets, as applicable, and all receivables and benefits relating to or arising therefrom or in connection therewith, in trust for the benefit of the other Party, and such other Party shall be treated as the owner of such Retained Assets or Business Assets, as applicable, for Tax purposes to the maximum extent permitted by applicable Law.

(c) Except as otherwise provided in the Transaction Documents, following the Closing, (i) if any payments due with respect to the Business Assets, or any rights, properties or assets transferred to the Transferred Entity or their Affiliates following the Closing pursuant to Section 5.12(a), are paid to any Parent Group Entity, Parent shall, or shall cause the applicable Parent Group Entity to, promptly remit by wire or draft such payment to an account designated in writing by Buyer and (ii) if any payments due with respect to the Retained Assets are paid to Buyer, the Transferred Entity or their Affiliates, Buyer shall cause the Transferred Entity to, and the Transferred Entity shall, transfer, or cause its Affiliates to promptly remit by wire or draft such payment to an account designated in writing by Parent.

(d) If any Parent Group Entity receives any correspondence intended for Buyer or any of its Affiliates (including the Transferred Entity) post-Closing, such Parent Group Entity shall promptly forward such correspondence to Buyer or its designated Affiliate. If Buyer or its Affiliates (including the Transferred Entity) receives any correspondence intended for a Parent Group Entity post-Closing, Buyer or such Affiliate shall promptly forward such correspondence to Buyers or their designated Affiliate.

(e) Without limiting this Section 5.12, from and after the Closing, Parent shall, at no cost to Buyer, transfer to Parent any asset owned by and in the possession or control of Parent or its Subsidiary to the extent that the failure of Parent or its Subsidiary to transfer, or otherwise grant such access or use to, such asset as of the Closing resulted in a breach, as of the Closing, of any of the representations and warranties of Parent contained in Section 3.20.

(f) If at any time any of the Parties shall consider or be advised that any further documents or actions are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise the rights, title or interest in or to the Business Assets or the Retained Assets or the assumption of obligations with respect to Business Liabilities or the Retained Liabilities under or otherwise pursuant to this Agreement, each other Party shall, or shall cause its respective Affiliates to, execute and deliver such further documents or take such actions and provide all reasonable assurances and to take and do all such other reasonable actions and things as the first Party may reasonably request to vest, perfect or confirm any and all right, title and interest or the assumption of such obligations.

(g) The obligations contained in the Section 5.12 shall terminate on the second anniversary of the Closing Date.

Section 5.13 Use of Marks.

(a) Except as expressly provided in this Section 5.13, the Ancillary Agreements or in any intercompany agreements listed on Section 5.8 of the Parent Disclosure Schedule, no Buyer Group Entity shall use, or have or acquire the right to use or any other rights in, the Parent Names.

(b) Parent, on behalf of itself and its Affiliates, hereby grants to Buyer and the Transferred Entity, effective as of the Closing Date, a non-exclusive, royalty-free, non-transferable, non-sublicensable (except to Affiliates), limited license to use the Parent Names currently used by the Business for a period of six (6) months after the Closing on existing products, promotional or other marketing materials, signage, vehicles, properties, technical information, corporate letterhead, stationary, business cards, written policies and procedures and any other documents and materials or other assets, in each case, to the extent used in the Business immediately prior to the Closing, so long as Buyer shall, and shall cause the Transferred Entity to, in any event, use commercially reasonable efforts to minimize the use of the Parent Names as soon as is reasonably practicable after the Closing Date, provided that, immediately after the Closing, Buyer shall cease to hold itself out as having any affiliation with any Parent Group Entity (other than Parent’s prior ownership interest in the Transferred Entity). Notwithstanding the foregoing, Buyer and the Transferred Entity is permitted to continue to use the Parent Name solely within the Domain Name “MatthewsAutomation.com” for a period of six (6) months after Closing, provided, that, thereafter for a period of 18 months, such Domain Name may be used by Buyer and the Transferred Entity solely for purposes of redirecting visitors to another domain name maintained by Buyer or the Transferred Entity and following such 18-month period, such Domain Name shall not be used in commerce by the Buyer or the Transferred Entity (it being understood that Buyer or the Transferred Entities (and their successors and assigns) may continue to own, register and renew the registration of the Domain Name “MatthewsAutomation.com” provided that it is not used in commerce (not even for redirecting to other domain names). If at any time Buyer decides not to renew or intends to abandon such Domain Name, Buyer shall notify Parent and, upon Parent’s request, transfer ownership of such Domain Name back to Parent at no additional cost.

(c) As soon as practicable after the Closing Date (and in any event within forty five (45) Business Days thereafter, provided that, if Buyer requests an extension, Parent shall not unreasonably withhold its consent to such extension), the Buyer shall, and shall cause the Transferred Entity to change its name to a name that does not include any Parent Name, including making any legal filings necessary to effect such change.

(d) Nothing in this Section 5.13 shall prevent, restrict or otherwise limit the Buyer or its Affiliates from (i) describing the historical relationship between the Business and the Parent Group Entities for informational purposes, or (ii) making any use of the Parent Marks that (x) would constitute “fair use” or otherwise not be prohibited under applicable Law if such use were made by a third party, or (y) is otherwise required under applicable Law.

Section 5.14 IP & Cybersecurity Matters.

(a) Parent acknowledges and agrees that, except as specifically set forth herein, from and after the Closing, the Parent Group Entities (i) are not retaining any right, title or interest in the Business IP nor will they have any license or other right to use any Business IP, (ii) shall cease and discontinue any and all uses of the Business IP, (iii) shall not oppose, dispute or contest the ownership or validity of, or any rights of, Buyer or its Affiliates in or to the Business IP and (iv) shall not adopt, use, register or attempt to register in any jurisdiction any of the Business IP or instruct others to do so.

(b) As soon as reasonably practicable after the date hereof, and in any event prior to effecting the Restructuring, the Parent shall use reasonable best efforts to, at Parent’s sole expense, prepare, obtain and file all documents with the U.S. Patent and Trademark Office (“USPTO”) reasonably required to correct the chain of title for the Intellectual Property set forth on Section 5.14(b) of the Parent Disclosure Schedule such that a Parent Group Entity is properly recorded as the legal and record owner of such Intellectual Property.

(c) Upon Buyer’s request, as soon as reasonably practicable after the date hereof, and in any event prior to the Closing, Parent shall use reasonable best efforts to, at the Parent’s sole expense, file with the USPTO applications to register trademarks for the wordmarks “Nexus,” “Compass,” “Pyramid,” “Pyramid Control,” “Pyramid Director,” “Build2Light,” “PUT-TO-LIGHT” and the stylized “Lightning Pick” logo in the name of the Transferred Entity, in each case for all goods and services in connection with which such trademarks are used in the conduct of the Business.

(d) As soon as reasonably practicable after the date hereof, and in any event no later than fifteen (15) days after the date hereof, Parent shall cause the Transferred Entity to, at Parent’s sole cost and expense, commission a reputable vendor with expertise in Open Source Software scanning and analysis (such vendor to be determined by Buyer, with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed) to perform an Open Source Software scan on the current base source code of all material Business Software, including the source code of the products listed on Section 1.1(f)(ii) of the Parent Disclosure Schedule, and provide a report (together with the scan, the “Report”) setting forth all Open Source Software copyleft risks, Software licensing deficiencies and security vulnerabilities. Promptly following receipt of the Report, Parent shall provide the Report to Buyer via the “clean room” within the virtual data room established for this Transaction and the Parent shall, and shall cause the Transferred Entity to, use reasonable efforts to remediate any material issues that are identified in the Report; provided, however, that Parent and the Transferred Entity shall not take any remediation steps without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except such steps taken to (i) replace any Open Source Software with software that would not, in any material respect, degrade, harm or otherwise negatively affect the functionality or quality of any Business Software with which it is used or into which it is incorporated or (ii) achieve material compliance with the notice or attribution requirements of any Open Source Software license.

(e) As soon as reasonably practicable after the date hereof, and in any event prior to the Closing, the Parent shall, and shall cause its applicable Subsidiaries to, use reasonable best efforts to enter into agreements, substantially in forms reasonably acceptable to Buyer, with (i) each of the Persons set forth on Section 5.14(e) of the Parent Disclosure Schedule (each such Person, a “Covered Staffing Agency”) assigning to the Transferred Entity all of the Covered Staffing Agency’s right, title and interest in and to all Intellectual Property created or developed for or on behalf of the Business by all Contributors assigned by such Covered Staffing Agency to the Transferred Entity or to any Parent Group Entity to the extent related to the Business, or otherwise engaged by such Covered Staffing Agency to create or develop Intellectual Property for or on behalf of the Business (“Assigned Contributors”), and requiring the Covered Staffing Agency to obtain from each of its Assigned Contributors an assignment to the Covered Staffing Agency of all of such Assigned Contributor’s right, title and interest in and to all such Intellectual Property or (ii) with each Assigned Contributor assigning directly to the Transferred Entity all of such Assigned Contributor’s right, title and interest in and to all Intellectual Property created or developed for or on behalf of the Business by such Assigned Contributor.

Section 5.15 Restructuring.

(a) Prior to the Closing, Parent shall, and shall cause each of its applicable Subsidiaries to, effect the Restructuring in accordance with the Restructuring Plan. Without limiting the foregoing, Parent shall cause the Parent Group to (i) contribute, convey, transfer, assign and deliver to the Transferred Entity all of the Parent Group’s right, title and interest in, to and under the Business Assets free and clear of all Liens other than Permitted Liens and other than Liens that will be released at Closing at the Parent Group’s sole cost and expense (including assigning all Transferred IP to a Transferred Entity pursuant to a form reasonably approved by Buyer, and recording the transfer to the Transferred Entity of the registered, issued, or applied-for Transferred IP with the USPTO and using commercially reasonable efforts to do the same with the equivalent foreign Governmental Entities or registrars, as applicable, such that a Transferred Entity is the legal and record owner thereof), to the extent such Business Assets are not currently held by the Transferred Entity and (ii) the Transferred Entity to accept and assume all Business Liabilities, in each case to the extent such Business Liabilities are not currently held by the Transferred Entity.

(b) Prior to the Closing, Parent and its applicable Subsidiaries shall cause (i) the Transferred Entity to convey, transfer, assign and deliver to the Parent Group all of the Transferred Entity’s right, title and interest in, to and under the Retained Assets, in each case to the extent such Retained Assets are not currently held by a Parent Group Entity and (ii) the Parent Group Entities to accept and assume all Retained Liabilities, in each case to the extent such Business Liabilities are not currently held by a Parent Group Entity.

(c) Without limiting the generality of Section 5.15(b), prior to the Closing, (a) Seller shall cause the Transferred Entity to dividend, distribute, assign, transfer or convey all of the Excluded Interests to the Parent Group and (b) shall use reasonable best efforts to cause the Transferred Entity to be released from any Liabilities relating or arising under the Contracts listed in Section 5.15(c) of the Parent Disclosure Schedules (the “Novated Contracts”).

(d) Prior to the Closing, Parent shall use reasonable best efforts to: (i) cause any employee who performs services primarily dedicated to the Business or who is listed on Section 1.1(e) of the Parent Disclosure Schedule and who, in each case, is employed by Parent or its Subsidiaries other than a Transferred Entity to transfer such employee’s employment to a Transferred Entity such that each Business Employee is employed by a Transferred Entity as of immediately prior to the Closing Date and (ii) assign to the Transferred Entity any restrictive covenant agreement to which any Business Employee is a party and that benefits the Transferred Entity.

(e) The Restructuring Plan sets forth the steps described to effectuate Parent’s obligations pursuant to Section 5.15(a) and anticipated structure of the Transferred Entity as of Closing. Prior to the Closing, as reasonably necessary to accomplish the objectives of the Transactions, Parent may modify or amend the steps taken in the Restructuring Plan upon the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Parent shall deliver to Buyer a draft of each Contract, assignment, conveyance, instrument and any other documents, and any restatements thereof or amendments or supplements thereto, used by the Parent Group or any of their respective Affiliates to effect the Restructuring or in connection with the Restructuring (each such document, a “Restructuring Document”) and each Restructuring Document shall be in a form reasonably acceptable to both Parties.

(f) Without limiting the generality of Section 5.15(e), to the extent that the provisions of a Restructuring Document are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement: (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Parties shall cause the provisions of the relevant Restructuring Document to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(g) Each Party shall not, and shall cause its respective Affiliates not to, bring any claim against the other Party or any Affiliate thereof in respect of or based upon any of the Restructuring Document, except to the extent necessary to enforce any transfer of any assets or liabilities in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, including Article IX hereof, and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any Restructuring Document (but without prejudice to the establishment of the existence of the claim hereunder) to the extent inconsistent with this Agreement.

(h) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, contribute, dividend, distribute, assign, transfer, convey or deliver any Business Asset or Retained Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted sale, contribution, dividend, assignment, transfer, conveyance or delivery thereof, without the consent of a Third Party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law (each such Business Asset or Retained Asset, as applicable, or claim or right or benefit arising thereunder or resulting therefrom, “Non-Transferable Asset”) without first obtaining all such necessary approvals, consents and waivers of such Third Party, and the applicable provisions of this Section 5.15(h) shall apply in regard to all such Non-Transferable Assets. For the avoidance of doubt, such asset shall for purposes of Article IX, notwithstanding this Section 5.15(h), be considered a Business Asset or Retained Asset, as the case may be. Following the Closing Date, Parent shall use reasonable best efforts to obtain each consent, approval or waiver required with respect to a Non-Transferable Asset (including with respect to the division of any Shared Contract pursuant into Split Contracts pursuant to Section 5.5(b)) as soon as practicable after the date of this Agreement (and Buyer will reasonably cooperate with Parent in connection therewith); provided, however, that any costs associated with obtaining any such consents, approvals or waivers will be borne solely by Parent. Promptly following any such consent, approval or waiver being obtained, the relevant Non-Transferable Asset shall automatically be assigned and transferred to the applicable Transferred Entity or Parent Group Entity, as the case may be, without any further action by any Person, for no additional consideration, after which such Business Asset or Retained Asset, as the case may be, shall no longer be subject to this Section 5.15(h) as a Non-Transferable Asset.

(i) Notwithstanding anything to the contrary contained in this Agreement or any Restructuring Document, to the extent permitted by applicable Laws, if any applicable approval, consent or waiver to the contribution, dividend, distribution, assignment, transfer, conveyance or delivery of any Non-Transferable Asset that would otherwise be considered a Business Asset cannot be obtained prior to the Closing, (i) the applicable Parent Group Entity shall, at such Parent Group Entity’s sole cost and expense (solely with respect to documenting and effecting such arrangement), hold such Non-Transferable Asset, as of and from the Closing, in trust for the Transferred Entity, (ii) the obligations, covenants and Liabilities (including payment obligations) thereunder shall be for the account of the Transferred Entity and Buyer shall cause the applicable Transferred Entity to perform and satisfy, in the name of the applicable Parent Group Entity, and all burdens and Liabilities existing thereunder and (iii) at Parent’s sole cost and expense (solely with respect to documenting and effecting such arrangement), such Parent Group Entity shall, in its name or otherwise, as Buyer may reasonably request, effect the collection of money or other consideration that becomes due and payable under such Non-Transferable Assets, and enforce for the benefit of the Transferred Entity and at the expense of the Transferred Entity, any and all rights against a Third Party arising under such Non-Transferable Asset, and Parent shall (or shall cause the applicable Parent Group Entity to) promptly pay, or cause to be paid, to Buyer or Buyer’s designee all money or other consideration received by such Parent Group Entity with respect to all such Non-Transferable Assets net of any withholding or deduction required under applicable Laws with respect to such payment; provided, that Parent shall cause the applicable Parent Group Entity to use reasonable best efforts to provide advance written notice to the applicable payee prior to making any such withholding or deduction and reasonably cooperate with the applicable payee to reduce or eliminate any such withholding or deduction. Without limiting the generality of the foregoing, with respect to Non-Transferable Assets that are Contracts, Parent shall, or shall cause the applicable Parent Group Entity to, (A) obtain for the Transferred Entity the benefits of such Contract and to otherwise put Buyer in substantially the same position that Buyer would have been in had such Contract been assigned as of the Closing, including by entering into a customary back-to-back arrangement (including pursuant to the Transition Services Agreement) and (B) not renew or waive rights under such Contract without the consent of Buyer.

(j) Notwithstanding anything to the contrary contained in this Agreement or any Restructuring Document, to the extent permitted by applicable Laws, if any applicable approval, consent or waiver to the contribution, dividend, distribution, assignment, transfer, conveyance or delivery of any Non-Transferable Asset that would otherwise be considered an Retained Asset cannot be obtained prior to the Closing, (i) Buyer shall, at Parent’s sole cost and expense (solely with respect to documenting and effecting such arrangement), cause the applicable Transferred Entity to hold such Non-Transferable Asset, as of and from the Closing, in trust for Parent or its designated Subsidiary, (ii) the obligations, covenants and Liabilities (including payment obligations) thereunder shall be for the account of Parent and its designated Subsidiaries and Parent shall cause the applicable designated Subsidiary to perform and satisfy, in the applicable Transferred Entity’s name and all burdens and Liabilities existing thereunder and (iii) Buyer shall take (or cause the applicable Transferred Entity to take), at Parent’s sole cost and expense (solely with respect to documenting and effecting such arrangement), in its name or otherwise, as Parent may reasonably request, effect the collection of money or other consideration that becomes due and payable under such Non-Transferable Assets and to enforce for the benefit of Parent or its designated Subsidiary and at the expense of Parent, any and all rights against a Third Party arising under such Non-Transferable Asset, and Buyer shall (or shall cause the applicable Transferred Entity to) promptly pay, or cause to be paid, to Parent or its designated Subsidiary all money or other consideration received by the applicable Transferred Entity with respect to all such Non-Transferable Assets net of any withholding or deduction required under applicable Laws with respect to such payment; provided, that Buyer shall use reasonable best efforts to provide advance written notice to the applicable payee prior to making any such withholding or deduction and reasonably cooperate with the applicable payee to reduce or eliminate any such withholding or deduction.

Section 5.16 Resignations. Parent shall use its reasonable best efforts to deliver any resignations (effective as of the Closing) of the directors, managers and officers of the Transferred Entity that are requested by Buyer on a form acceptable to the Parties so long as such request is made no less than five (5) Business Days prior to the Closing Date.

Section 5.17 Exclusivity.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing, other than with respect to the Transactions, Parent and its controlled Affiliates (including the Transferred Entity) will not authorize any of their respective Representatives to, directly or indirectly, (i) solicit or encourage the initiation or submission of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction or (iii) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Alternative Transaction. Promptly following the date hereof, Parent and its Affiliates shall request the return or destruction of all Confidential Information provided to Third Parties in connection with an Alternative Transaction and then still in their possession.

(b) In addition to Parent’s obligations pursuant to Section 5.17(a), Parent shall use reasonable best efforts to promptly (and in any event within two (2) Business Days after receipt thereof by Parent or its Affiliates or Representatives) advise Buyer in writing of the receipt by Parent or such Affiliate or Representative of any request for information with respect to any Alternative Transaction or any inquiry with respect to or which would reasonably be expected to lead to an Alternative Transaction, including, as applicable, the material terms and conditions of, and the identity of the Person making, such request or inquiry.

Section 5.18 Non-Solicitation; Non-Competition.

(a) As a necessary measure to ensure that the Parties realize the goodwill and associated benefits of the Sale and Transactions, as applicable, from the Closing Date until the date that is 5 years after the Closing Date, Parent shall not, and shall cause its controlled Affiliates and Representatives not to, directly or indirectly, (i) hire or solicit for employment any Business Employee or other employee of the Transferred Entity (or their successors) or (ii) induce or encourage any such employee to no longer be employed by the Transferred Entity (or their successors); provided, however, that nothing in this Section 5.18(a) shall prohibit Parent or any of its Affiliates from (A) engaging in general solicitations to the public or general advertising not specifically targeted at employees of the Transferred Entity (or its successors), or (B) hiring any employee whose employment has been terminated by the Transferred Entity (or its successor) following the Closing without cause (but only after at least one hundred eighty (180) days have passed since the date of termination of employment).

(b) As a necessary measure to ensure that Buyer realizes the goodwill and associated benefits of the Sale and Transactions, from the Closing Date until the date that is 5 years after the Closing Date, Parent shall not, and shall cause its controlled Affiliates not to, directly or indirectly (i) invest in, acquire, own, manage, control, operate or otherwise engage in an enterprise that competes with the activities of the Business in any jurisdiction in which Buyer or any of its Affiliates conduct the Business or enter into any business arrangement with or otherwise partner with any third party for the primary purpose of engaging in an enterprise that competes with the Business in any jurisdiction in which Buyer or any of its Affiliates conduct the Business or (ii) solicit or hire, or attempt to solicit or hire, any vendor or supplier to, or customer of, the Transferred Entity (or their successors or assigns) or the Business, or any Person who was a supplier or vendor to, or customer of, the Transferred Entity (or its successors or assigns) or the Business within the one-year period prior to the Closing Date, or any Person that the Transferred Entity was, as of the Closing Date, actively soliciting for the provision of services, in each case, to terminate or alter in a manner adverse to the Transferred Entity (or its successors or assigns) or the Business such vendor or supplier’s or customer’s relationship with the Transferred Entity (or their successors or assigns) or the Business; provided that this Section 5.18(b) shall not prohibit Parent or any of its Affiliates from (i) owning or acquiring, directly or indirectly, as a passive, non-controlling investor (without any membership on the board of directors or similar governing body of such Person or role in the management thereof) 5% or less of the outstanding securities of any Person whose stock is publicly traded on a nationally recognized exchange, (ii) soliciting or hiring a vendor or supplier to, or customer of, the Business if such solicitation or hire is unrelated to the Business and will not induce or attempt to induce such vendor, supplier or customer to reduce or terminate its relationship with the Business or (iii) making any additional investments or otherwise acquiring additional interests in Freespace Robotics, Inc. to the extent that the investment in Freespace Robotics, Inc. remains a passive minority investment.

(c) The covenants set forth in this Section 5.18 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant or provision of this Agreement. If any provision of this Section 5.18 or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto to the maximum extent permissible. The Parties further agree to replace such void or unenforceable provision of this Section 5.18 with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.19 Transfer of Books and Records. Except with respect to the data transfer that is governed by the Transition Services Agreement, the Parties shall cooperate in good faith to arrange for the delivery to Buyer or the Transferred Entity of the Business Assets and Business Data (including the source code of the Business Software and related documentation and other embodiments of the Business IP that are necessary to operate the Business, to the extent not already in the possession of the Transferred Entity) at or promptly following the Closing. Parent shall bear the cost of delivery of all Business Assets and Business Data to Buyer or the Transferred Entity, except to the extent otherwise set forth in this Agreement or the Transition Services Agreement.

Section 5.20 Transition Services Agreement. The services to be provided to the Transferred Entity under the Transition Services Agreement and identified prior to the date hereof shall be included in the Transition Services Agreement, unless Buyer determines to exclude any such service in accordance with the terms of the Transition Services Agreement. From the date hereof until the Closing, the Parent Group Entities and Buyer shall, and shall cause their respective Representatives to, identify any additional services that (i) Parent or its Affiliates provided or made available to the Business at any point during the twelve (12)-month period prior to the date hereof, (ii) is not included in Exhibit A to the Transition Services Agreement as of the date hereof, (iii) the anticipated End Date for such service does not extend beyond the date that would be the last End Date indicated on Exhibit A of the Transition Services Agreement plus any Discretionary Extension Period and (iv) are not otherwise provided or made available under this Agreement or any other Transaction Document (the “Omitted Services”) and the such additional Omitted Services shall be added to Exhibit A of the Transition Services Agreement and, unless the Parties agree otherwise, shall be subject to the same terms applicable to the Additional Services (as defined in the Transition Services Agreement). Within five (5) Business Days of the date hereof, each of Buyer and the Parent shall constitute the Transition Committee (as defined in the Transition Services Agreement). Between the date hereof and the Closing, the Transition Committee shall meet monthly, unless the Relationship Managers (as defined in the Transaction Services Agreement) otherwise agree in writing that such meetings should occur more frequently. Any Relationship Manager shall have the right to call a meeting of the Transition Committee if they reasonably consider that there is an urgent matter that needs the prompt attention of the Transition

Committee and each other Relationship Manager make commercially reasonable efforts to attend such a meeting. The Transition Committee shall solicit input from employees of the Business and employees of the Retained Business responsible for each category of services to be provided under the Transition Services Agreement, in each case, to determine the scope and price of services to be provided under the Transition Services Agreement to assist in transition planning. Between the date hereof and the Closing, Buyer, and the Transition Committee shall use reasonable best efforts to finalize the Transition Services Agreement to procure (i) that the Business is capable of operating following the Closing in substantially the same manner that it did in the 12 month period preceding the Closing and (ii) that the Business is capable of operating on a standalone basis without the requirement of the services provided under the Transition Services Agreement as promptly as reasonably practicable following the Closing Date. In order for Parent and Buyer to finalize and agree upon the terms of the Omitted Services, Parent and its Affiliates shall cooperate in good faith with Buyer’s diligence regarding the potential services to be provided pursuant to the Transition Services Agreement and shall promptly provide Buyer with information that Buyer reasonably requests in writing in connection with such diligence, subject to Section 5.1.

Section 5.21 Financing Cooperation.

(a) Prior to the Closing, Parent shall use reasonable best efforts to provide, and shall use its reasonable best efforts to cause the Transferred Entity and its and the Transferred Entity’s Representatives to provide, in each case, at Buyer’s sole cost and expense, with such cooperation and assistance as is customary or reasonably requested by Buyer in connection with any proposed Debt Financing, which reasonable best efforts shall include (without limiting the generality of the foregoing):

(i) facilitating the pledging of collateral and provision of guarantees supporting the Debt Financing that are required for closing under any Definitive Agreements related to the Debt Financing, including assisting with the preparation of a perfection certificate and other customary documents relating to the Debt Financing; provided, that no pledge or guarantee shall be effective until the Closing;

(ii) providing such corporate resolutions, certificates and other documents and customary corporate authorizations as may be reasonably requested by the Buyer in connection with the Debt Financing; provided, that no such certificates, resolutions and other documents shall be effective until the Closing;

(iii) the delivery, at least four (4) Business Days prior to the Closing Date (to the extent requested from Parent at least eight (8) Business Days prior to the Closing Date), of all documentation and other information about Parent and the Transferred Entity as is reasonably requested in writing by Buyer (including on behalf of the Debt Financing Sources) and required to be delivered pursuant to applicable “beneficial ownership,” “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

provided, that, notwithstanding anything in this Agreement to the contrary, none of Parent, the Transferred Entity or their respective Representatives shall (a) have any liability or obligation under any Definitive Agreements until the Closing has occurred; (b) be required to take any action that will unreasonably and materially disrupt the ordinary conduct of the business or operations of Parent or the Transferred Entity; (c) be required to pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to the Debt Financing that is not contingent on the Closing or that would be effective prior to the Closing; (d) be required to take any action pursuant to this Section 5.21 to the extent any such action would reasonably be expected to result in personal liability to any director, manager, officer or employee of Parent or the Transferred Entity; (e) be required to prepare or be required to deliver any financial statements other than as Parent would deliver in respect of the Business in the ordinary course of business or consistent with past practice; (f) be required to take any action that will conflict with or violate any legal requirements or result in the contravention of, or would reasonably be expected to result in a violation or breach of, or default under, any Law (in each case prior to the Closing); or (g) be required to cause the delivery of any legal opinions or any authorization letters by Parent or the Transferred Entity.

(b) Buyer shall indemnify and hold harmless Parent, the Transferred Entity and each of their respective Representatives from and against any and all liabilities or Losses suffered or incurred by them in connection with the Debt Financing and any cooperation provided pursuant to this Section 5.21 and any information utilized in connection therewith (other than to the extent such losses or liabilities arose out of the bad faith, gross negligence or willful misconduct or the information so provided by Parent or any of its Representatives). Additionally, Buyer shall, promptly upon written request by Parent, reimburse it for all reasonable and documented out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) to the extent such costs, fees and expenses are incurred by Parent or any of its Affiliates, in connection with any such party complying with the obligations under this Section 5.21.

(c) Parent hereby consents to the use of its and the Transferred Entity’s trademarks and logos in connection with the Debt Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Parent or the Transferred Entity or the reputation or goodwill of the Parent or the Transferred Entity.

(d) Parent will be deemed to be in compliance with this Section 5.21, and Buyer shall not allege that Parent is or has not been in compliance with this Section 5.21, unless and until Buyer provides written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner (or to the extent such breach may not be so cured), which substantial steps to cure such failure to comply have not been taken within five (5) Business Days after receipt of such written notice.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

Section 6.1 Terms and Conditions of Employment.

(a) If the rights, duties, liabilities and obligations of the Transferred Entity in respect to any employment relationship of a Business Employee do not automatically transfer to the Buyer, including as in the case of Business Employees who are not employed by the Transferred Entity immediately prior to Closing but rather are employed pursuant to a Contract for employer of record services or other similar Contract or arrangement (each, an “Offer Employee”), then subject to compliance with applicable employment laws, at least ten (10) days prior to the Closing, Buyer shall (or shall cause an Affiliate or employer of record or other similar arrangement to) make written offers of employment to each such Business Employee on terms and conditions consistent with this Article VI with an effective start date of the Closing. Each Offer Employee who accepts Buyer’s offer of employment pursuant to the preceding sentence and each Business Employee who remains employed by a Transferred Entity as of the Closing shall be referred to herein as a “Transferred Employee.” With respect to each Transferred Employee, Buyer shall cause the Transferred Entity to, and the Transferred Entity shall, provide or cause to be provided, (i) for the one-year period commencing on the Closing Date, salary or hourly wage rate and annual cash incentive compensation target opportunities, in the aggregate, that are not less than the salary or hourly wage rate and annual cash incentive compensation target opportunities provided to such Transferred Employee immediately prior to the Closing and (ii) subject to the terms of the Transition Services Agreement, (A) until December 31, 2026, retirement benefits that are the same or substantially comparable to those provided to similarly situated employees of Buyer, as determined in the sole discretion of Buyer, and (B) (1) until the expiration of the provision of such benefits pursuant to the Transition Services Agreement (the “Benefit Expiration Date”), health and welfare benefits, excluding retiree life benefits and tuition benefits, that are the same or substantially comparable in the aggregate to those in effect with respect to such Transferred Employee immediately prior to the Closing and (2) from the Benefit Expiration Date until December 31, 2026, health and welfare benefits that are the same or substantially comparable, in the aggregate, to those provided to similarly situated employees of Buyer. For the avoidance of doubt, Buyer will have no obligation to provide specific long-term incentive or other equity or equity-based awards, including an employee stock purchase plan.

(b) For the one-year period commencing on the Closing Date, Buyer shall, or shall cause the Transferred Entity or their respective Affiliates to, provide each Transferred Employee who suffers a termination of employment under circumstances that would give the Transferred Employee a right to severance payments and benefits under Buyer’s severance policy then in effect with severance payments and benefits on terms and in amounts substantially comparable to the severance pay and benefits that Buyer provides to its similarly situated employees.

Section 6.2 Service Credit. As of and after the Closing, Buyer shall cause the Transferred Entity to, and the Transferred Entity shall, or shall cause the applicable Transferred Entity to, give each Transferred Employee full credit for purposes of eligibility, vesting and determining the level of benefits under any benefit or compensation plan, program, policy, agreement or arrangement maintained or made available for the benefit of Transferred Employees as of and after the Closing by the Transferred Entity, Buyer or any of their respective Affiliates, for such Transferred Employee’s service prior to the Closing with Parent and its applicable Affiliates (including the Transferred Entity) and their respective predecessors, to the same extent such service is recognized by Parent and its applicable Affiliates (including the Transferred Entity) immediately prior to the Closing; provided, that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service and that no service crediting will be provided for benefit accruals under defined benefit pensions.

Section 6.3 Health Coverages. Buyer shall use commercially reasonable efforts to cause the Transferred Entity to, and the Transferred Entity shall use commercially reasonable efforts to, cause each Transferred Employee (and his or her eligible dependents) to be covered by a group health plan or plans that (a) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Employee or dependent (other than any limitation already in effect under the corresponding group health Parent Group Benefit Plan or Transferred Entity Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Parent Group Benefit Plan or Transferred Entity Benefit Plan, and (b) to the extent that such plans are group health plans in which such Transferred Employee becomes eligible to participate for the first time during the plan year in which such Transferred Employee ceases to participate in Parent Group Benefit Plans that are group health plans, provide such Transferred Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Employee (or covered dependent thereof) under the applicable group health Parent Group Benefit Plan or Transferred Entity Benefit Plan during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such group health plans.

Section 6.4 Defined Contribution Plans. As of the Closing Date, Transferred Employees will cease to be eligible to participate in the Matthews International Corporation 401(k) Plan (the “Parent 401(k) Plan”); provided that all accounts held by such Transferred Employees in the Parent 401(k) Plan shall be fully vested as of the Closing Date. As soon as administratively feasible following the Closing Date, Buyer shall, or shall cause its Affiliates to, (a) cause Transferred Employees to become members of a class of employees eligible to participate in a defined contribution plan that is qualified plan under Section 401(a) of the Code maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”), and (b) to take steps necessary to cause the Buyer 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from the Matthews International Corporation 401(k) Plan, including a rollover of any plan loans held by Transferred Employees.

Section 6.5 Accrued Vacation, Sick Leave and Personal Time. Buyer shall cause the Transferred Entity to, and the Transferred Entity shall, recognize and assume all Liabilities with respect to accrued but unused vacation time for all Transferred Employees (including, without limitation, any Liabilities to Transferred Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by this Article VI solely to the extent such Liabilities are accounted for in Working Capital; provided, however, that Parent shall be solely liable and responsible to make any required payments to any Transferred Employees in respect of earned but unused vacation time that become due under applicable law as a result of the transfer of employment contemplated by the Restructuring). Buyer shall cause the Transferred Entity to, and the Transferred Entity shall, promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Parent or its applicable Affiliates for any payments made by them to any Transferred Employees in respect of earned but unused vacation time that become due as a result of the transfer of employment contemplated by this Article VI. As of the Closing Date, Transferred Employees will remain eligible to participate in the applicable Parent Group, Transferred Entity, or Affiliate vacation, sick leave, and personal time programs in which they are then eligible to participate until the earlier of (i) the expiration of the Transition Services Agreement or (ii) the date upon which the HRIS/payroll transition services provided by Parent to Buyer pursuant to the Transition

Services Agreement are terminated (such earlier date, the “PTO Transition Date”). As of the PTO Transition Date, Buyer shall cause the Transferred Entity to, and the Transferred Entity shall, allow Transferred Employees to use any remaining accrued but unused vacation, sick leave and personal time recognized or established in accordance with the first sentence of this Section 6.5 in accordance with the terms of the Buyer programs then in effect (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of the Transferred Entity or their Affiliates on or following the Closing).

Section 6.6 Cash Incentive Compensation. At or prior to the Closing, Parent shall cause the Transferred Entity to pay to each Transferred Employee any accrued but unpaid cash incentive compensation (including sales commissions) payable under any Transferred Entity Benefit Plan or Parent Group Benefit Plan in effect as of Closing (“Cash Incentive Compensation”) for any fiscal year completed prior to the Closing. If Closing occurs prior to the date on which Parent or its Affiliates (including the Transferred Entity) has paid Cash Incentive Compensation for the Parent fiscal year in which Closing occurs, then the Transferred Entity shall pay, as soon as administratively feasible following the Closing, a pro-rated amount of Cash Incentive Compensation based on actual performance for the portion of the Parent fiscal year elapsed through the Closing Date to each Transferred Employee who is otherwise eligible to receive Cash Incentive Compensation for such period in connection with their services to the Business solely to the extent such Liabilities are accounted for in Working Capital. Effective as of Closing, the Transferred Employees shall participate in Buyer cash incentive compensation plans in accordance with Section 6.1(a) and shall be eligible to receive a pro-rated cash incentive compensation payment for the Buyer fiscal year in which Closing occurs, at the same time that such cash incentive compensation is typically paid by Buyer; provided, however, that the Transferred Employees participating in sales commissions plans that are Transferred Entity Benefit Plans shall continue to participate in such plans, subject to this Article VI. Notwithstanding the foregoing, nothing will limit Buyer’s ability to modify, amend, or terminate such sales commissions plans in which the Transferred Employees participate, subject to Buyer’s compliance with Section 6.1(a) of this Agreement.

Section 6.7 Equity Incentive Compensation. Effective as of the Closing, Parent shall take such actions as are necessary to fully vest all unvested Parent time-vested equity awards and performance-vested equity awards (at 100% of target) held by Transferred Employees.

Section 6.8 Retiree Benefits. As of the Closing, Parent shall take such actions as necessary to allow Transferred Employees who, absent the consummation of the Transactions, may otherwise be eligible to receive retiree life insurance benefits of Parent, to continue to be eligible to receive such benefits if, as of the Closing Date, any such Transferred Employee has a combination of age and years of service with Parent and its Subsidiaries (including the Transferred Entity) equal to seventy-five (75) or more; provided, however, that any such actions and such continued eligibility shall be subject to the terms and conditions of the applicable Parent Group Benefit Plan.

Section 6.9 Parent Group Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Article VI, the Transferred Entity shall not be deemed to have assumed any obligations under, or Liabilities with respect to, or received any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts, or related obligations pertaining to, any Parent Group Benefit Plan. For the avoidance of doubt, as of the Closing, Buyer and its Affiliates shall assume, or shall cause the Transferred Entity to assume or retain, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, the Transferred Entity Benefit Plans.

Section 6.10 No Third Party Beneficiaries. Without limiting the generality of Section 11.7, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Parent Group Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by any Parent Group Entity, the Transferred Entity or Buyer, (b) prevent any Parent Group Entity, the Transferred Entity or Buyer from terminating the Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, subject to Section 6.1(a) above, (c) prevent the Transferred Entity or Buyer, on or after the Closing Date, from terminating the employment of any Business Employee or (d) except as provided in Section 5.10(d), confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of any Parent Group Entity, the Transferred Entity, Buyer or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VII

TAX MATTERS

Section 7.1 Preparation and Filing of Tax Returns; Payment of Taxes; Tax Claims.

(a) Buyer shall cause to be prepared and timely filed all Tax Returns required by Law to be filed after the Closing Date by the Transferred Entity, except, for the avoidance of doubt, Parent shall cause to be prepared and timely filed all Combined Tax Returns for the Pre-Closing Period. If any such Tax Return prepared by Buyer includes a Pre-Closing Period or could affect the determination of the Final Purchase Price (a “Buyer-Prepared Tax Return”), Buyer shall cause such Tax Return to be prepared on a basis consistent with the past practices of the Parent Group, unless otherwise required by Law. No later than thirty (30) days prior to the due date of each Buyer-Prepared Tax Return that is an Income Tax Return (or ten (10) days prior to the due date in the case of non-Income Tax Returns), Buyer shall deliver to Parent a copy of such Buyer-Prepared Tax Return for Parent’s review and comment. Buyer shall consider any comments from Parent in good faith, and the Parties shall negotiate in good faith to resolve any disputes with respect to such Buyer-Prepared Tax Return, provided that if the Parties cannot resolve such dispute within ten (10) days (or five (5) days for non-Income Tax Returns), the matter shall be submitted to the Independent Accounting Firm and the procedures of Section 2.4(c) shall apply mutatis mutandis. Nothing herein shall prohibit Buyer from timely filing any Buyer-Prepared Tax Return, provided that if such filing is required to be made prior to the Independent Accounting Firm’s resolution of any dispute with respect to such Tax Return, Buyer shall be permitted to file such Tax Return in the manner Buyer has determined and will modify or amend such Tax Return to reflect the determination of the Independent Accounting Firm, as applicable.

(b) For purposes of apportioning Taxes with respect to a Straddle Period for purposes of this Agreement, (i) in the case of Taxes that are imposed on a periodic basis (such as property Taxes), the amount of such Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and that are relevant to such Tax liability and the denominator of which is the number of calendar days in the entire Straddle Period, or (ii) in the case of Taxes not described in clause (i), the amount of such Taxes allocable to the Pre-Closing Period shall be computed as if such Tax period ended as of the end of the day on the final day of the Pre-Closing Period, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Period and the Post-Closing Period in proportion to the number of days in each period.

(c) If any Governmental Entity issues to Buyer or the Transferred Entity (i) a notice of its intent to audit, examine or conduct a Tax Proceeding with respect to any Tax Returns of the Transferred Entity for any Pre-Closing Period or Straddle Period, or (ii) a notice of deficiency, a notice of its intent to assess a deficiency or a notice of proposed adjustment concerning any Tax Returns of the Transferred Entity for any Pre-Closing Period or Straddle Period (the items set forth in clauses (i) and (ii), each a “Tax Claim”), Buyer shall promptly notify Parent of the receipt of such communication. Parent shall have the exclusive authority to control, defend, settle and resolve any Tax Claim with respect to a Pre-Closing Period (other than a Straddle Period) to the extent such Tax Claim relates to a Retained Liability, and Buyer shall have the right to participate in such Tax Claim at its sole expense and shall be kept reasonably informed by Parent of the status of such Tax Claim. Buyer shall have the exclusive authority to control, defend, settle and resolve any Tax Claim with respect to a Straddle Period and Parent shall have the right to participate in such a Tax Claim that relates to a Retained Liability at its sole expense and shall be kept reasonably informed by Buyer of the status of such Tax Claim. Notwithstanding anything to the contrary herein, Parent and Buyer, as the case may be, shall not be entitled to settle, either administratively or after the commencement of litigation, any such Tax Claims relating to any Pre-Closing Period or Straddle Period involving a Retained Liability without the prior written consent of Buyer or Parent, as applicable, which consent will not be unreasonably withheld, conditioned or delayed.

Section 7.2 Cooperation and Exchange of Information.

(a) Not more than sixty (60) days after the receipt of a request from Parent, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide to Parent a package of Tax information materials, including schedules and work papers, requested by Parent to enable Parent or any of its Affiliates to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entity, including Income Tax Returns of Parent or any of its Affiliates that include items of income, gain, loss or deduction of a Transferred Entity. Buyer shall prepare such package completely and accurately, in good faith and in a manner consistent with Parent’s past practice and tax positions, including with respect to determining taxable income of the Transferred Entity in relevant jurisdictions in which it is treated as a disregarded entity for the taxable periods ending on, prior to, or that include the Closing Date.

(b) Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request (at the requesting Party’s expense) in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party possesses, including with respect to the information provided by Buyer pursuant to Section 7.2(a) hereof. Each Party shall make its employees reasonably available on a mutually convenient basis to provide an explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, no Parent Group Entity shall be required to provide any Person with any Income Tax Return or copy of any Income Tax Return of (i) any Parent Group Entity or (ii) a consolidated, combined, affiliated or unitary group that includes any Parent Group Entity (including any Combined Tax Return), other than certain pro forma or redacted information related solely to the Transferred Entity.

(c) Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Transferred Entity for Tax periods (or portions thereof) ending on or prior to the Closing Date until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, including Tax periods of Parent that require inclusions of income, gain, loss and deduction of the Transferred Entity by Parent.

Section 7.3 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Parent and Buyer shall each pay, when due, and be responsible for, one half of any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on the Sale (“Transfer Taxes”). Parent shall bear all Transfer Taxes associated with the Restructuring. The party that is required under applicable Law to file any Tax Returns relating to Transfer Taxes shall prepare and file the Tax Returns with respect to any such Transfer Taxes. Buyer and Parent shall, and shall cause their respective Affiliates to, reasonably cooperate with each other to minimize Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, including executing documents, agreements, applications, instruments, and other forms necessary to reduce or eliminate Transfer Taxes.

Section 7.4 Post-Closing Actions. After the Closing, Buyer shall not, and shall not permit any of its Affiliates (including the Transferred Entity) to: (i) amend or otherwise modify any Tax Return of the Transferred Entity with respect to any Pre-Closing Period, or (ii) make or change any Tax election or Tax accounting method with respect to a Transferred Entity with respect to or that has retroactive effect to a Pre-Closing Period, in each case, to the extent such action would be reasonably expected to increase the Tax liability of Parent or any of its Affiliates or result in an indemnification obligation pursuant to Section 9.1. Buyer shall not, and shall not permit any of its Affiliates (including the Transferred Entity from and after the Closing) to take any voluntary action after the time of Closing on the Closing Date that is outside the ordinary course of business and not contemplated by this Agreement to the extent that any such action would reasonably be expected to increase the amount of Taxes for which the Parent or its Affiliates are liable or result in an indemnification obligation pursuant to Section 9.1.

Section 7.5 Allocation. The Final Purchase Price and other amounts properly treated as purchase consideration for U.S. federal income tax purposes shall be allocated among the assets of the Transferred Entity as described in this Section 7.5 (the “Allocation”). Within ninety (90) days following the determination of the Final Purchase Price, the Buyer shall deliver to the Parent a draft of the Allocation, which shall be prepared in a manner consistent with Section 7.5 of the Parent Disclosure Schedule (the “Proposed Allocation Statement”). The parties intend, for U.S. federal income tax purposes, to treat Parent as not paying, and as not being deemed to pay pursuant to Pierce v. Commissioner (8th Cir. 1964) or analogous authority, any consideration to Buyer in connection with Buyer’s assumption of any deferred revenue liabilities, including those reflected on the balance sheet of the Transferred Entity, and agree that the Allocation should reflect the foregoing. If within thirty (30) days after the delivery of Proposed Allocation Statement, the Parent notifies the Buyer in writing that the Parent objects to the allocation set forth in the Proposed Allocation Statement, the Parent and the Buyer shall use commercially reasonable efforts to resolve any such dispute within the following fifteen (15) days; provided, however, that any such objection shall be limited to whether the Proposed Allocation Statement was prepared in a manner consistent with Section 7.5 of the Parent Disclosure Schedule and any items not so disputed shall be final and binding on the Parties for applicable Income Tax purposes and shall be used to file all Tax Returns (including IRS Form 8594). In the event that the Parent and the Buyer do not resolve such dispute within such 15-day period, then the Parent and the Buyer may file its own Tax Returns consistent with its own determination of the proper allocation. Nothing in this Section 7.5 shall impede any party in its ability and discretion to negotiate, compromise, or settle any Tax Proceeding relating to the Allocation.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Required Approvals. (i) Any waiting period (or any extension thereof) applicable to the consummation of Sale under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted and (ii) the consents, authorizations and approvals required to be obtained (or the expiration of waiting periods related thereto) in connection with the consummation of the Closing from any Governmental Entity set forth on Schedule 8.1(a) (each, a “Required Approval”) shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

(b) No Injunctions. No Governmental Entity of competent authority shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Closing (collectively, the “Legal Restraints”).

Section 8.2 Conditions to Buyer’s Obligation to Close. Buyer’s obligation to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing the following conditions:

(a) Representations and Warranties. Disregarding all “material” and “MAE” qualifications (except with respect to Section 3.6(b) and any instance where “material” is included as a defined term or relates to a specific defined threshold) contained in such representations and warranties: (i) the representations and warranties of Parent set forth in Section 3.6(b) shall be true and correct in all respects, (ii) the representations and warranties contained in Section 3.2 (Capitalization of the Transferred Entity) shall be true and correct in all respects (other than de minimis inaccuracies) on the date hereof and on the Closing Date as though made on the Closing Date; (iii) all other Fundamental Representations shall be true and correct in all material respects as of the date hereof and the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); (iv) each of the other representations and warranties made by Parent in Article III shall be true and correct as of the date hereof and the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall be true and correct only on and as of such date), except in the case of this clause (iv) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have an MAE.

(b) Covenants and Agreements. The covenants and agreements of Parent to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) MAE. Since the Effective Date, there shall not have occurred an MAE.

(d) Restructuring. The Restructuring shall have been consummated in all material respects in accordance with and subject to the terms of this Agreement and the Restructuring Plan.

(e) Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(d) have been satisfied.

Section 8.3 Conditions to Parent’s Obligation to Close. The obligations of Parent to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. Disregarding all “material” and “Buyer MAE” qualifications (except with respect to any instance where “material” is included as a defined term or relates to a specific defined threshold) contained in such representations and warranties, the representations and warranties of Buyer contained in Article IV shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (i) representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Buyer MAE.

(b) Covenants and Agreements. The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Buyer by an executive officer of Buyer, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Parent. From and after the Closing, Parent shall indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing, the Transferred Entity) and their respective Representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of the Buyer Indemnitees for, any and all Losses incurred or sustained by, or imposed on, the Buyer Indemnitees, based upon, arising out of or related to or resulting from:

(a) any breach or failure by Parent to perform any of its covenants or agreements contained in this Agreement;

(b) any Retained Asset; and

(c) any Retained Liability.

Section 9.2 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Parent and its Affiliates and their respective Representatives, successors and permitted assigns (collectively, the “Parent Indemnitees”) from and against, and shall pay and reimburse each of the Parent Indemnitees for, any and all Losses incurred or sustained by, or imposed on, the Parent Indemnitees, based upon, arising out of or related to or resulting from:

(a) any Business Asset or any Business Liability, except to the extent that any Losses of the Seller Indemnitees in respect of an Business Asset or Business Liability relates to or arises out of or as a result of, Fraud (solely with respect to the making of any representation or warranty set forth in Article III or in any certificate delivered by Parent under this Agreement);

(b) as set forth in Section 5.9(a); and

(c) any breach or failure by Buyer or the Transferred Entity to perform any of its covenants or agreements contained in this Agreement.

Section 9.3 Limitations.

(a) The amount of any Losses that are subject to indemnification, payment or reimbursement under this Article IX shall be reduced by (i) the amount of any insurance proceeds actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses, net of the costs of collection, increase in premiums and (ii) Taxes attributable to receipt of such insurance proceeds (“Third-Party Payments”). If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified, paid or reimbursed Losses.

(b) Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this Article IX to the extent such Losses were specifically taken into account in the determination of the amounts reflected in adjustments to the Final Purchase Price.

(c) No Indemnified Party will be entitled to recover damages in respect of any claim under this Agreement or otherwise obtain indemnification, payment or reimbursement more than once in respect of the same Losses suffered. In the event that any circumstance gives rise to more than one right of claim or constitutes a breach of more than one covenant or agreement hereunder, the relevant party shall be entitled to be indemnified, paid or reimbursed only once in respect of any such Losses incurred.

(d) Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties hereunder shall not be limited by the fact that any Indemnified Party (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by the other Party, its Representatives or any other Person) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the Closing, or (ii) waived (A) any breach of representation or compliance with any covenant or (B) any condition to the Closing set forth in Article VIII.

(e) Except for any post-Closing adjustment and dispute resolution provisions set forth in Section 2.4, the Parties acknowledge and agree that, from and after Closing, indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive monetary remedy of the Indemnified Parties, including Buyer, and Parent, in connection with this Agreement and the Transactions (except pursuant to the RWI Policy and claims pursuant to any Ancillary Agreement).

(f) Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII shall limit any Party’s right to bring claims following the Closing for specific performance or any claims based on Fraud (subject in all cases to the limitations in Section 3.23 and Section 4.11).

(g) All indemnification, payments or reimbursements made under this Agreement will be deemed adjustments to the Final Cash Consideration for Tax purposes, unless otherwise required by applicable Law.

(h) Each Indemnified Party shall use commercially reasonable efforts to pursue recovery under such Party’s insurance policies (including the RWI Policy) to the extent the applicable Losses are covered by such insurance policies, other than in the event of claims for Fraud. Each Indemnified Party shall use commercially reasonable steps to mitigate its Losses in a manner consistent with the common law doctrine of mitigation of damages after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 9.4 Indemnification Procedures.

(a) All claims for indemnification, payment or reimbursement pursuant to this Article IX shall be made in accordance with the procedures set forth in this Section 9.4. A Buyer Indemnitee or a Parent Indemnitee (an “Indemnified Party”) entitled to assert a claim for indemnification, payment or reimbursement pursuant to this Article IX (a “Claim”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in such detail as is reasonably available in good faith (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim to the extent known or a statement that the amount of Losses is not reasonably ascertainable and (iii) reasonable supporting documentation of such Claim to the extent available. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Action made or brought by any Person (other than a Buyer Indemnitee or a Parent Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), promptly after the Indemnified Party becomes aware of such potential Action, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification, payment or reimbursement obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure. For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a Claim by a Parent Indemnitee) or Parent (in the case of a Claim by a Buyer Indemnitee).

(b) With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that (i) that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim if (A) the Third-Party Claim relates to or arises in connection with any criminal or regulatory claim involving the Indemnified Party as a defendant, (B) the matter that is the subject of such Third-Party Claim seeks the imposition of an injunction or seeks specific performance or other equitable relief against any Indemnified Party, (C) if the Indemnifying Party is Parent, the Third-Party Claim has been brought by or on behalf of any material customer or supplier of the Business or a Governmental Entity, or (D) based on the reasonable opinion of legal counsel to the Indemnified Party, an actual or likely conflict of interest on a material issue makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, and (ii) if the Indemnified Party elects to assume control of the defense of such Third-Party Claim pursuant to the foregoing clause (i), the Indemnifying Party shall be liable for the reasonable out-of-pocket fees and expenses of 1 counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Subject to the foregoing, the Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. In connection with any Tax matter, to the extent of a conflict between this Section 9.4(b) and Section 7.1(c), the provisions of Section 7.1(c)) shall control.

(c) If the Indemnifying Party elects not to control the defense of such Third-Party Claim or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing in each jurisdiction in which the Indemnified Party reasonably determines counsel is required, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party.

(d) Each of Buyer and Parent shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder; provided that neither Party shall be required to furnish any such information which would (in the reasonable judgment of such party upon advice of counsel) be reasonably likely to waive any attorney-client or other applicable privilege or protection, held by such party or any of its Affiliates or violate any applicable Law or Order (provided, further, however, that such Party shall use commercially reasonable efforts to obtain any required consents and take such other reasonable action to permit such access). The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Third-Party Claim and the defense thereof.

(e) Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement on behalf of the Indemnified Party of any Third-Party Claim that the Indemnifying Party controls without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim for which the Indemnifying Party is providing indemnification hereunder without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, condition or delayed).

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Parent or by Buyer, if:

(i) the Closing shall not have occurred on or before 5:00 p.m New York City time on January 31, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has caused the failure of the transactions contemplated by this Agreement to be consummated by such time (including, with respect to Buyer, the obligation of Buyer to consummate the Closing as and when required hereunder and to pay the Estimated Purchase Price required to be paid by Buyer at Closing in accordance with Section 2.2), provided, further, that the Outside Date shall be extended to one hundred twenty (120) days after the date hereof if (A) the conditions set forth in Section 8.1(a) have not been satisfied or waived and (B) all other closing conditions set forth in Article VIII have been satisfied (other those conditions that by their terms are to be satisfied at the Closing if such conditions are capable of being satisfied at the Closing).

(ii) Parent (in the case of a termination by Buyer) shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), and (B) (1) is incapable of being cured or (2) has not been cured prior to the earlier of (x) the date that is thirty (30) days after the date that Parent is notified in writing by Buyer of such breach or failure to perform and (y) the Outside Date; provided, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to Buyer if Buyer has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach has given rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);

(iii) Buyer (in the case of a termination by Parent) shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), and (B) (1) is incapable of being cured or (2) has not been cured prior to the earlier of (x) the date that is thirty (30) days from the date that Buyer is notified in writing by Parent of such breach or failure to perform and (y) the Outside Date; provided, (x) that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to Parent if Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement and (y) such breach has given rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b); or

(iv) any Legal Restraint permanently preventing or prohibiting consummation of the Closing shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of this Agreement was the primary cause of, or has primarily resulted in, such Legal Restraint.

(c) by Parent, if (i) all of the conditions in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) have been satisfied or waived, (ii) Parent has notified Buyer in writing at least three (3) Business Days prior to such termination that Parent is ready, willing and able to consummate the Closing (subject to the satisfaction or waiver of all of the conditions set forth in Section 8.3), and (iii) Buyer has failed to consummate the Closing by the earlier of (A) three (3) Business Days after the date by which the Closing is supposed to have occurred pursuant to Section 2.2(a) and (B) the Outside Date; provided, that notwithstanding anything in this Section 10.1(c) to the contrary, Parent shall not be permitted to terminate this Agreement during any such three (3)-Business Day period.

(d) by Buyer, if (i) all of the conditions in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) have been satisfied or waived, (ii) Buyer has notified Parent in writing at least three (3) Business Days prior to such termination that Buyer is ready, willing and able to consummate the Closing (subject to the satisfaction or waiver of all of the conditions set forth in Section 8.2), and (iii) Parent has failed to consummate the Closing by the earlier of (A) three (3) Business Days after the date by which the Closing is supposed to have occurred pursuant to Section 2.2(a) and (B) the Outside Date; provided, that notwithstanding anything in this Section 10.1(c) to the contrary, Buyer shall not be permitted to terminate this Agreement during any such 3 Business Day period.

Section 10.2 Notice of Termination. If any Party seeks to terminate this Agreement pursuant to Section 10.1, such Party shall provide written notice of such termination to the other Party.

Section 10.3 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, and there shall be no Liability on the part of any Party, except as set forth in the Confidentiality Agreement, Section 5.2 (Confidentiality), Section 5.6 (Public Announcements), Article XI (General Provisions); provided, that termination of this Agreement shall not relieve any Party from Liability for Fraud (subject in all cases to the limitations in Section 3.23 and Section 4.11) or Willful Breach of this Agreement. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.13 (Specific Performance) prior to termination of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of Section 5.2 (Confidentiality), Section 5.6 (Public Announcements), Article XI (General Provisions), and this Section 10.3 shall survive any termination of this Agreement.

Section 10.4 Extension; Waiver. At any time prior to the Closing, either Parent, on the one hand, or Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other or (b) waive compliance with any of the agreements or conditions of the other contained in this Agreement. Any such extension or waiver shall be valid only if expressly set forth in an instrument in writing signed by the Party granting such extension or waiver.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 No Survival.

(a) Notwithstanding anything to the contrary in this Agreement, any Transaction Document or in any other document, instrument, agreement, certificate or schedule (including the Parent Disclosure Schedule) delivered pursuant hereto or thereto, but except with respect to Fraud, (i) none of the representations and warranties of the Parties contained in this Agreement (including the Parent Disclosure Schedule) or any certificate delivered pursuant to Section 8.2(e) or Section 8.3(c) shall survive (and they shall terminate effective immediately as of) the Closing, (ii) no Claim for breach of any such representation or warranty may be brought after the Closing, and (iii) no Party will have any liability in respect thereof, whether such liability or Loss has accrued prior to or after the Closing. Each covenant or agreement of a Party contained in this Agreement which by its terms requires performance at or prior to the Closing shall survive until the date that is ninety (90) days after the Closing Date, and any claim with respect to pre-Closing covenants pursuant to Section 9.1(a) or Section 9.2(c) made within ninety (90) days following the Closing shall survive until finally resolved. Each covenant or agreement of any Party contained in this Agreement or in any Transaction Document which by its terms requires performance after the Closing, including any right under Article IX (the “Surviving Covenants”), shall survive the Closing until fully performed in accordance with its terms.

(b) Buyer hereby acknowledges and agrees that prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and the Parent Group shall have no liability to Buyer or any other Person in respect of, any breach by Parent of any representations or warranties contained herein or any failure to comply with any of the covenants contained herein, except (i) to terminate this Agreement pursuant to Section 10.1(b)(ii), in which event, the Parent Group shall thereupon have no obligation or liability to Buyer other than in respect of claims for Fraud by such Person or any Willful Breach of this Agreement by such Person or (ii) to seek specific performance or injunctive relief pursuant to Section 11.13 to prevent breaches of the covenants and agreements contained herein.

Section 11.2 Interpretation; Absence of Presumption.

(a) The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Parent Disclosure Schedule or Buyer Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have an MAE or Buyer MAE. No Party shall use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Schedule or Buyer Disclosure Schedule is or is not material.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iv) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (vi) references to “$” shall mean U.S. dollars; (vii) the word “including” and words of similar import when used in any Transaction Document shall mean “including without limitation,” unless otherwise specified; (viii) the word “or” shall not be exclusive; (ix) references to “written” or “in writing” include in electronic form; (x) provisions shall apply, when appropriate, to successive events and transactions; (xi) each Party has participated in the negotiation and drafting of the Transaction Documents and if an ambiguity or question of interpretation should arise, the Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in any Transaction Document; (xii) references to any statute shall be deemed to refer to such statute as amended through the Effective Date and to any rules or regulations promulgated thereunder as amended through the Effective Date (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (xiii) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xiv) a reference to any Person includes such Person’s successors and permitted assigns; (xv) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xvi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xvii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (xviii) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; (xix) any statement that a document has been “delivered,” “provided” or “made available” to Buyer means that such document has been uploaded to the virtual data room not later than 1 Business Day prior to the date hereof; provided, however, that any information that has been redacted in such document shall not be deemed to have been “delivered,” “provided” or “made available” to Buyer for any purpose under this Agreement; and (xx) the phrase “in the ordinary course of business” means “in the ordinary course of business consistent with past practice”.

Section 11.3 Parent Disclosure Schedule; Buyer Disclosure Schedule. Except as otherwise provided in the Parent Disclosure Schedule or the Buyer Disclosure Schedule, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Any disclosure under one Section of the Parent Disclosure Schedule or the Buyer

Disclosure Schedule shall be deemed disclosure under all other Sections of Parent Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, to the extent it is readily apparent on its face that such disclosure is applicable to such other Sections therein. No disclosure made in the Parent Disclosure Schedule or the Buyer Disclosure Schedule shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. The disclosure of any information concerning a matter in the Parent Disclosure Schedule or the Buyer Disclosure Schedule does not imply that any other, undisclosed matter that has a greater significance or value is material. Descriptions of terms or documents summarized in the Parent Disclosure Schedule or the Buyer Disclosure Schedule shall be qualified in their entirety by the documents themselves, to the extent made available to the other Party. No disclosure in the Parent Disclosure Schedule or the Buyer Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication to a Third Party that any such breach or violation exists or has actually occurred.

Section 11.4 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 11.5 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and Action or any dispute arising out of or relating to or in connection with this Agreement, the Sale or the Transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any choice-of-laws or conflict-of-laws provisions thereof that would cause the application of any other Law.

(b) Except as provided by Section 2.4(c), to the fullest extent permitted by applicable Law, each Party (i) agrees that any Action by such Party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement, the Sale or the Transactions shall be brought only in the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, any federal court located in the State of Delaware, or if the federal court does not have subject matter jurisdiction, any court of the State of Delaware), (ii) irrevocably and unconditionally submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) for purposes of all Actions arising out of, relating to, or in connection with, this Agreement, the Sale or the Transactions, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.9 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final, nonappealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE SALE OR THE TRANSACTIONS, WHETHER SUCH ACTIONS ARE BASED IN TORT, CONTRACT OR OTHERWISE. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY ACTION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE SALE OR THE TRANSACTIONS. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.5. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.5 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.6 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 11.7 No Third Party Beneficiaries. Except for the current and former directors and officers of the Transferred Entity indemnified pursuant to Section 5.10(d), who are express beneficiaries of Section 5.10(d), this Agreement is not intended to confer in or on behalf of any Person not a Party (and their successors and permitted assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.8 Expenses. Except as otherwise set forth in this Agreement, whether the Transactions are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided, that Buyer shall bear, in their entirety, the Competition and Foreign Investment Expenses and to the costs of the D&O Tail.

Section 11.9 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when delivered by electronic mail (“e-mail”) transmission (so long as of the sender does not receive an automated bounceback message that such e-mail has not been received), and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):

If to Parent:	If to Buyer:

Matthews International Corporation Two North Shore Center Pittsburgh, PA 15212 Attn: Brian Walters Email: bwalters@matthewsintl.com	Duravant LLC 3500 Lacey Road, Suite 290 Downers Grove, IL 60515 Attn: Carson Brennan; Guy Keller Email: carson.brennan@duravant.com; Guy.Keller@Duravant.com

With a copy to (which shall not constitute notice):

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

Attn: Ron Aulbach; Kevin Stichter

Email: ron.aulbach@klgates.com;

kevin.stichter@klgates.com

With a copy to (which shall not constitute notice): Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attn: Paul Imperatore Email: pimperatore@cgsh.com

Section 11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that no Party may directly or indirectly assign (whether by operation of Law or otherwise) any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party.

Section 11.11 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. Each Party agrees that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if the Parties do not perform any provision of this Agreement in accordance with their respective specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall, to the fullest extent permitted by applicable Law, be entitled to an injunctive and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each Party agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall, to the fullest extent permitted by applicable Law, not be required to provide any bond or other security in connection with such injunction.

Section 11.14 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Buyer and the Transferred Entity each waive and shall not assert, and agrees to cause its Subsidiaries, including the Transferred Entity, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Parent, any of its Affiliates or any shareholder, officer, employee or director of Parent or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving any Transaction Document or any other agreement or transaction contemplated thereby, by any legal counsel currently representing Parent or any Affiliate thereof in connection with any Transaction Document or any other agreement or transaction contemplated thereby, including the Legal Advisor (the “Current Representation”).

(b) Buyer and the Transferred Entity each waive and shall not assert, and agrees to cause its Subsidiaries, including the Transferred Entity, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or its Subsidiaries, and following the Closing, with the Transferred Entity, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Parent and that Parent, and not Buyer, its Subsidiaries or the Transferred Entity, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Buyer, its Subsidiaries or the Transferred Entity shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Parent and not of Buyer, its Subsidiaries or the Transferred Entity, or to internal counsel relating to such engagement, and none of Buyer, its Subsidiaries, the Transferred Entity or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Parent. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or a Transferred Entity, on the one hand, and a Third Party, on the other hand, Buyer and such Transferred Entity may assert to the extent available attorney-client privilege related to the Current Representation on behalf of the Designated Person to prevent disclosure of such privileged materials to such Third Party; provided, however, that such privilege may be waived only with the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 11.15 No Admission. Nothing herein shall be deemed an admission by Buyer, Parent or any of their respective Affiliates, in any Action or proceeding by or on behalf of a Third Party, that Buyer, Parent or any of their respective Affiliates, or that such Third Party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 11.16 Release.

(a) Effective as of the Closing, Buyer, on behalf of itself and each of its Affiliates (including the Transferred Entity), and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Parent, its Affiliates and their Representatives and their respective successors and assigns (such released Persons, the “Buyer Releasees”), in each case from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Buyer Releasees (including the Transferred Entity) occurring or failing to occur, in each case, at or prior to the Closing. Buyer shall not make, and Buyer shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Buyer Releasees with respect to any Liabilities released pursuant to this Section 11.16(a).

(b) Notwithstanding the foregoing, Section 11.16(a) shall not constitute a release from, waiver of, or otherwise affect (i) any rights of Buyer or its Affiliates (including the Transferred Entity) under any Transaction Document or any Liability or Contract expressly contemplated by any Transaction Document or any other agreement to be in effect between the Parties (or their Affiliates) after the Closing, or any enforcement thereof or (ii) claims against Parent for Fraud.

(c) Effective as of the Closing, Parent, on behalf of itself and each of its Affiliates, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Buyer, its Affiliates (including the Transferred Entity) and their Representatives and their respective successors and assigns (such released Persons, the “Parent Releasees”), in each case from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Parent Releasees (including the Transferred Entity) occurring or failing to occur, in each case, at or prior to the Closing. Parent shall not make, and Parent shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Parent Releasees with respect to any Liabilities released pursuant to this Section 11.16(c).

(d) Notwithstanding the foregoing, Section 11.16(c) shall not constitute a release from, waiver of, or otherwise affect (i) any rights of Parent or its Affiliates under any Transaction Document or any Liability or Contract expressly contemplated by any Transaction Document or any other agreement to be in effect between the Parties (or their Affiliates) after the Closing, or any enforcement thereof or (ii) claims against Buyer for Fraud.

Section 11.17 Non-Recourse. Except to the extent a Party (with respect to this Agreement) or a named party (with respect to any other Transaction Document) (such persons, the “Contracting Parties”), no past, present or future director, officer, employee, incorporator, member, partner, Affiliate, stockholder or equityholder (including, for the avoidance of doubt, Carlyle and Warburg), agent, attorney or Representative of (i) Buyer or its Affiliates or (ii) Parent or its Affiliates (in each case, other than the Contracting Parties), shall have any Liability for any obligations of (i) Buyer or (ii) Parent, as applicable, under the Transaction Documents or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.

Section 11.18 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf, Docusign or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each Party as of the Effective Date.

MATTHEWS INTERNATIONAL CORPORATION

By:	/s/ Joseph Bartolacci
Name: Joseph Bartolacci
Title: President and Chief Executive Officer

DURAVANT LLC

By:	/s/ Carson Brennan
Name: Carson Brennan
Title: Authorized Officer

[Signature Page to Equity Purchase Agreement]